Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

SCYNEXIS, INC.

AND

GlaxoSmithKline Intellectual Property (No. 3) Limited

DATED AS OF March 30, 2023

Page

Article 1 DEFINITIONS		1
Article 2 LICENSE GRANTS; RIGHT OF FIRST NEGOTIATION		25
2.1	License Grant to GSK	25
2.2	Sublicensing	26
2.3	Scynexis Retained Rights	27
2.4	GSK Territory Adjustment	28
2.5	Retained Rights; No Implied Licenses; Combination Products	29
2.6	Third Party In-Licenses Payments	29
2.7	Confirmatory Patent or Trademark License; License Registration	30
2.8	Right of First Negotiation	31
Article 3 GOVERNANCE		35
3.1	Alliance Managers	35
3.2	Joint Development Committee	35
3.3	Authority	37
Article 4 DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCTS		38
4.1	Development	38
4.2	Manufacturing.	40
4.3	Technology Transfer	41
4.4	Commercialization	42
4.5	Support in Development, Manufacturing and Commercialization	44
4.6	Diligence Obligations	45
4.7	Subcontracting	45
4.8	Trademarks	46
4.9	Information Rights	46
4.10	Compliance with Laws.	47
Article 5 REGULATORY ACTIVITIES		48
5.1	Regulatory Filings	48
5.2	Regulatory Approvals Transfer	48
5.3	Rights of Reference	49
5.4	Communications with Regulatory Authorities.	50
5.5	Assistance	51
5.6	Pharmacovigilance	52
5.7	Recalls	52
5.8	Data Processing Agreement and Data Protection Reporting	53
Article 6 FINANCIAL PROVISIONS		53
6.1	Upfront Payment	53

-i-

(continued)

Page

6.2	Development Milestones	54
6.3	Regulatory Approval Milestones	55
6.4	Commercial Milestones	56
6.5	Sales Milestones	57
6.6	Royalties	59
6.7	Mode of Payment and Currency; Invoices; Late Payments; Consideration	62
6.8	Records; Audits.	63
6.9	Taxes	64
Article 7 INTELLECTUAL PROPERTY		66
7.1	Inventorship; Ownership; Disclosure.	66
7.2	Prosecution and Maintenance of Patents.	67
7.3	Trademark Prosecution and Maintenance as to the Product Trademarks	71
7.4	Quality Control	71
7.5	Third Party Infringement.	72
7.6	Common Interest Agreement	74
7.7	Maintenance of Freedom to Operate	74
Article 8 CONFIDENTIALITY		74
8.1	Confidentiality Obligations	74
8.2	Use Restrictions	75
8.3	Required Disclosure	76
8.4	Publications	76
8.5	Public Disclosures.	77
8.6	Return or Destruction of Confidential Information	77
8.7	Equitable Relief	78
Article 9 REPRESENTATIONS AND WARRANTIES		78
9.1	Mutual Representations and Warranties	78
9.2	Scynexis’s Additional Representations and Warranties	79
9.3	Disclosure Schedule References	84
9.4	Additional Covenants.	84
9.5	Disclaimer	85
Article 10 INDEMNIFICATION		86
10.1	Indemnification by GSK	86
10.2	Indemnification by Scynexis	86
10.3	Notification of Claims; Conditions to Indemnification Obligations.	87
10.4	Mitigation of Loss	87
10.5	Limitation of Liability	87
10.6	Insurance	88
Article 11 TERM AND TERMINATION		88

-ii-

(continued)

Page

11.1	Term and Expiration	88
11.2	Termination for Convenience by GSK	88
11.3	Termination for Material Breach	88
11.4	Termination for Insolvency	89
11.5	Termination for Safety Reasons	89
11.6	Effects of Expiration or Termination; Survival.	90
11.7	Effect of Termination of the Agreement	90
11.8	Certain Additional Remedies of GSK in Lieu of Termination	96
11.9	Bankruptcy	96
Article 12 EFFECTIVENESS		97
12.1	Effective Date	97
12.2	Filings	97
12.3	Outside Date	99
Article 13 DISPUTE RESOLUTION		99
13.1	Disputes	99
13.2	Escalation to Executive Officers	100
13.3	Arbitration	100
13.4	Injunctive Relief	101
13.5	Excluded Claims	101
Article 14 MISCELLANEOUS PROVISIONS		101
14.1	Relationship of the Parties	101
14.2	Assignment.	102
14.3	Performance and Exercise by Affiliates	102
14.4	Further Actions	102
14.5	Accounting Procedures	102
14.6	Force Majeure	103
14.7	No Trademark Rights	103
14.8	Entire Agreement; Amendments	103
14.9	Captions	103
14.10	Governing Law	103
14.11	Notices	104
14.12	Language; Waiver of Rule of Construction	104
14.13	Waiver	105
14.14	Severability	105
14.15	Business Day Requirements	105
14.16	Interpretation	105
14.17	Expenses	106
14.18	Binding Effect; No Third Party Beneficiaries	106
14.19	Counterparts	106

Schedules

-iii-

(continued)

Page

Schedule 1.9 Antitrust Clearance Waiting Periods and Approvals

Schedule 1.38 Scynexis Compound

Schedule 1.49 Development Plan

Schedule 1.63 Excluded Territories

Schedule 4.2(a) Manufacturing and Supply Agreement

Schedule 4.3 Technology Transfer Plan and Delivery Schedule

Schedule 4.4(a) Commercialization Transition Plan

Schedule 4.7(b) Approved Subcontractors

Schedule 4.10(b) Additional Data Integrity and Handling of Human Biological Samples Terms

Schedule 6.7 Invoicing and Bank Details Format

Schedule 8.5 Press Release

Schedule 9.2 Scynexis Disclosure Schedules

Schedule 9.2(a) Scynexis Patents and Product Trademarks

Schedule 9.2(w) ROFN Programs

Schedule 9.2(x) Research and Development Commitments

-iv-

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is dated as of March 30, 2023 (the “Execution Date”), by and between GlaxoSmithKline Intellectual Property (No. 3) Limited, a company registered under the laws of England and Wales with offices at 980 Great West Road Brentford, Middlesex TW8 9GS England (“GSK”), and Scynexis, Inc., a corporation organized and existing under the laws of the State of Delaware and having a place of business at 1 Evertrust Plaza, 13th Floor, Jersey City, NJ 07302, USA (“Scynexis”). Each of GSK and Scynexis may be individually referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

WHEREAS, GSK possesses expertise in developing and commercializing human therapeutics;

WHEREAS, Scynexis owns or possesses rights to certain Patents, Know-How and Regulatory Documents that are necessary or useful to Exploit the Compounds and the Products; and

WHEREAS, GSK desires to acquire from Scynexis, and Scynexis desires to grant to GSK, an exclusive license under such Patents, Know-How and Regulatory Documents to Exploit the Compounds and the Products in the Field in the GSK Territory.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise defined elsewhere in this Agreement, all capitalized terms shall have the following meanings:

1.1 “Abbreviated New Drug Application” means an abbreviated new drug application as defined in the FD&C Act (21 U.S.C. § 355(b)(2), 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3), as amended, and any foreign equivalent of any of the foregoing.

1.2 “Accounting Standard” means, with respect to a Party, (a) GAAP; or (b) IFRS, depending on which accounting standard is normally applied by such Party with respect to the filing of its reporting, as applicable, in each case, consistently applied.

1.3 “Acquirer” has the meaning set forth in Section 1.22.

1.4 “Adjustment Notice” has the meaning set forth in Section 2.4.

1.5 “Adverse Event” means any untoward medical occurrence in a patient or subject with respect to any product, which does not necessarily have a causal relationship with the administration of such product.

1.6 “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, whether now or in the future, but only for so long as such control exists. For the purposes of this Section 1.6, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.7 “Agreement” has the meaning set forth in the preamble.

1.8 “Alliance Manager” has the meaning set forth in Section 3.1.

1.9 “Antitrust Clearance Date” means the earliest date on which all applicable waiting periods and approvals required under the Antitrust Laws identified in Schedule 1.9 with respect to the transactions contemplated under this Agreement have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals).

1.10 “Antitrust Filing” means filings, notifications or other consents by Scynexis and GSK with the United States Federal Trade Commission and the United States Department of Justice and any applicable Governmental Body in the GSK Territory, as required under the Antitrust Laws with respect to the transactions contemplated under this Agreement identified in Schedule 1.9, together with all required documentary attachments thereto.

1.11 “Antitrust Laws” means any and all Laws designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict, or regulate actions for the purpose or effect of monopolization, attempted monopolization, restraint of trade, abuse of a dominant position or lessening of competition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, state antitrust Laws, and non-U.S. Laws.

1.12 “Approved Subcontractor” has the meaning set forth in Section 4.7(b).

1.13 “Available Rights” has the meaning set forth in Section 2.8(a)(i).

1.14 “Bankrupt Party” has the meaning set forth in Section 11.9.

1.15 “Bankruptcy Code” means Title 11 of the United States Code, as amended, or analogous provisions of Law outside the United States.

1.16 “Bankruptcy Commencement Date” has the meaning set forth in Section 11.9.

1.17 “Breaching Party” has the meaning set forth in Section 11.3(a).

1.18 “Business Day” shall mean a day other than a Saturday, Sunday or public holiday in the United States or England when banks in the United States or England are open for normal banking business and excluding the period from 24 December to 2 January in which the corporate offices of GSK are closed for business.

1.19 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any Calendar Year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter of the Term shall end on the effective date of expiration or termination of this Agreement.

1.20 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the effective date of termination or expiration of this Agreement.

1.21 “CARES Trial” means that certain Clinical Trial that, as of the Execution Date, is entitled “Open-Label Study to Evaluate the Efficacy and Safety of Oral Ibrexafungerp (SCY-078) in Patients With Candidiasis Caused by Candida Auris (CARES),” is sponsored by Scynexis, and has the ClinicalTrials.gov Identifier NCT03363841.

1.22 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets to which this Agreement relates. The Third Party in any of (a), (b) or (c), and all of such Third Party’s Affiliates immediately prior to the closing of the applicable transaction described in (a), (b) or (c), are referred to collectively herein as the “Acquirer”. Notwithstanding the foregoing, sale of a Party’s capital stock solely for the purpose of a bona fide financing or changing the form or jurisdiction of organization of such Party will not be a “Change of Control” for purposes of this Agreement.

1.23 “Clinical Manufacture” means the Manufacture of any Compound or any Product (including the Manufacturing of any Compound contained in any Product) or acquisition of any Compound or any Product from a CMO, in each case, for use in Clinical Trials.

1.24 “Clinical Trial” means a clinical trial in human subjects that has been approved by the applicable Regulatory Authority and an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Registrational Clinical

Trial, any study incorporating more than one (1) of these phases, or any clinical trial (whether required or optional) commenced after Regulatory Approval.

1.25 “Clinical Trial Transition Date” has the meaning set forth in Section 11.7(d)(i)(B).

1.26 “CMC” means, chemistry, manufacturing and controls with respect to a product, which includes (a) manufacturing and process development records for such product; and (b) all chemistry, manufacturing and control procedures necessary or reasonably useful for the manufacture of such product.

1.27 “CMO” means a Third Party contract manufacturing organization or similar Third Party subcontractor.

1.28 “Combination Product” means a Product that is (a) sold in the form of a combination containing or comprising any Compound together with one or more other active ingredients (whether or not co-formulated, co-packaged or otherwise sold as a single product and invoiced for a single price) (such additional active ingredient which is neither any Compound nor the same molecule as any Compound, an “Other Component”); or (b) defined as a “Combination Product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.29 “Commercial Manufacturing” means the Manufacture of any Compound or any Product (including the Manufacturing of any Compound contained in any Product) or acquisition of any Compound or any Product from a CMO, in each case, for Commercialization of such Product in the applicable Territory. “Commercial Manufacture” shall have a correlative meaning.

1.30 “Commercial Milestone Event” has the meaning set forth in Section 6.4.

1.31 “Commercial Milestone Payment” has the meaning set forth in Section 6.4.

1.32 “Commercialization Transition Period” means the period commencing on the Execution Date and ending on [***], as set forth in the Commercialization Transition Plan.

1.33 “Commercialization Transition Plan” means the Commercialization Transition Plan agreed by the Parties, as attached hereto in Schedule 4.4(a).

1.34 “Commercialization Wind-Down Period” has the meaning set forth in Section 11.7(d)(ii).

1.35 “Commercialize” means, with respect to any product, any and all activities undertaken before and after Regulatory Approval of any NDA for such product and that relate to the marketing, promoting, distributing, importing or exporting for sale, using, offering for sale and selling of such product, and interacting with Regulatory Authorities regarding the foregoing. “Commercializing” and “Commercialization” shall each have a correlative meaning.

1.36 “Commercially Reasonable Efforts” means [***].

1.37 “Completion” has the meaning set forth in Section 2.8(j).

1.38 “Compound” means the chemical compound known as ibrexafungerp and designated by Scynexis as of the Execution Date as SCY-078, the chemical structure of which is set forth in Part A of Schedule 1.38, including the citrate salt thereof having the generic name ibrexafungerp citrate, the chemical structure of which is set forth in Part B of Schedule 1.38, and any and all esters, amides, oxides, alternative salts, free acids, free bases, prodrugs, hydrates, solvates, anhydrides, co-crystals, polymorphs, stereoisomers, enantiomers, chelates and metabolites thereof (whether in crystal or amorphous form), as of the Execution Date, Effective Date or during the Term.

1.39 “Confidential Information” of a Party (“Disclosing Party”) means any and all non-public or confidential information relating to the business, operations or products of such Disclosing Party or any of its Affiliates, including any Know-How, that such Disclosing Party or its Affiliate discloses or disclosed to the other Party (“Receiving Party”) or its Affiliate under this Agreement or the Existing Confidentiality Agreement, or otherwise becomes known to the Receiving Party by virtue of this Agreement; provided, however, that, notwithstanding the foregoing, (a) the existence and the terms and conditions of this Agreement shall be deemed to be the Parties’ joint Confidential Information, with both Parties deemed to be the Receiving Party of such Confidential Information; (b) any Confidential Information Controlled by Scynexis or any of its Affiliates that is exclusively related to the Exploitation of any Compound or Product in the Field in the GSK Territory shall be deemed to be Confidential Information of GSK; and (c) the timeline and key deliverables of Scynexis, each as set forth in the Development Plan (and any updates thereto), and all progress reports and Royalty Reports delivered to Scynexis pursuant to Section 4.9(b) and Section 6.6(c), respectively, shall constitute the Confidential Information of GSK, in all cases of (a)-(c), unless and to the extent any such information is exempted from confidentiality pursuant to Section 8.1(a)-(d) or disclosed in any press release, presentation or other form of public disclosure permitted under Article 8.

1.40 “Controlled” means, with respect to any Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or materials, that a Party or one of its Affiliates, directly or indirectly, owns or has a license or sublicense (other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) to the applicable Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or materials (or in the case of materials, has the right to physical possession of such materials) and has the ability to grant a license, sublicense, right of reference, or right of access and use under, such Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or materials as provided for in this Agreement without (a) violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliate would be required hereunder to grant such license, sublicense, right of reference, or right of access and use; or (b) incurring any payment obligations to a Third Party for which the other Party has not agreed to reimburse such Party (whether in its entirety or as part of an allocation between the Parties) pursuant to Section 2.6 of this Agreement or otherwise agreed in writing by the Parties. “Control” has a correlative meaning.

[***].

1.41 “Cost Per Pill” means [***].

1.42 “Cover,” “Covering” or “Covered” means, with respect to any claim of any Patent and product (including any Compound or any Product) in any country, that the Exploitation of such product (including any Compound or any Product) would, but for ownership of or a license granted under such Patent, infringe such claim of such Patent (or, in the case of a claim of a Patent that has not yet issued, would infringe such claim if it were issued) in such country in which that activity occurs.

1.43 “data” when used in Schedule 4.10(b) has the meaning set forth therein.

1.44 “Data Processing Agreement” has the meaning set forth in Section 5.8.

1.45 “Data Protection Laws” means all applicable Laws relating to data privacy and data protection, cybersecurity, direct marketing or the interception or communication of electronic messages, including (to the extent applicable) HIPAA, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, European Data Protection Laws and any local, state, supranational or national legislation, in each case, as amended, consolidated, re-enacted or replaced from time to time.

1.46 “Develop” means, with respect to any product, the performance of any and all research, pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, and statistical analysis), Clinical Trials, Manufacturing and regulatory activities that are required or intended to obtain, maintain or expand Regulatory Approval of such product. For clarity, the definition of “Development” shall exclude all Commercialization activities. “Developing” and “Development” shall each have a correlative meaning.

1.47 “Development Milestone Event” has the meaning set forth in Section 6.2.

1.48 “Development Milestone Payment” has the meaning set forth in Section 6.2.

1.49 “Development Plan” means the work plan attached hereto as Schedule 1.49 which sets forth the Development activities to be undertaken by or on behalf of Scynexis with respect to any Product in the GSK Territory, as the same may be modified from time to time in accordance with the provisions of this Agreement.

1.50 “Development Report” has the meaning set forth in Section 4.9(a).

1.51 “Diligence Period” has the meaning set forth in Section 2.8(a)(i).

1.52 “Disclosing Party” has the meaning set forth in Section 1.39.

1.53 “Dispute” has the meaning set forth in Section 13.1.

1.54 “DMF” means, with respect to any Product, as applicable, (a) any Drug Master File, as defined under 21 C.F.R. § 314.420, filed with an NDA or other MAA with respect to Manufacturing such Product or (b) the CMC section of an NDA or other MAA for such Product.

1.55 “Effective Date” has the meaning set forth in Section 12.1.

1.56 “EMA” means the European Medicines Agency or a successor agency thereto.

1.57 “Enforcement Action” means, as applicable in context, (a) an infringement action or suit or similar action to abate, compromise or settle any Third Party infringement, unauthorized use or misappropriation of any Scynexis Intellectual Property, Product Trademarks or Joint Patent (including the filing of an Abbreviated New Drug Application with any applicable Regulatory Authority with respect to any Product as the reference product for such product) in the GSK Territory or (b) an action or claim to defend, attempt to resolve, compromise or settle any Third Party declaratory judgement action or other action claiming that any Scynexis Patent, Product Trademark or Joint Patent in the GSK Territory is invalid or unenforceable, as applicable.

1.58 “Enfumafungin” means enfumafungin, a triterpene glycoside with antifungal activity, including against Candida and Aspergillus, that may be isolated from the Hormonema species.

1.59 “European Commission” means the E.U. Executive arm.

1.60 “European Data Protection Laws” means GDPR (including as incorporated into national Law), the e-Privacy Directive 2002/58/EC, the e-Privacy Regulation 2017/003, the Data Protection Act 2018 of the United Kingdom, and any relevant Law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such Laws from time to time.

1.61 “European Union” or “E.U.” means the economic, scientific, and political union of member states of the European Union as it may be constituted from time to time.

1.62 “Excluded Claim” means a dispute, controversy or claim that concerns (a) the construction, scope, validity, enforceability, inventorship, ownership or infringement, misappropriation or other violation of any Patent, Patent application, Trademark, copyright or other intellectual property right; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

1.63 “Excluded Territory” means, collectively, any and all jurisdictions that are (a) licensed by Scynexis to Hansoh pursuant to the Hansoh Agreement as of the Execution Date or (b) licensed by Scynexis to R-Pharm pursuant to the R-Pharm Agreement as of the Execution Date; provided that, in the event the Parties enter into a GSK Territory Amendment pursuant to Section 2.4, such country or territory set forth in the GSK Territory Amendment shall be removed from the Excluded Territory. For the avoidance of doubt, the Excluded Territory is comprised solely of the jurisdictions set forth on Schedule 1.63 as of the Execution Date.

1.64 “Excluded Territory Adjustment Notice” has the meaning set forth in Section 2.4.

1.65 “Execution Date” has the meaning set forth in the preamble.

1.66 “Executive Officers” means, together, the Vice President of Alliance Management of GSK (or a designee) and the Chief Executive Officer of Scynexis (or a designee).

1.67 “Existing Confidentiality Agreement” means that certain Confidential Disclosure Agreement between Scynexis and GlaxoSmithKline LLC, dated as of July 14, 2022.

1.68 “Exploit” means to use, research, Develop, Manufacture, have Manufactured, Commercialize and/or otherwise exploit. “Exploitation” has a correlative meaning.

1.69 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.70 “FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.71 “Field” means any use or purpose, including the treatment, amelioration, palliation, diagnosis or prevention of any disease, disorder or condition.

1.72 “Filings” has the meaning set forth in Section 7.3.

1.73 “First Commercial Sale” means, with respect to any Product, on a country-by-country basis, the first commercial sale for monetary value in an arms-length transaction of such Product to a Third Party end user by or on behalf of a Party or any of its respective Selling Parties in such country following receipt of applicable Regulatory Approval of such Product in such country; provided, however, that First Commercial Sale shall not include any transfer of any Product (a) between or among a Party or any of its respective Selling Parties for a given Party or any Third Party subcontractors (including CMOs or suppliers (other than wholesalers and distributors) that are a Selling Party for such Party); or (b) for purposes of patient assistance, charitable or promotional purposes, for use in a Clinical Trial or for use in any other tests or studies (including pre-clinical studies) reasonably necessary to comply with any Law or request by a Regulatory Authority, or for warehousing or staging purposes in advance of release of such Product.

1.74 “Force Majeure Events” has the meaning set forth in Section 14.6.

1.75 “FTE” means a full‑time person, or in the case of less than a full‑time person, a full‑time equivalent scientific, technical, regulatory, commercial, supply or distribution logistics person, carried out by an appropriately qualified employee of a Party or its Affiliates, based on [***] ([***]) person‑hours per year. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time‑and‑a‑half or double time) toward the number of hours that are used to calculate the FTE contribution. Indirect personnel (including support functions such as managerial, financial, legal, alliance management or business development) will not constitute FTEs. In no event will one person be counted as greater than one (1) FTE.

1.76 “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period. FTEs will be pro-rated on a daily or hourly basis if necessary.

1.77 “FTE Rate” means [***] Dollars ($[***]) per one (1) full scientific or technical FTE per full twelve (12) month Calendar Year, which rate includes [***]. Starting January 1, 2024, the foregoing rate will adjust on January 1 of each Calendar Year by an amount equal to the change, if any, in the Consumer Price Index for All Urban Consumers (All Items) for the U.S. City Average, calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year or any successor to such published measure, not seasonally adjusted, as published by the U.S. Department of Labor Bureau of Labor Statistics. Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate will be proportionately reduced to reflect such portion of FTEs for such Calendar Year.

1.78 “FURI Trial” means that certain Clinical Trial that, as of the Execution Date, is entitled “Study to Evaluate the Efficacy and Safety of Ibrexafungerp in Patients With Fungal Diseases That Are Refractory to or Intolerant of Standard Antifungal Treatment (FURI),” is sponsored by Scynexis and has the ClinicalTrials.gov Identifier NCT03059992.

1.79 “FURI/CARES Development Plan IP” has the meaning set forth in Section 7.1(d).

1.80 “GAAP” means United States generally accepted accounting principles.

1.81 “GCP” means the applicable then-current good clinical practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Parts 312, 50, 54, and 56 (or such other foreign equivalent regulatory standards in any other country or jurisdiction).

1.82 “GDPR” means the General Data Protection Regulation 2016/679.

1.83 “Generic Competition” has the meaning set forth in Section 6.6(g).

1.84 “Generic Product” means, with respect to a particular Product in a particular country, any product on the market in such country (a) commercialized by any Third Party that is not a sublicensee of a Party and that did not purchase such product or the active ingredient therein in a chain of distribution that included a Party or any of its respective Selling Parties; (b) that is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority, including any product that is authorized for sale (i) in the U.S. pursuant to Section 505(j) of the US Federal Food, Drug, and Cosmetic Act (21 USC Section 355(j)); (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision); or (iii) any foreign equivalent thereof or successors thereto; and (c) contains the same active ingredient(s) as such Product.

1.85 “GLP” means all applicable then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other foreign equivalent regulatory standards in any other country or jurisdiction).

1.86 “GMP” means all applicable then-current good Manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidance, Directive 2003/94/ECs laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use and the requirements with respect to current good Manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, December 2010” (or such other foreign equivalent regulatory standards in any other country or jurisdiction).

1.87 “Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) supranational, federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Tax Authority or power of any nature.

1.88 “Greater China” means mainland China, Hong Kong, Macau and Taiwan.

1.89 “GSK” has the meaning set forth in the preamble.

1.90 “GSK Arising Intellectual Property” has the meaning set forth in Section 7.1(b)(ii).

1.91 “GSK Background Technology” means any and all Patents and Know-How Controlled by GSK or any of its Affiliates (solely or jointly with any Third Party) (a) in existence as of immediately prior to the Execution Date or Effective Date or (b) arising during the Term but independently from this Agreement.

1.92 “GSK Clinical Trial Transfer Obligations” has the meaning set forth in Section 11.7(d)(i)(B).

1.93 “GSK Excluded Know-How” has the meaning set forth in Section 11.7(d)(iii)(D).

1.94 “GSK Indemnitees” has the meaning set forth in Section 10.2.

1.95 “GSK Patents” means all Patents within the GSK Background Technology and/or GSK Arising Intellectual Property.

1.96 “GSK Regulatory Documentation” means any and all Regulatory Documents prepared for submission or submitted by or on behalf of GSK, its Affiliates or Sublicensees to, or received from, Regulatory Authorities in the GSK Territory, relating to any Compound or any Product.

1.97 “GSK Territory” means worldwide, excluding the Excluded Territory; provided that, in the event the Parties enter into a GSK Territory Amendment pursuant to Section 2.4, such country or territory set forth in the GSK Territory Amendment shall be included in the GSK Territory.

1.98 “GSK Territory Amendment” has the meaning set forth in Section 2.4.

1.99 “GSK Trademarks” has the meaning set forth in Section 4.8.

1.100 “Hansoh” means, collectively, Hansoh (Shanghai) Health Technology Co., Ltd. and Jiangsu Hansoh Pharmaceutical Group Company Limited.

1.101 “Hansoh Agreement” means that certain Exclusive License and Collaboration Agreement among Scynexis and Hansoh, dated February 11, 2021, as may be amended from time to time.

1.102 “HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services.

1.103 “HSR Act” has the meaning set forth in Section 1.11.

1.104 “Human Biological Samples” means any human biological material (including any derivative or progeny thereof), including any portion of an organ, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines; and any human biological product, including hair, nail clippings, teeth, urine, feces, breast milk, and sweat. For clarity, any microbe collected from a human subject shall not be considered a Human Biological Sample.

1.105 “IC” means Invasive Candidiasis, which may also be known as candidemia or Candida infections of an organ, such as the heart, brain, eyes, bones, intestines, or other organs in the peritoneal cavity.

1.106 “IFRS” means International Financial Reporting Standards.

1.107 “Increased Enrollment Milestone Event” has the meaning set forth in Section 6.2.

1.108 “IND” means, in the United States, an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. § 312.3, and, with respect to every other country or jurisdiction in the Territory, the clinical trial notification, clinical trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any Product in humans) filed with the applicable Regulatory Authority in such country or jurisdiction.

1.109 “Indemnitees” means (a) with respect to GSK as the indemnifying Party under Article 10, the Scynexis Indemnitees; and (b) with respect to Scynexis as the indemnifying Party under Article 10, the GSK Indemnitees.

1.110 “Indication” means an entirely separate and distinct disease or medical condition for which a product may be filed to obtain a label or label expansion or has received a separate and distinct MAA with an approved label claim to treat or prevent such disease or condition, as applicable. For clarity, (a) moving from one line of therapy to another within any disease or medical condition shall not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy; (b) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage form(s), dosage strength(s), or delivery system(s) used; provided that, notwithstanding the foregoing, IC and VVC shall be deemed separate Indications for purposes of this Agreement; and (c) obtaining a label expansion for use of any product to treat the same primary disease in combination or co-administration with another product in an already approved Indication shall not be considered to be a new Indication.

1.111 “JMWG” has the meaning set forth in Section 4.2(b).

1.112 “JNDA” means the Japanese equivalent of an NDA.

1.113 “Joint Arising Intellectual Property” has the meaning set forth in Section 7.1(b)(ii).

1.114 “Joint Development Committee” or the “JDC” has the meaning set forth in Section 3.2(a).

1.115 “Joint Patents” means all Patents within the Joint Arising Intellectual Property.

1.116 “Know-How” means any and all proprietary, commercial, CMC, scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, know-how, technology, devices, databases, practices, protocols, regulatory data and filings, methods, processes (including Manufacturing processes, assays, specifications and techniques), procedures, programming, skills, techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, pharmaceutical, pre-clinical, clinical and analytical information, chemistry, quality control, trial and stability data), dosage regimens, material, product and other samples, physical, chemical and biological materials and compounds, case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of any Development activities), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and Manufacturing process and Development information, results and data (including batch records for any historical manufacturing campaigns), whether or not confidential or patentable, all to the extent not claimed or disclosed in any Patent. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights (other than Patents and Trademarks, but including copyright, database or design rights) protecting such Know-How but excludes domain names, website materials, and social media handles and copyrights based thereon or corresponding thereto.

1.117 “Law” or “Laws” means all applicable national, supranational, regional, state and local laws, statutes, rules, regulations, ordinances, treaties, administrative codes, guidance, judgments, decrees, directives, injunctions, orders, permits (including MAAs), of or from any court, arbitrator, Regulatory Authority, or Governmental Body having jurisdiction over or related to the subject item, including GCP, GLP and GMP, as applicable.

1.118 “Less Favorable to Scynexis” means [***].

1.119 “Loan Agreement” that certain Loan and Security Agreement by and among Hercules Capital, Inc., as administrative agent and collateral agent and as a lender, Silicon Valley Bank and Scynexis, dated May 13, 2021, as amended by that certain First Amendment and Consent to Loan and Security Agreement, dated March 24, 2023.

1.120 “Losses” has the meaning set forth in Section 10.1.

1.121 “MAA” means an application to the appropriate Regulatory Authority for approval to market for commercial sale a Product (but excluding Pricing Approval) in a country, including (a) an NDA or (b) an application for authorization to market and/or sell a drug product submitted to a Regulatory Authority in a country other than the U.S., in each case of the foregoing clauses (a) and (b), including all amendments and supplements thereto.

1.122 “Major Market” means [***].

1.123 “Manufacture” means, with respect to any product (including active pharmaceutical ingredient and other material contained therein), the performance of any and all activities directed to any stage of manufacture of such product, as applicable, including the planning, purchasing of materials or intermediates, making, having made, producing, manufacturing, process development, processing, filling, finishing, packaging, labeling, leafleting, in-process testing, waste disposal, quality control testing and quality assurance release, disposition, sample retention, stability testing, preparation for shipping, shipping (and other forms of transport) or storage of such product. “Manufactured” or “Manufacturing” shall each have a correlative meaning.

1.124 “Manufacturing and Supply Agreement” has the meaning set forth in Section 4.2(a).

1.125 “MARIO Study” means that certain Clinical Trial that, as of the Execution Date, is entitled “A Phase 3, Randomized, Double-blind Study for Patients With Invasive Candidiasis Treated With IV Echinocandin Followed by Either Oral Ibrexafungerp or Oral Fluconazole (MARIO),” is sponsored by Scynexis, and has the ClinicalTrials.gov Identifier NCT05178862.

1.126 “Merck” means Merck Sharp & Dohme Corp.

1.127 “Merck License” means that certain Termination and License Agreement between Merck and Scynexis, dated as of May 24, 2013, as may be amended from time to time.

1.128 “NDA” means any New Drug Application, submitted pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.3 et seq. and any equivalent application to any of the foregoing submitted in any country or jurisdiction in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.129 “Net Sales” means, with respect to the sale, in a particular country and during a particular time period, of a Product, the gross invoiced sales amounts for such Product sold by or on behalf of GSK or any of its Affiliates or Sublicensees in arm’s length transactions to Third Parties with respect to the GSK Territory (but not including sales relating to transactions by and between GSK, its Affiliates or Sublicensees, but including sales to wholesalers and distributors) (any such Affiliates, licensees or sublicensees of a Party, a “Selling Party”), less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated to such Product and to the extent that such amounts are deducted from gross invoiced sales amounts as reported by such a Party or any of its respective Selling Parties in its financial statements in accordance with its applicable Accounting Standard, applied on a consistent basis: [***];

provided, however, that in no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

To the extent that a Party or any of its respective Selling Parties receives consideration other than or in addition to cash upon the sale or disposition of a Product, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on such Party’s (or its Selling Party’s, as applicable) reasonable determination of the fair market value of the Product.

For purposes of the definition of Net Sales: [***].

Sales of Products among a Party and any of its respective Selling Parties (including sales by any such Selling Party to such Party or another Selling Party of such Party) for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”; provided that the resale of such Products by such entity to such Third Party (other than a sublicensee (or, in the case of GSK, a Sublicensee), but including wholesalers and distributors) shall be deemed a sale for the purposes of this definition of “Net Sales.” If any Affiliate or sublicensee of a Party that purchases Products from such Party or any of its other Affiliates or sublicensees is the end user of such Product, then Net Sales shall include the value of such sale, calculated at the higher of (i) the actual price paid in such sale for such Product or (ii) the fair market value of such Product at the time of such sale (as determined by the mutual agreement of the Parties, acting reasonably and in good faith).

Transfers or dispositions of any Product for no monetary consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; (D) for use in any tests or studies, including Clinical Trials, reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority; or (E) for warehousing or staging purposes in advance of release of such Product shall not, in each case ((A) through (E)), be deemed sales of such Product for purposes of this definition of “Net Sales”.

1.130 “Non-Bankrupt Party” has the meaning set forth in Section 11.9.

1.131 “Non-Breaching Party” has the meaning set forth in Section 11.3(a).

1.132 “Non-Prosecuting Party” has the meaning set forth in Section 7.2(c)(ii).

1.133 “Orange Book” means the publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” (which identifies drug products approved on the basis of safety and effectiveness by the FDA under the FD&C Act) or any replacement thereof established or approved by the FDA.

1.134 “Other Component” has the meaning set forth in Section 1.28.

1.135 “Out-of-Pocket Costs” means, with respect to all activities hereunder, [***].

1.136 “Party” and “Parties” have the meaning set forth in the preamble.

1.137 “Patent” or “Patents” means any and all (a) issued or granted patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; (b) pending patent applications, including any continuations, divisionals, continuations-in-part, substitutes, non-provisional applications or provisional applications; and (c) counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.138 “Payee Party” has the meaning set forth in Section 6.7(a).

1.139 “Payor Party” has the meaning set forth in Section 6.7(a).

1.140 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.141 “Personal Data” means (a) all information identifying, or in combination with other information identifiable to, an individual, including pseudonymized (key-coded) clinical data containing such information; and (b) any other information that is governed, regulated or protected by one or more Data Protection Laws.

1.142 “Personnel” means, with respect to any Person, its officers, directors, employees, workers, contractors, advisors, consultants, agents or other representatives.

1.143 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.6(b).

1.144 “Phase I Clinical Trial” means any clinical trial, or arm thereof, in human subjects that has been approved by an institutional review board or ethics committee, as applicable, of any product, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, or a similar clinical study prescribed by the relevant Regulatory Authority in a country, from time to time, pursuant to Law or otherwise, including those trials referred to in 21 C.F.R. § 312.21(a), as amended, or analogous provisions outside the United States.

1.145 “Phase II Clinical Trial” means a clinical trial, or arm thereof, in human subjects that has been approved by an institutional review board or ethics committee, as applicable, of any product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement and dosing ranging for a Phase III Clinical Trial, or a similar clinical study prescribed by the relevant Regulatory Authority in a country, from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended, or analogous provisions outside the United States.

1.146 “Phase III Clinical Trial” means a clinical trial, or arm thereof, in human subjects that has been approved by an institutional review board or ethics committee, as applicable, of any product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), or analogous provisions outside the United States, and is intended to: (a) establish that the product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval for such product in the Territory, or a similar clinical study prescribed by the relevant Regulatory Authority in a country.

1.147 “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan and any successor agency thereto.

1.148 “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged or reimbursed in a regulatory jurisdiction where the applicable Governmental Bodies approve or determine the price or reimbursement of pharmaceutical products and where such approval or determination is reasonably necessary for the commercial sale of such Product in such jurisdiction.

1.149 “Proceeding” means any action, arbitration, investigation, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.150 “Product” means any and all pharmaceutical preparations and other products in any dosage form and strengths, presentations, formulation, or method or route of delivery, including any improvements thereto, that contain any Compound as an active ingredient, whether as the sole therapeutically active ingredient or in combination or adjunct therapy with one or more Other Component(s), including (a) any orally administered pharmaceutical product in finished dosage form containing any Compound for human use and (b) the product marketed by Scynexis or any of its Affiliates as of the Execution Date under the Trademark Brexafemme®.

1.151 “Product Trademarks” means any and all Trademarks in the GSK Territory (a) that are Controlled by Scynexis (or any of its Affiliates) as of the Execution Date, Effective Date, or during the Term; and (b) that are held for use (i.e., subject to a pending trademark application or a trademark registration in jurisdictions where use is not required to register) or are used for the Exploitation of any Compound or any Product in the Field in the GSK Territory (but, for clarity, excluding any house Trademarks of Scynexis or any of its Affiliates, licensors or sublicensees), including Brexafemme®. For the avoidance of doubt, as of the Execution Date, the Product Trademarks consist of those Trademarks set forth in the attached Schedule 9.2(a) (the “Scheduled Trademarks”) and shall include any new applications or registrations filed for such Trademarks in the GSK Territory during the Term in the name of Scynexis or any of its Affiliates.

1.152 “Prosecuting Party” has the meaning set forth in Section 7.2(c)(ii).

1.153 “R-Pharm” means R-Pharm, CJSC.

1.154 “R-Pharm Agreement” means that certain Development, License and Supply Agreement between R-Pharm and Scynexis, dated August 1, 2013, as amended and as may be amended from time to time.

1.155 “Receiving Party” has the meaning set forth in Section 1.39.

1.156 “Reduction Cap” has the meaning set forth in Section 6.6(h).

1.157 “Registrational Clinical Trial” means any a clinical trial, or arm thereof, in human subjects that has been approved by an institutional review board or ethics committee, as applicable, of any product that would satisfy the requirements of 21 C.F.R. § 312.21(c) or corresponding foreign regulations, regardless of whether such trial is referred to as a “Phase III Clinical Trial”, that is intended (as of the time such clinical trial is initiated) to obtain data and results necessary to support the filing of an application for Regulatory Approval (but may not include the data that may be necessary to support the pricing and/or reimbursement approvals).

1.158 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including any MAAs and Pricing Approvals, necessary for the Exploitation of the applicable Product in a particular country or jurisdiction.

1.159 “Regulatory Approval Milestone Event” has the meaning set forth in Section 6.3.

1.160 “Regulatory Approval Milestone Payment” has the meaning set forth in Section 6.3.

1.161 “Regulatory Authority” means (a) in the U.S., the FDA, (b) in the E.U., the European Commission and the EMA, (c) in Japan, the PMDA or (d) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products.

1.162 “Regulatory Documents” means any and all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, authorizations, waivers and correspondence (and any supplement or amendment thereto) made with, submitted to or received from any Regulatory Authority in the Territory with respect to any Compound or any Product, including any IND, NDA or orphan drug designations, MAA, DMF, import/export applications, or any other application for regulatory consultations or consideration, including sponsorship thereof, and any and all related communication and correspondence and documentation submitted to or received from Regulatory Authorities with respect thereto (including minutes and official contact reports relating to any communications with any Regulatory Authority).

1.163 “Regulatory Exclusivity Period” means, with respect to any Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Law or by a Regulatory Authority in such country that confers any data exclusivity rights, market exclusivity rights, or other exclusive rights (other than Patent exclusivity) with respect to such Product in such country, which rights either (a) confer exclusive marketing rights with respect to such Product or (b) prevent another Person from using or otherwise relying on the Regulatory Approval or data supporting the Regulatory Approval for such Product without the prior written authorization of the Regulatory Approval holder, as applicable, such as new chemical entity exclusivity, new use or Indication exclusivity, new formulation exclusivity, orphan drug exclusivity, reference product exclusivity, exclusivity associated with new Clinical Trials necessary for approval of a new Indication or use, non-Patent related pediatric exclusivity or any other applicable marketing and data exclusivity.

1.164 “Representatives” has the meaning set forth in Section 8.1.

1.165 “Reversion Agreement” has the meaning set forth in Section 11.7(d)(iii)(B).

1.166 “Reversion License” has the meaning set forth in Section 11.7(d)(iii)(A).

1.167 “Reversion License Notice” has the meaning set forth in Section 11.7(d)(iii)(A).

1.168 “Reversion Trademarks” has the meaning set forth in Section 11.7(d)(v).

1.169 “ROFN Negotiation Period” has the meaning set forth in Section 2.8(a)(i).

1.170 “ROFN Notice” has the meaning set forth in Section 2.8(a)(i).

1.171 “ROFN Program” means any compound or product, including any back-up compound, analog, improvement or other modification with respect to any Compound, (a) [***] and (b) that is derived from Enfumafungin, including SCY-247.

1.172 “ROFN Rights” has the meaning set forth in Section 2.8(a).

1.173 “ROFN Triggering Event” means [***].

1.174 “Royalty Report” has the meaning set forth in Section 6.6(c).

1.175 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period beginning on the date of the First Commercial Sale of such Product in such country by or on behalf of GSK or any of its Affiliates or Sublicensees and ending on the latest to occur of (a)

the expiration of the last-to-expire Valid Claim of a Scynexis Patent Covering the composition of matter or method of use of such Product in such country; (b) the expiration of the Regulatory Exclusivity Period for such Product in such country; and (c) ten (10) years from the date of such First Commercial Sale of such Product in such country.

1.176 “Sales Milestone Event” has the meaning set forth in Section 6.5.

1.177 “Sales Milestone Event #9” has the meaning set forth in Section 6.5.

1.178 “Sales Milestone Event #10” has the meaning set forth in Section 6.5.

1.179 “Sales Milestone Payment” has the meaning set forth in Section 6.5.

1.180 “Scheduled Trademarks” has the meaning set forth in Section 1.150.

1.181 “Scynexis” has the meaning set forth in the preamble.

1.182 “Scynexis Arising Intellectual Property” has the meaning set forth in Section 7.1(b)(ii).

1.183 “Scynexis Background Technology” means any and all Patents and Know-How Controlled by Scynexis or any of its Affiliates (solely or jointly with any Third Party) (a) in existence as of immediately prior to the Execution Date or Effective Date or (b) arising during the Term but independently from this Agreement.

1.184 “Scynexis Human Biological Samples” means any Human Biological Samples collected in connection with the conduct of any Clinical Trial of a Product conducted by or on behalf of Scynexis or any of its Affiliates prior to the Effective Date.

1.185 “Scynexis Indemnitees” has the meaning set forth in Section 10.1.

1.186 “Scynexis Intellectual Property” means (a) the Scynexis Know-How; and (b) the Scynexis Patents.

1.187 “Scynexis Know-How” means any and all Know-How that (a) is Controlled by Scynexis (or any of its Affiliates) as of the Execution Date, Effective Date or during the Term; and (b) is necessary or useful for the Exploitation of any Compound or any Product in the Field and any enhancement, modification, or improvement to any of the foregoing that meets the criteria set forth in (a) and (b), but excluding the Scynexis Regulatory Documentation.

1.188 “Scynexis Patents” means any and all Patents that (a) are Controlled by Scynexis (or any of its Affiliates) as of the Execution Date, Effective Date or during the Term; and (b) (i) claim or Cover any Scynexis Know-How, or (ii) otherwise Cover any Compound or any Product or that are otherwise necessary or useful for the Exploitation of any Compound or any Product in the Field, in each case, excluding Scynexis’s and its Affiliates’ interest in any Joint Patents. For the avoidance of doubt, the Scynexis Patents include (A) those Patents set forth on Schedule 9.2(a) and (B) all Scynexis Patents included in the Scynexis Arising Intellectual Property.

1.189 “Scynexis Regulatory Documentation” means any and all Regulatory Documents prepared for submission or submitted by or on behalf of Scynexis, its Affiliates or sublicensees to, or received from, Regulatory Authorities in the GSK Territory, with respect to the Exploitation of any Compound or any Product.

1.190 “Scynexis Retained Rights” has the meaning set forth in Section 2.3.

1.191 “Scynexis Third Party Agreement” has the meaning set forth in Section 2.6(b).

1.192 “Scynexis Transitional Commercialization Rights” has the meaning set forth in Section 2.3.

1.193 “Scynexis Websites and Copyrights” means any and all (a) domain names, website materials, and social media handles relating to any Product in the GSK Territory and any and all works of authorship in such website and online materials and any and all copyrights based thereon or corresponding thereto and (b) other works of authorship relating to any Commercialization materials for any Product in the GSK Territory and any and all copyrights based thereon or corresponding thereto, in each case that are owned and Controlled by Scynexis or its Affiliates as of the Execution Date or Effective Date.

1.194 “Selling Party” has the meaning set forth in Section 1.128.

1.195 “Serious Adverse Event” means an Adverse Event that results in any of the following outcomes: (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) congenital anomaly/birth defect or (f) significant intervention required to prevent permanent impairment or damage.

1.196 “Significant New Clinical Data” means [***].

1.197 “Sublicensee” means any Third Party to which GSK (or any of its Affiliates which has received a sublicense pursuant to Section 2.2) has granted or grants any sublicense or covenant not to sue under any of the rights or licenses granted to GSK under Section 2.1 (and any further sublicensee of such Third Party (regardless of the number of tiers, layers or levels of sublicenses or covenants not to sue of such rights)), in each case, as permitted under this Agreement; provided that “Sublicensee” shall exclude distributors and subcontractors performing activities by or on behalf of GSK (or any of its Affiliates which has received a sublicense pursuant to Section 2.2) in accordance with Section 4.7, as applicable.

1.198 “Successful Completion” means, with respect to any Clinical Trial of any Product, the completion of such Clinical Trial where such Product achieved the intended primary endpoint and such Clinical Trial was not stopped by the Independent Data Monitoring Committee or any applicable Regulatory Authority.

1.199 “Tax” or “Taxes” means any form of tax, levy, import duty, charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to a Tax Authority and all penalties, charges, surcharges, fines, costs and interest included in or relating to any of the above whether disputed or not. This can include, but is not limited to, payroll taxes, employment taxes, stamp duty, corporation tax, withholding tax and capital gains tax.

1.200 “Tax Authority” means any government, state or municipality or any local state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including Her Majesty’s Revenue & Customs).

1.201 “Technology Transfer Committee” has the meaning set forth in Section 4.3.

1.202 “Technology Transfer Period” has the meaning set forth in Section 4.3.

1.203 “Technology Transfer Plan” means the technology transfer plan agreed by the Parties, as attached hereto in Schedule 4.3.

1.204 “Term” has the meaning set forth in Section 11.1.

1.205 “Termination and Wind-Down Plan” has the meaning set forth in Section 11.7(d).

1.206 “Territory” means (a) with respect to Scynexis, the Excluded Territory; or (b) with respect to GSK, the GSK Territory, as applicable.

1.207 “Third Party” means any Person other than Scynexis, GSK or any of their respective Affiliates.

1.208 “Third Party Agreement” means any agreement between GSK (or its Affiliate which has received a sublicense pursuant to Section 2.2 or Sublicensee) and a Third Party pursuant to which such Third Party grants a license, under any Patents owned or otherwise controlled by such Third Party, to GSK (or such Affiliate which has received a sublicense pursuant to Section 2.2 or Sublicensee), which Patents are necessary to Exploit any Compound or any Product in the GSK Territory.

1.209 “Third Party Claims” has the meaning set forth in Section 10.1.

1.210 “Third Party Enforcement Action” means any claim or other similar action made by a Third Party against either Party or any of its Affiliates or licensees or sublicensees that claims that the composition of any Compound or any Product, or its Exploitation by such Party or any of its Affiliates or licensees or sublicensees, infringes or misappropriates such Third Party’s intellectual property rights; provided that, with respect to a Combination Product, a Third Party Enforcement Action shall only include claims or actions if and to the extent the underlying claim relates to any Compound.

1.211 “Third Party Term Sheet” has the meaning set forth in Section 2.8(b).

1.212 “Trademark” means any trademark, service mark, protectable trade dress, trade name, brand name, or logo, and any combination thereof, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.213 “United Kingdom” means the United Kingdom and its territories and possessions.

1.214 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.215 “U.S. Dollars” or “$” means the lawful currency of the United States.

1.216 “USPTO” means the United States Patent and Trademark Office.

1.217 “Valid Claim” means (a) a claim of an issued Patent (including any extensions) that has not lapsed or been held to be permanently revoked, unpatentable, unenforceable or invalid by a final decision of a court or Governmental Body of competent jurisdiction that is unappealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid, unpatentable or unenforceable, including through reissue, reexamination or disclaimer or otherwise or (b) a claim of a pending application for a Patent that is being prosecuted in good faith and has not been abandoned, disclaimed, admitted to be invalid, unenforceable or unpatentable or finally disallowed without the possibility of appeal or re-filing of such application; provided that such prosecution has not been pending for more than [***] ([***]) from the earliest priority date of such patent application.

1.218 “Valid Invoice” has the meaning set forth in Schedule 6.7.

1.219 “VAT and Indirect Taxes” means any value added tax or similar tax as may be applicable in any relevant jurisdiction, including value added tax chargeable under legislation implementing E.U. Council Directive 2006/112/EC on the common system of value added tax.

1.220 “VVC” means Vulvovaginal Candidiasis.

1.221 “Withholding Tax Action” has the meaning set forth in Section 6.9(a).

1.222 “World Wide Information Distribution Medium” is a means of simultaneously (or nearly simultaneously) distributing information in an electronic format to all or most countries in the world and which permits contemporaneous (or nearly contemporaneous) access to that information in those countries, and includes the internet.

Article 2
LICENSE GRANTS; RIGHT OF FIRST NEGOTIATION

2.1 License Grant to GSK. As of the Effective Date and subject to the terms and conditions of this Agreement, Scynexis, on behalf of itself and its Affiliates, hereby grants to GSK (a) an exclusive (even as to Scynexis and its Affiliates, but subject to the Scynexis Retained Rights), royalty-bearing, sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 14.2) license (i) under the Scynexis Intellectual Property and Scynexis’s and its Affiliates’ interest in all Joint Patents, to Exploit any Compound and any Products in the Field in the GSK Territory, (ii) to use the Product Trademarks in the GSK Territory in connection with the Commercialization of any Compound and any Products in the Field in the GSK Territory, and (iii) to use the Scynexis Websites and Copyrights in connection with the Exploitation of any Compound and any Products in the Field in the GSK Territory; and (b) a non-exclusive, royalty-free, sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 14.2) license (i) under the Scynexis Intellectual Property and Scynexis’s and its Affiliates’ interest in all Joint Patents, to Manufacture (including to have Manufactured) any Compound and any Products in the Field in the Excluded Territory and (ii) to use the Product Trademarks in the Excluded Territory in connection with such Manufacture, in each case of (i) and (ii), solely for the purpose of (x) obtaining Regulatory Approval of such Compound and such Products in the Field in the GSK Territory and (y) Exploiting such Compound and such Products in the Field in the GSK Territory. Upon the assignment to GSK of each item of Scynexis Websites and Copyrights pursuant to Section 4.4(a)(y), the license set forth in Section 2.1(a)(iii) shall terminate solely with respect to such item of Scynexis Websites and Copyrights. GSK shall not, and GSK shall not permit its Affiliates or Sublicensees or its or their distributors to, (A) practice or otherwise exploit the Scynexis Intellectual Property outside the scope of the licenses granted to GSK under this Section 2.1 or otherwise in violation of this Agreement, (B) Develop or Commercialize any Compound or Product outside the GSK Territory (other than Development activities allocated to GSK as set forth in the Development Plan as amended in accordance with this Agreement), or (C) distribute, market, promote, offer for sale, sell or otherwise Commercialize any Compound or Product (1) to any Third Party outside the GSK Territory, or (2) to any Third Party inside the GSK Territory that GSK, its Affiliates or Sublicensees, or its or their distributors, as applicable, knows is reasonably likely to distribute, market, promote, offer for sale, sell or otherwise Commercialize such Compound or Product outside the GSK Territory. From and after the Effective Date, GSK shall, and shall cause its Affiliates and Sublicensees to, (x) use reasonable efforts to not sell, directly or indirectly, any Compound or any Product over any World Wide Information Distribution Medium outside of the GSK Territory and (y) take reasonable measures to mitigate the potential for diversion of any and all Compounds and Products sold or distributed by or on behalf of such person outside the GSK Territory, including using reasonable efforts, ensuring such Compounds and Products located outside the GSK Territory may be promptly traced to such person’s applicable distributor, wholesaler or retailer. From and after the Effective Date, GSK shall, and shall cause its Affiliates and Sublicensees to, promptly notify Scynexis in writing of any actual or suspected sales or potential sales of Compounds or Products outside of the GSK Territory that are in contravention of this Section 2.1 and shall keep Scynexis fully and timely informed regarding the investigation by GSK and its respective efforts to eliminate such diversion. In the event that any Compound or Product sold or distributed by GSK or any of its Affiliates or Sublicensees is discovered for sale or is sold outside of the GSK Territory in contravention of this Section 2.1, GSK shall, and shall cause its Affiliates and Sublicensees to, use reasonable efforts and take prompt action to eliminate such diversion, including, in the event that Scynexis makes a good faith determination that a particular wholesaler, distributor or retailer is knowingly responsible for such diversion, by exercising all rights and remedies available to GSK with respect to such wholesaler, distributor or retailer, up to and including terminating, or causing to be terminated, the relationship with such wholesaler, distributor or retailer.

2.2 Sublicensing. GSK shall have the right to grant sublicenses (including the right to grant further sublicenses through multiple tiers), in whole or in part, under the licenses granted in Section 2.1 to its Affiliates and any Third Party without Scynexis’s consent; provided that (a) each such sublicense to any Third Party will be in writing and shall require the applicable Sublicensee to comply with all applicable terms and conditions of this Agreement, including obligations of confidentiality, non-disclosure and non-use of Confidential Information, and allocation of intellectual property rights that are at least as restrictive or protective of Confidential Information and intellectual property rights as set forth in this Agreement; (b) the grant of any sublicense by GSK shall not relieve GSK from any of its obligations pursuant to this Agreement or impose any additional obligations or liability upon Scynexis (other than as set forth herein); and (c) GSK shall remain primarily liable to Scynexis for the performance of all of GSK’s obligations under this Agreement.

2.3 Scynexis Retained Rights. Notwithstanding the exclusive licenses granted by Scynexis to GSK under Section 2.1, Scynexis and its Affiliates shall retain the right (a) under the Scynexis Intellectual Property and Scynexis’s and its Affiliates’ interest in the Joint Patents to (i) conduct all Development activities set forth in the Development Plan; (ii) conduct, solely during the Commercialization Transition Period, the Commercialization activities expressly allocated to, and required to be conducted by, Scynexis in the Commercialization Transition Plan with respect to the Products in the GSK Territory (such right set forth in this clause (ii), the “Scynexis Transitional Commercialization Rights”); (iii) Manufacture (including to have Manufactured) Compounds and Products in the GSK Territory solely for the purpose of (A) conducting such Development activities set forth in the Development Plan or exercising the Scynexis Transitional Commercialization Rights or (B) fulfilling its obligations under the Transitional Manufacturing and Supply Agreement or any other agreement between the Parties pursuant to which Scynexis manufactures or supplies any Compound or Product to GSK; and (iv) Manufacture (including to have Manufactured), and to grant licenses and sublicenses and otherwise enable its licensees and sublicensees to Manufacture (including to have Manufactured), Compounds and Products in the GSK Territory for the sole purpose of Exploiting such Compounds and Products in the Excluded Territory and (b) to use the Product Trademarks (i) to the extent necessary to perform its obligations under this Agreement, (ii) as otherwise disclosed on Schedule 9.2 and (iii) in connection with the Manufacture of Compounds and Products in the GSK Territory for the sole purpose of Exploiting such Compounds and Products in the Excluded Territory ((a) and (b), collectively, the “Scynexis Retained Rights”); provided that, except with respect to (A) the FURI Trial and CARES Trial, (B) Hansoh’s participation in the MARIO Study, and (C) Scynexis’s obligations to Hansoh and R-Pharm pursuant to the Hansoh Agreement and R-Pharm Agreement (as each such agreement exists as of the Execution Date), respectively, any and all such Development activities under such Development Plan shall be conducted (and the results of such activities shall be used) by Scynexis and its Affiliates solely for purposes of furthering GSK’s Exploitation of any Compound and any Product in the Field in the GSK Territory or as otherwise expressly permitted by this Agreement. As between the Parties, Scynexis retains the sole right (subject only to GSK’s non-exclusive Manufacturing license pursuant to Section 2.1) to Exploit any Compound and any Product in the Field in the Excluded Territory. Without limiting the foregoing, Scynexis shall not, and Scynexis shall not permit its Affiliates, licensees, sublicensees or distributors to, distribute, market, promote, offer for sale, sell or otherwise Commercialize any Compound or Product (1) to any Third Party outside the Excluded Territory, or (2) to any Third Party inside the Excluded Territory that Scynexis, its Affiliates or the applicable Commercializing entity knows is reasonably likely to distribute, market, promote, offer for sale, sell or otherwise Commercialize such Compound or Product outside the Excluded Territory. Scynexis and its

Affiliates further shall not license any Scheduled Trademarks outside the GSK Territory except to the extent required to satisfy Scynexis’s obligations pursuant to the Hansoh Agreement or the R-Pharm Agreement (as each such agreement exists as of the Execution Date), provided that Scynexis shall use reasonable efforts to promptly amend the Hansoh Agreement and the R-Pharm Agreement to remove any existing license to or any obligation of Scynexis or any of its Affiliates to license or enable the use of the mark BREXAFEMME or the BREXAFEMME logo or trade dress outside the GSK Territory. From and after the Effective Date, Scynexis shall, and shall cause its Affiliates, licensees and sublicensees to, (x) use reasonable efforts to not sell, directly or indirectly, any Compound or any Product over any World Wide Information Distribution Medium inside the GSK Territory and (y) take reasonable measures to mitigate the potential for diversion of any and all Compounds and Products sold or distributed by or on behalf of such person inside the GSK Territory, including using reasonable efforts, ensuring such Compounds and Products located inside the GSK Territory may be promptly traced to such person’s applicable distributor, wholesaler or retailer. From and after the Effective Date, Scynexis shall, and shall cause its Affiliates, licensees and sublicensees to, promptly notify GSK in writing of any actual or suspected sales or potential sales of Compounds or Products inside the GSK Territory that are in contravention of this Section 2.3 and shall keep GSK fully and timely informed regarding the investigation by Scynexis and its respective efforts to eliminate such diversion. In the event that any Compound or Product sold or distributed by Scynexis or any of its Affiliates, licensees or sublicensees is discovered for sale or is sold inside the GSK Territory in contravention of this Section 2.3, Scynexis shall, and shall cause its Affiliates and the applicable Commercializing entity to, use reasonable efforts and take prompt action to eliminate such diversion, including, in the event that GSK makes a good faith determination that a particular wholesaler, distributor or retailer engaged by Scynexis or its Affiliates, licensees or sublicensees is knowingly responsible for such diversion, by exercising all rights and remedies available to Scynexis with respect to such wholesaler, distributor or retailer, up to and including terminating, or causing to be terminated, the relationship with such wholesaler, distributor or retailer. For the avoidance of doubt, and notwithstanding anything to the contrary herein, Scynexis shall have no obligation to take any action in violation of its obligations, or to require a licensee, sublicensee or distributor to take any action that Scynexis does not have the right to require, under any agreement provided to GSK prior to the Execution Date, as such agreements exist as of the Execution Date.

2.4 GSK Territory Adjustment. In the event that (a) Scynexis exercises its right pursuant to Section 5.12 of the R-Pharm Agreement to eliminate any country or territory in the Excluded Territory from the territory licensed to R-Pharm thereunder or (b) Scynexis terminates all licenses it granted to Hansoh pursuant to the Hansoh Agreement with respect to any country or territory in the Excluded Territory, Scynexis shall promptly notify GSK in writing of the same (such notice, an “Excluded Territory Adjustment Notice”). The Excluded Territory Adjustment Notice shall identify the country or territory in the Excluded Territory which has been removed from the R-Pharm Agreement or Hansoh Agreement. GSK shall have [***] ([***]) following its receipt of the applicable Excluded Territory Adjustment Notice to provide written notice to Scynexis (an “Adjustment Notice”) that GSK wishes to expand the GSK Territory to include such country or territory. Commencing upon receipt of such Adjustment Notice and continuing for [***] ([***]) thereafter, the Parties will negotiate in good faith the terms of, and if the Parties reach such agreement, enter into, an amendment to this Agreement that would expand the GSK Territory to include the country or territory identified in the Excluded Territory Adjustment Notice (a “GSK

Territory Amendment”) which terms (i) will include [***] and (ii) may include [***]. If GSK does not provide to Scynexis an Adjustment Notice within such [***] ([***]) period, GSK shall have no further rights to expand the GSK Territory to include such country or territory. If GSK provides to Scynexis an Adjustment Notice within such [***] ([***]) period but the Parties do not enter into a GSK Territory Amendment within such [***] ([***]) period, GSK shall have no further rights to expand the GSK Territory to include such country or territory.

2.5 Retained Rights; No Implied Licenses; Combination Products. No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any Know-How, Patents, or other intellectual property right owned or otherwise Controlled by the other Party or its Affiliates, except as expressly set forth in this Agreement. All rights in and to any Know-How, Patents, Trademarks or other intellectual property rights owned or otherwise Controlled by Scynexis or its Affiliates to the extent not expressly licensed or otherwise granted to GSK under this Agreement are hereby retained by Scynexis (or its Affiliates, as applicable), and all use of the Product Trademarks by GSK or any of its Affiliates pursuant to the license under Section 2.1, including goodwill arising from such use, shall inure solely to the benefit of Scynexis. All rights in and to any Know-How, Patents, Trademarks or other intellectual property rights owned or otherwise Controlled by GSK or its Affiliates to the extent not expressly licensed or otherwise granted to Scynexis under this Agreement are hereby retained by GSK (or its Affiliates, as applicable). Notwithstanding any other provision of this Agreement, for purposes of the licenses under Section 2.1, with respect to any Product that is a Combination Product, such license will only include a license with respect to the Compound component of such Combination Product and not any Other Component Controlled by Scynexis or any of its Affiliates.

2.6 Third Party In-Licenses Payments.

(a) Scynexis will be responsible for all payments that are due under any agreements related to the Scynexis Intellectual Property that exist and are Controlled by Scynexis as of the Effective Date, including all royalties and all payments due under the Merck License that are associated with any sublicense granted thereunder to GSK.

(b) During the Term, prior to Scynexis (or any of its Affiliates) entering into any agreement with a Third Party pursuant to which Scynexis (or its Affiliate) would obtain a license, to any Know-How or Patents that would, but for requirements of Section 1.40(b), be Scynexis Intellectual Property, to Exploit any Compound or Product in the GSK Territory (such agreement with a Third Party, if entered into by Scynexis or its Affiliate, a “Scynexis Third Party Agreement”), Scynexis will provide written notice to GSK of Scynexis’s (or its Affiliate’s) intent to enter into such proposed Scynexis Third Party Agreement, along with reasonably detailed information regarding the proposed financial terms, as well as any other material terms applicable to sublicensees, under such proposed Scynexis Third Party Agreement and the relevant Know-How or Patents owned or otherwise controlled by such Third Party that are proposed to be included as Scynexis Intellectual Property if GSK elects to take a sublicense with respect to such proposed Scynexis Third Party Agreement pursuant to Section 2.6(d).

(c) Prior to Scynexis executing any such proposed Scynexis Third Party Agreement, the Parties shall confer to discuss whether it is in best interest of the Parties, in respect of their respective rights to Exploit any Compound and any Products in their respective Territories, in accordance with this Agreement, for Scynexis (or its Affiliate) to enter into such proposed Scynexis Third Party Agreement. In the event GSK consents in writing to Scynexis (or its Affiliate) entering into such proposed Scynexis Third Party Agreement, Scynexis (or its Affiliate) shall use Commercially Reasonable Efforts to obtain the right to grant to GSK a sublicense, under the licenses that Scynexis receives under the relevant Know-How or Patents pursuant to such Scynexis Third Party Agreement, on terms substantially consistent with the licenses granted to GSK under the Scynexis Intellectual Property pursuant to Section 2.1 (but, in all cases, in any manner where the financial terms of such proposed Scynexis Third Party Agreement do not disproportionately disadvantage any Compound or any Product vis-à-vis any other compound or product under such proposed Scynexis Third Party Agreement). In the event GSK does not provide consent for Scynexis (or its Affiliate) to enter into such proposed Scynexis Third Party Agreement, Scynexis shall be permitted to enter into such proposed Scynexis Third Party Agreement solely to the extent that Scynexis does not intend to, and will not, use any Know-How or Patent licensed to Scynexis under such Scynexis Third Party Agreement in its conduct of any Development activities under this Agreement (it being understood that, in the event that Scynexis or its Affiliate enters into such proposed Scynexis Third Party Agreement in accordance with the foregoing criteria and subsequently desires to use any Know-How or Patents licensed to it under such agreement in its conduct of any Development activities under this Agreement, Scynexis shall notify GSK in writing of the same and shall not use such Know-How or Patents for such activities without GSK’s prior written consent).

(d) If Scynexis (or its Affiliate) is successful in obtaining such sublicensable licenses under such Scynexis Third Party Agreement as contemplated in Section 2.6(c), GSK shall have the right, by delivery of notice to Scynexis within [***] ([***]) days after the execution of such Scynexis Third Party Agreement, to elect to take a sublicense under such relevant Know-How or Patents in-licensed by Scynexis (or its Affiliate) under such Scynexis Third Party Agreement, in which case GSK agrees (i) to comply, and will cause its Affiliates and Sublicensees to comply, with any applicable obligations under such Third Party in-licensing agreement that apply to GSK (or its Affiliates or Sublicensees) as sublicensees thereunder and (ii) [***]; provided that (1) the Parties shall mutually agree in writing in advance on [***] and (2) GSK shall have the right to [***].

2.7 Confirmatory Patent or Trademark License; License Registration. From and after the Effective Date, Scynexis shall, if reasonably requested to do so by GSK, (a) as soon as reasonably practicable enter into confirmatory license agreements in such form as may be reasonably requested in writing by GSK (provided that such confirmatory license agreement does not include any terms of this Agreement that are then confidential) for purposes of recording or registering the license granted pursuant to Section 2.1 with the patent or trademark offices or registries of any jurisdiction in the GSK Territory and (b) grant to GSK all necessary or useful authorizations and execute all necessary or useful documents (in each case that do not contain Confidential Information of Scynexis) for the perfection of such recordings and registrations. Until the completion of any such requested execution and recordation or registration of any such confirmatory license agreements, to the maximum extent possible under applicable Law, the Parties shall have the same rights and obligations in all respects with respect to the Scynexis Patents and Product Trademarks as if such confirmatory license agreements had been executed and recorded or registered with the applicable patent or trademark offices or registries. As between the Parties, GSK shall be responsible for any costs and fees of recording the license granted pursuant to Section 2.1 with any applicable patent or trademark office or registry in the GSK Territory.

2.8 Right of First Negotiation.

(a) GSK shall have a right of first negotiation to obtain an exclusive license with respect to any and all ROFN Programs worldwide (“ROFN Rights”) as follows:

(i) Upon any occurrence of any ROFN Triggering Event with respect to any ROFN Program, Scynexis will notify GSK of the same (including the identity of such ROFN Program, the relevant countries or jurisdictions and other limitations on the scope of the rights being offered by Scynexis) in writing (the “ROFN Notice”). Promptly after providing a ROFN Notice, Scynexis shall provide GSK with (A) any and all material information in Scynexis’s or its Affiliates’ possession and Control that is reasonably necessary for GSK to perform its due diligence to determine whether it is interested in obtaining such rights to such ROFN Program (including summaries of results from pre-clinical and clinical studies (if any), material correspondence with the FDA or any other applicable Regulatory Authority, schedules listing any and all material Patent rights Controlled by Scynexis or any of its Affiliates that would be available for sale or license, including information regarding any Patents owned by any Third Party that would be sublicensed to GSK, and non-technical information regarding the Manufacture, sourcing and cost of goods for such ROFN Program), and (B) reasonable access to relevant employees of Scynexis and any of its Affiliates that have participated in, or have knowledge of, the Exploitation of such ROFN Program. The content of such information provided to GSK (and/or its consultants) for review, and the access provided to GSK (and/or its consultants), shall not be materially less than the information and access Scynexis and its Affiliates may subsequently provide to any Third Party in connection with negotiations with such Third Party regarding such ROFN Rights for such ROFN Program. If GSK notifies Scynexis in writing of its election to pursue such ROFN Rights for such ROFN Program within [***] ([***]) after GSK’s receipt of such ROFN Notice (the “Diligence Period”), Scynexis shall enter into good faith negotiations with GSK with respect to such ROFN Rights for such ROFN Program for an exclusive period of [***] ([***]) following receipt of such election from GSK (the “ROFN Negotiation Period”). The proposals and term sheets that Scynexis delivers to GSK during that ROFN Negotiation Period shall include the terms for the ROFN Rights for such ROFN Program in the applicable countries or jurisdictions, together with any other restrictions, all as set forth in the ROFN Notice (the “Available Rights”).

(ii) During the ROFN Negotiation Period, Scynexis will provide GSK with an opportunity to make a written proposal of terms and conditions with respect to the agreement for the Available Rights for such ROFN Program and Scynexis will either accept the proposal or provide a counteroffer to GSK. If GSK has not provided Scynexis with such a written proposal regarding the principal financial terms of such an agreement within the first [***] ([***]) of the ROFN Negotiation Period, the ROFN Negotiation Period for such Available Rights will terminate. If the Parties are able to conclude an agreement in principle within the ROFN Negotiation Period as set forth in a mutually satisfactory term sheet with respect to such agreement, the Parties shall negotiate a definitive agreement in good faith with the goal of executing such agreement within [***] ([***]) thereafter (it being understood that, except as provided in such mutually satisfactory term sheet, such definitive agreement shall contain terms and conditions that are substantially similar to those set forth in this Agreement to the extent applicable given the nature of the ROFN Program as well as the relevant countries or jurisdictions and the scope of rights being offered by Scynexis).

(iii) If (A) GSK (1) does not elect to pursue the Available Rights with respect to such ROFN Program within the Diligence Period, (2) does so elect but does not provide Scynexis with a written proposal regarding all principal financial terms of an agreement with respect to the Available Rights for such ROFN Program within the first [***] ([***]) of the ROFN Negotiation Period or (3) provides Scynexis with a written proposal regarding all principal financial terms of such an agreement within the first [***] ([***]) of the ROFN Negotiation Period but the Parties do not conclude an agreement in principle with respect to the Available Rights for such ROFN Program within the ROFN Negotiation Period or (B) the Parties conclude an agreement in principle with respect to the Available Rights for such ROFN Program within the ROFN Negotiation Period but they do not execute a definitive agreement with respect thereto within [***] ([***]) thereafter, Scynexis will after the end of the applicable period be free to enter into negotiations and an agreement with any Third Party regarding such Available Rights for such ROFN Program, subject to the provisions set forth below in Section 2.8(b), Section 2.8(c), and Section 2.8(d).

(b) If (i) GSK provides Scynexis with a written proposal regarding all principal financial terms of such an agreement within the first [***] ([***]) of the ROFN Negotiation Period but the Parties do not conclude an agreement in principle with respect to the Available Rights for such ROFN Program within the ROFN Negotiation Period or (ii) the Parties conclude an agreement in principle with respect to the Available Rights for such ROFN Program within the ROFN Negotiation Period but they do not execute a definitive agreement with respect thereto within [***] ([***]) thereafter, Scynexis shall not (and shall cause its Affiliates not to) enter into any agreement with any Third Party with respect to such Available Rights for such ROFN Program under terms and conditions Less Favorable to Scynexis than the terms last offered to GSK by Scynexis, except in accordance with the following procedure: In the event that Scynexis intends to enter into an agreement with a Third Party (based on bona fide arm’s length negotiations with such Third Party) for such Available Rights for such ROFN Program on terms and conditions that are Less Favorable to Scynexis than such last offer made to GSK by Scynexis, Scynexis shall provide GSK with a copy of the term sheet containing, in reasonable detail, the principal financial terms and other material terms and conditions of the proposed agreement with such Third Party (the “Third Party Term Sheet”) and offer to GSK the right to execute an agreement for such Available Rights for such ROFN Program on the same terms and conditions as set forth in such Third Party Term Sheet. GSK shall have [***] ([***]) from receipt of the Third Party Term Sheet to notify Scynexis in writing of its acceptance of the terms set forth therein, and if GSK provides such notice within such [***] ([***]) period, the Parties shall negotiate a definitive agreement in good faith with the goal of executing such agreement within [***] ([***]) thereafter (it being understood that, except as provided in such Third Party Term Sheet, such definitive agreement shall contain terms and conditions that are substantially similar to those set forth in this Agreement to the extent applicable given the nature of the ROFN Program as well as the relevant countries or jurisdictions and the scope of rights being offered by Scynexis). If GSK does not notify Scynexis of its acceptance of the terms set forth in the Third Party Term Sheet within such [***] ([***]) period or if GSK does not execute such definitive agreement with Scynexis within such [***]

([***]) period, then Scynexis shall be free to enter into such agreement with such Third Party on the terms set forth in the Third Party Term Sheet.

(c) If a ROFN Triggering Event (other than any event that is a ROFN Triggering Event pursuant to clause (a) of the definition of ROFN Triggering Event) occurs with respect to a ROFN Program during [***] ([***]) period following the end of the ROFN Negotiation Period for such ROFN Program but before Scynexis’s entry into an agreement with any Third Party for such Available Rights for such ROFN Program in accordance with the procedures set forth in Section 2.8(b), then Scynexis shall not have the obligations set forth in Section 2.8(a), but shall instead notify GSK in writing and provide GSK with substantially the same information regarding such ROFN Triggering Event at substantially the same time as Scynexis provides such information to any Third Party with which it is negotiating to enter into an agreement for such Available Rights for such ROFN Program.

(d) If, pursuant to the foregoing procedures, Scynexis is entitled to enter into an agreement with any Third Party for such Available Rights for such ROFN Program and Scynexis does not enter into an agreement with any Third Party with respect to such Available Rights for such ROFN Program within [***] ([***]) following the end of the ROFN Negotiation Period, then Scynexis’s and its Affiliates’ rights in respect of such ROFN Program and such Available Rights shall terminate, and GSK’s ROFN Rights shall continue to apply to such ROFN Program and such Available Rights and, with respect thereto, Scynexis and its Affiliates shall comply with the procedures set forth in this Section 2.8. For the avoidance of doubt, Scynexis acknowledges and agrees that GSK’s ROFN Rights for any ROFN Program shall continue to apply with respect to any and all aspects of such ROFN Program which are not included in the scope of the Available Rights for such ROFN Program, and, with respect thereto, Scynexis and its Affiliates shall comply with the procedures set forth in this Section 2.8.

(e) Any agreement entered into by Scynexis with a Third Party in accordance with the foregoing procedure set forth in this Section 2.8 shall extinguish GSK’s ROFN Rights and any other rights pursuant to this Section 2.8 with respect to the applicable Available Rights for the applicable ROFN Program but shall not prevent Scynexis from fully performing any and all of its other obligations under this Agreement which will continue in full force and effect.

(f) Any granting or transfer of rights to, or other Exploitation of, any ROFN Program by Scynexis or any of its Affiliates (whether itself or with or through any Third Party) after the Effective Date that would breach or otherwise violate any of GSK’s rights under this Section 2.8 shall be null and void ab initio.

(g) At least [***] per Calendar Year during the Term, Scynexis shall provide an update to GSK regarding the status of the Development of all ROFN Programs that are actively undergoing Development by Scynexis or any of its Affiliates and are not the subject of an agreement entered into by Scynexis with a Third Party in accordance with the foregoing procedure set forth in this Section 2.8 (it being understood that such update may be in an executive summary form and, for so long as the JDC exists pursuant to Section 3.2(a), Scynexis may provide such updates to the JDC).

(h) With respect to any ROFN Program, prior to such time when Scynexis or any of its Affiliates is permitted to enter into an agreement with a Third Party for the Available Rights for such ROFN Program and GSK’s ROFN Rights for such ROFN Program have expired in their entirety in accordance with the procedures set forth in this Section 2.8, Scynexis shall not, and shall cause its Affiliates to not, directly or indirectly, enter into any agreement or arrangement with any Third Party which includes any sale, assignment or other transfer, conveyance, license, mortgage, deed of trust, lien, pledge, charge, security interest, or encumbrance that would prevent Scynexis or any of its Affiliates from entering into a definitive agreement with GSK in accordance with this Section 2.8 pursuant to which Scynexis would grant to GSK any right to Develop or Commercialize such ROFN Program, unless such sale, assignment or other transfer, conveyance, license, mortgage, deed of trust, lien, pledge, charge, security interest, or encumbrance can be terminated in its entirety, released, waived or otherwise modified to permit Scynexis or its Affiliate to grant such right in the same manner as if such sale, assignment or other transfer, conveyance, license, mortgage, deed of trust, lien, pledge, security interest or encumbrance had never been granted.

(i) In the event Scynexis undergoes a Change of Control, GSK’s rights pursuant to this Section 2.8 that have not yet expired or been extinguished shall survive such Change of Control, provided, however, that (i) the only ROFN Triggering Events with respect to any ROFN Program shall be [***].

(j) For purposes of Section 1.169(a), Section 2.8(a)(i), and Section 2.8(h), “Completion” means, with respect to any Clinical Trial, that (i) such Clinical Trial has concluded in the normal course in accordance with any applicable study plan or protocol; and (ii) Scynexis (or its Affiliate, as applicable) has completed all reasonable and customary analyses of the data and results of such Clinical Trial in accordance with any applicable study plan or protocol. “Completed” shall have correlative meaning.

2.9 Change of Control of Scynexis. In the event Scynexis determines that it will engage in a formal process for a Change of Control of Scynexis, Scynexis shall promptly notify GSK in writing thereof.

Article 3
GOVERNANCE

3.1 Alliance Managers. Promptly following the Effective Date, each Party shall appoint, by delivery of written notice to the other Party, a Person who shall serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Party’s activities pursuant to this Agreement (each such person, an “Alliance Manager”). Each Party may replace their Alliance Manager at any time by written notice to the other Party.

3.2 Joint Development Committee.

(a) Establishment of the JDC. Within [***] ([***]) Business Days following the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”) to oversee the implementation of the Development Plan. The JDC shall have and perform the responsibilities set forth in this Article 3; provided that the JDC shall in no event have any authority to amend this Agreement. Unless otherwise agreed by the Parties, the term for the JDC shall commence as of the date upon which it is established and continue until the earlier of (i) the termination of this Agreement, and (ii) the date on which Scynexis completes all activities set forth in the Development Plan. From and after the expiration of the term of the JDC as described in the foregoing sentence, this Article 3 shall have no further force or effect, except for Section 3.1, which will continue in accordance with its terms.

(b) Composition. The JDC will be comprised of up to [***] ([***]) named representatives of each Party (in addition to each Party’s respective Alliance Manager), as determined by the Parties, provided that the Parties may at any time mutually agree in writing to adjust the size of the JDC and provided further that the Parties will have an equal number of representatives on the JDC at all times. The JDC will be led by [***] ([***]) co-chairs, [***] ([***]) appointed by each Party. Each Party may replace one or more of its representatives effective upon written notice to the other Party’s Alliance Manager.

(c) Function and Powers of the JDC. The JDC will:

(i) provide input and advise on the Development Plan (including making recommendations with respect to the remediation of any issues that arise in the conduct of the Development activities by Scynexis or any of its Affiliates pursuant thereto);

(ii) oversee the implementation, progress under, and execution of the Development Plan;

(iii) review the results of the activities being carried out under the Development Plan;

(iv) review, discuss and oversee the exchange of Adverse Event and other safety related information (e.g., Serious Adverse Events and emerging safety issues) between the Parties with respect to Products (A) prior to the effectiveness of the Pharmacovigilance Agreement and (B) for so long as the JDC exists pursuant to Section 3.2(a), through the data safety monitoring subcommittee;

(v) review, discuss, decide whether to approve and, if approved, implement potential amendments to the then-current Development Plan, including any modifications that are required as a result of any request or requirement of the FDA or any other Regulatory Authority in the GSK Territory, subject to Section 4.1(a)(i);

(vi) establish subcommittees, direct and oversee any operating subcommittee on all significant issues, and resolve disputed matters that may arise at the subcommittees;

(vii) establish an appropriate mechanism for the ongoing transfer from Scynexis to GSK of results, data, and information arising from the Development activities performed by or on behalf of Scynexis as contemplated by Section 4.1(c);

(viii) perform any and all tasks and responsibilities that are expressly attributed to the JDC under this Agreement or as otherwise agreed by the Parties in writing; and

(ix) discuss and coordinate activities under the Technology Transfer Plan and Commercialization Transition Plan; provided, that, the JDC will not have the ability to amend any such plans without mutual consent of the Parties.

(d) Meetings. Unless otherwise mutually agreed between the Parties, the JDC will meet at least once per Calendar Quarter. The JDC may conduct such meetings by telephone, videoconference, or in person as determined by the co-chairs (it being understood that if the co-chairs elect to conduct such meetings in person, such in person meetings shall alternate between the United States and the United Kingdom). The co-chairs, through the Alliance Managers, will agree upon and arrange the date of the meeting and each co-chair will ensure that its JDC members receive adequate notice of such meetings. The co-chairs, through the Alliance Managers, shall circulate an agenda for the meeting at least [***] ([***]) Business Days prior to the agreed date for the meeting. Copies of information and materials to be discussed at a meeting shall be circulated by each Party at least [***] ([***]) hours prior to each JDC meeting where reasonably possible. Each Party may call special meetings of the JDC with at least [***] ([***]) Business Days’ prior written notice, or on shorter notice in exigent circumstances, to resolve particular matters requested by such Party within the decision-making responsibility of the JDC (including, if applicable, to review any Adverse Event or Serious Adverse Event). Meetings of the JDC are effective only if at least one (1) representative of each Party participates in such meeting. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JDC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and nonuse obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings.

(e) Minutes. The Parties shall alternate, on a meeting-by-meeting basis, having responsibility for preparing, circulating and finalizing minutes from each JDC meeting. Minutes shall be circulated to each Party within [***] ([***]) Business Days after each meeting of the JDC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions and decisions approved by the JDC and a list of any issues. Such minutes shall be effective only after approved by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that may not be resolved as provided in Section 3.2(g), definitive minutes of all JDC meetings shall be finalized no later than [***] ([***]) Business Days after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the JDC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 3.2(g). The decision resulting from the escalation process shall be recorded by the responsible Party in amended finalized minutes for such meeting.

(f) Subcommittees. The JDC may establish and disband subcommittees as deemed necessary by the JDC. Each such subcommittee will consist of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party may change its representatives on written notice to the other Party or send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Except as expressly provided in this Agreement, no subcommittee has the authority to bind the Parties hereunder and each subcommittee will report and be subordinate to the JDC. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. If a dispute arises that cannot be resolved by a subcommittee, the co-chair of either Party may refer such dispute to the JDC for resolution.

(g) Decisions. The JDC will act by unanimous consent, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party. If the JDC cannot reach unanimous consent or a dispute arises that cannot be resolved within the JDC, such dispute will be referred to the Executive Officers for resolution. If unanimous agreement cannot be reached by the Executive Officers within [***] ([***]) Business Days after referral to the Executive Officers by the JDC, then GSK shall have final decision-making authority with respect to such matter subject to Section 4.1(a)(i).

3.3 Authority. The Alliance Managers, the JDC and each committee, subcommittee or working group shall have only the powers assigned expressly to them in this Article 3 and elsewhere in this Agreement (or in the case of committees, subcommittees or working groups, as expressly assigned to them by the JDC). Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion in the Alliance Manager, the JDC, or any committee or subcommittee, unless expressly provided for in this Agreement or the Parties expressly so agree in writing. The JDC and GSK via exercise of its final decision-making authority shall not have the power to amend, waive or modify any term of this Agreement or determine whether a Party has satisfied any of its obligations under this Agreement, and no decision of the JDC shall finally determine Parties’ rights or obligations hereunder or be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JDC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JDC.

Article 4
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCTS

4.1 Development.

(a) Development Plan.

(i) The initial Development Plan is attached hereto as Schedule 1.49, and sets forth the Development activities to be undertaken by or on behalf of Scynexis with respect to the Compounds and the Products in the Field in the GSK Territory. The Parties shall, on an as reasonably needed basis and through the JDC, review and discuss proposed amendments to the then-current Development Plan, including any modifications that are required as a result of any request or requirement of the FDA or any other Regulatory Authority. The Parties acknowledge and agree that (A) without limiting Section 3.2(g) and notwithstanding anything else in this Agreement to the contrary, GSK shall have final decision-making authority with respect to any such proposed amendment to the Development Plan to increase the number of patients involved in the MARIO Study or to increase the scope of data safety monitoring for any Clinical Trial included in the Development Plan, provided that GSK shall [***], and (B) notwithstanding Section 3.2(g), any such proposed amendment to the Development Plan to materially change (1) the scope or timeline of activities under the Development Plan (including the addition of any new Clinical Trial or termination or cessation of any existing Clinical Trial), (2) the overall budget of the Development Plan, (3) the allocation between the Parties of responsibility for activities under the Development Plan, or (4) the general approach, inclusion criteria, dosing regimen or endpoints set forth in the protocol for any Clinical Trial included in the Development Plan, shall require the mutual written agreement of the Parties. Scynexis shall make available to GSK any and all results, raw (to the extent in Scynexis’s or any of its Affiliates’ possession or reasonably available to Scynexis or any of its Affiliates) and analyzed data, and information arising from the Development activities performed by Scynexis pursuant to the Development Plan in accordance with Section 4.1(c).

(ii) Subject to the terms and conditions of this Agreement, Scynexis (A) will be solely responsible, at its cost and expense, for the conduct of the Development activities set forth in the Development Plan, (B) will perform such Development activities in accordance with this Agreement (including Section 4.1(a)(iv) below) and the Development Plan and in accordance with all Laws and GCP, in each case to the extent applicable, and (C) shall commit such resources (including all Personnel, facilities, equipment and materials) as are reasonably available to Scynexis and its Affiliates and necessary to comply with such foregoing obligations. Scynexis acknowledges and agrees that Hansoh shall conduct Development activities set forth in the Development Plan solely to the extent expressly set forth in the Clinical Trial Participation Agreement between Scynexis and Hansoh (as such agreement exists as of the Execution Date) unless the Development Plan is amended in accordance with this Agreement to expand the Development activities conducted by Hansoh and Hansoh agrees to conduct such additional activities.

(iii) GSK will provide input and advise on the Development Plan and oversee implementation of the Development Plan by Scynexis through the JDC, including with respect to clinical trial design, statistical analysis and pharmacology matters.

(iv) Scynexis’s and its Affiliates’ performance of activities set forth in the Development Plan shall be conducted in a professional and workmanlike manner by competent and qualified individuals who possess the training, education, experience and skill reasonably necessary to perform such activities. Scynexis shall use Commercially Reasonable Efforts to comply with the estimated timelines for completing the activities set forth in the Development Plan or any portion thereof. Notwithstanding anything to the contrary in this Agreement, either Party may cease performance of any activities set forth in the Development Plan to the extent such activities would (a) violate any requirements of or recommendations by any applicable Regulatory Authority or any applicable data and safety monitoring board or similar committee, (b) in such Party’s reasonable belief, pose a safety risk to human subjects, or (c) based on such Party’s good faith determination, violate applicable Law or infringe or violate any intellectual property rights of any Third Party, provided that such Party shall, in each case, notify the other Party promptly in writing of the potential for such cessation of such activities immediately, and the Parties shall discuss in good faith reasonable steps that such Party should take with respect to such Development activities to mitigate or resolve such concern, including any amendment to the Development Plan if necessary (it being understood that, in the event such cessation is due to such Party’s reasonable belief that such activities pose a safety risk, the Parties shall cooperate and determine the appropriate actions to be taken in a timely manner).

(b) GSK Development Activities. Except as set forth in this Section 4.1, and subject to the terms and conditions of this Agreement, including the Scynexis Retained Rights, GSK shall have the exclusive right, and sole responsibility and decision-making authority, to Develop any Compound and any Product in the Field for the GSK Territory and to conduct (either itself or through one or more Affiliates, Sublicensees or other Third Parties selected by GSK) all CMC activities, non-clinical studies and Clinical Trials that GSK believes appropriate to obtain, expand or maintain Regulatory Approval for any Product in the Field for the GSK Territory, as well as any Clinical Trial (whether required or optional) commenced after Regulatory Approval.

(c) Ongoing Information Sharing. At each meeting of the JDC, Scynexis shall submit to the JDC and GSK (via the Alliance Managers) a high-level written report and presentation setting forth the Development activities performed by Scynexis in the GSK Territory since the previous meeting of the JDC. Notwithstanding the foregoing, at any time upon GSK’s reasonable request, and at a minimum, on a Calendar Quarter basis until the completion of all Development activities set forth in the Development Plan by Scynexis, Scynexis shall, in the manner designated by the JDC, make available to GSK any and all results, raw and analyzed data, and information arising from the Development activities performed by or on behalf of Scynexis pursuant to the Development Plan with respect to any and all Products in the Field for the GSK Territory.

4.2 Manufacturing.

(a) Clinical and Commercial Manufacturing. Within [***] ([***]) following the Execution Date, the Parties shall enter into the Manufacturing and Supply Agreement, to become effective contingent upon and as of the Effective Date, on terms substantially similar to the form set forth in Schedule 4.2(a) with the bracketed and annotated terms therein to be negotiated and agreed upon as definitive terms in such agreement by the Parties in good faith (such agreement, the “Manufacturing and Supply Agreement”). The Parties acknowledge and agree that such Manufacturing and Supply Agreement shall, contingent upon and as of the Effective Date (i) govern the Parties’ respective responsibilities, until GSK establishes its own Manufacturing capabilities, with respect to (A) the Clinical Manufacture by Scynexis at a cost to GSK to be set forth therein of each applicable Product for the conduct by GSK of any Clinical Trial and otherwise for the Development by GSK of any Compound and any Product for the GSK Territory and (B) the Commercial Manufacture by Scynexis at a cost to GSK to be set forth therein of each applicable Product for the Commercialization by GSK of any Compound and any Product for the GSK Territory, and (ii) require the Parties to enter into an associated quality agreement.

(b) JMWG. Within [***] ([***]) Business Days following the Effective Date, the Parties will establish a joint Manufacturing working group (“JMWG”), comprising representatives from each Party (which representatives may be replaced by the appointing Party at any time upon giving written notice to the other Party) in accordance with this Section 4.2(b), for the sole purpose of serving as a forum for the Parties to discuss information regarding the Manufacture (including any CMC development activities) of any Compound (including all key raw materials) or any Product in the GSK Territory, including (i) reviewing and discussing annual capacity planning and supply continuity plans for Clinical Manufacture and Commercial Manufacture in each case for the GSK Territory, including with respect to any key raw material, drug substance and drug products, in each case, taking into account relevant demand in the Excluded Territory and any ongoing research, development and commercialization by or on behalf of Scynexis or its Affiliates or licensees outside of this Agreement, (ii) reviewing and discussing the selection of, and potential changes to, any Third Party suppliers and subcontractors (including CMOs) in connection with any Clinical Manufacture, in the case of selection, with respect to suppliers or subcontractors not utilized by Scynexis prior to the Effective Date to Exploit any Compound or any Product and (iii) any other matter as expressly set forth in this Agreement or as the Parties otherwise mutually agree to discuss via the JMWG. The JMWG will meet as frequently as the Parties mutually agree is necessary to carry out its duties under this Section 4.2(b) at such time and place as may mutually be agreed by its members and may meet in person, by videoconference or by teleconference. Meetings of the JMWG will only be valid if at least one (1) representative of each Party is present or participating in such meeting. Each Party will bear the expense of its own representatives’ participation in any JMWG meeting. For the avoidance of doubt, the JMWG shall have no decision-making authority, the JMWG shall refer any disputes to the JDC for final determination, and neither Party’s activities or decisions regarding any Manufacturing of any Compound or any Product in accordance with its rights and obligations under this Agreement shall require the approval, consent or agreement of the JMWG.

(c) Undertaking from current CMOs. Scynexis shall use reasonable efforts to obtain within [***] ([***]) Business Days of the Effective Date an undertaking from each of its current CMOs to (i) provide GSK with reasonable one-time access to the relevant manufacturing facility for the purposes of carrying out an audit of the relevant facility, including all relevant quality systems and procedures, performance history and environment, health and safety practices (it being understood that such one-time access shall last for multiple days if reasonably required to complete such audit); (ii) upon GSK’s reasonable request, provide reasonable additional access to the relevant manufacturing facility for the purposes of confirming that such CMO has addressed any deficiencies identified as part of the foregoing audit; (iii) enter into good faith negotiations with GSK at GSK’s request after the Effective Date, regarding the terms of binding contracts for the Clinical Manufacture or Commercial Manufacture of any Compound or any Product for the GSK Territory, which terms shall be no less favorable to GSK than those set out in the contracts in place between Scynexis and the relevant CMO; and (iv) enter into a confidential disclosure agreement with GSK and Scynexis to enable GSK to obtain information directly from each such CMO.

4.3 Technology Transfer. During the period beginning on the Effective Date until the date set out in Schedule 4.3 (the “Technology Transfer Period”), the Parties shall complete their respective activities under the Technology Transfer Plan, including Scynexis’s transfer to GSK of such Scynexis Know-How and specified quantities of such materials, as set out in Schedule 4.3; provided that either Party may propose amendments to the Technology Transfer Plan at any time during the Technology Transfer Period by delivering a written notice to the other Party for review and discussion; provided, further, that the Technology Transfer Plan may only be amended by mutual written agreement of the Parties. In furtherance of the foregoing, within [***] ([***]) Business Days following the Effective Date, the Parties will establish a technology transfer subcommittee comprised of representatives of each Party (which representatives may be replaced by the appointing Party at any time upon giving notice to the other Party) (the “Technology Transfer Committee”) to oversee and coordinate the implementation of the Technology Transfer Plan. For clarity, the Technology Transfer Committee will have no responsibility or decision-making authority except as expressly provided in this Section 4.3 or otherwise expressly agreed by the Parties in writing. Subject to the terms and conditions of this Agreement (including the Technology Transfer Plan), (a) during the [***] ([***]) period following the Effective Date (or such shorter or longer period as may be mutually agreed by the Parties to enable product release or execution of any studies), Scynexis will deliver to GSK (or its designee) all such Know-How and specified quantities of such materials set forth in Schedule 4.3 as were in existence as of the Effective Date (including information and copies of documents related to any Compound or any Product (including Scynexis Regulatory Documentation for such Compounds and Products and CMC data and information and all non-clinical studies and Clinical Trial data and results referenced therein)), (b) Scynexis shall use Commercially Reasonable Efforts to (i) ensure that all information, documentation, data and quantities of materials to be provided to GSK in accordance with this Section 4.3 and the Technology Transfer Plan shall be provided in a format that is structured and indexed in a manner designated by GSK and that all relevant documents and files are clearly labelled and (ii) deliver to GSK (or its designee) copies of any and all documentation and source data (A) in Scynexis’s or its Affiliates’ possession and Control or (B) residing with any Third Party contractors of Scynexis or any of its Affiliates which Scynexis can reasonably obtain from them, in each case, used to generate such documents and files, (c) Scynexis shall make available to GSK qualified Scynexis Personnel having the necessary skill, expertise and experience to accomplish the activities set forth in such Technology Transfer Plan to answer any questions or provide instruction as reasonably requested by GSK during the Technology Transfer Period, (d) Scynexis shall use reasonable efforts to provide GSK with access to its CMOs involved in the Manufacture of any Compound or any Product, subject to customary confidentiality obligations, for purposes of facilitating the activities contemplated by the Technology Transfer Plan and (e) at GSK’s written request, Scynexis or its Affiliates shall assign to GSK or its designee any commitment or agreement set forth on Schedule 9.2(x) to the extent such commitments or agreements are assignable provided that Scynexis shall use good faith efforts to obtain any necessary consents for such assignment, and GSK or its designee shall assume all of Scynexis’s post-Effective Date obligations thereunder. Scynexis shall perform its obligations under the Technology Transfer Plan at its sole cost and expense, provided that any and all reasonable and documented FTE Costs incurred by Scynexis or its Representatives under this Section 4.3 to convert any information, documentation, data or quantities of materials into the format designated by GSK as contemplated above, and any and all Out-of-Pocket Costs incurred by Scynexis or its Representatives under this Section 4.3 except to the extent that such Out-of-Pocket Costs are incurred by Scynexis or its Representatives in connection with CMC activities required to be conducted to remedy any identified errors in existence as of the Effective Date that are necessary to be remedied in order to obtain or maintain the applicable Regulatory Approval) shall be reimbursed by GSK, and shall be due and payable within [***] ([***]) from the date on which GSK receives a Valid Invoice; provided further that (1) a good faith estimate of such Out-of-Pocket Costs and any good faith material updates of these good faith estimates of such Out-of-Pocket Costs shall be approved by GSK prior to such Out-of-Pocket Costs being incurred and if GSK does not provide such approval within [***] ([***]) of receipt from Scynexis of the estimate or updated estimate of the relevant Out-of-Pocket Costs, then Scynexis shall not be obligated to perform the applicable activity, and (2) to the extent GSK approves such estimate or updated estimate, GSK shall be obligated to pay the amount set forth in such Valid Invoice so long as such amount does not exceed such approved estimate or updated estimate, as applicable, by more than [***] percent ([***]%). Upon GSK’s request, the Scynexis Human Biological Samples and reasonable quantities of any and all fermentation strains being used by Scynexis or any of its Affiliates as of the Effective Date in the Manufacture of any Compound or any Product shall promptly be delivered by Scynexis to GSK to the extent permitted by any informed consent forms or applicable Law. If GSK identifies items Controlled by Scynexis or any of its Affiliates that were not included in the original Technology Transfer Plan but were being used by Scynexis or any of its Affiliates as of the Effective Date to Exploit any Compound and any Product in the Field in the GSK Territory, Scynexis will use Commercially Reasonable Efforts to deliver to GSK, or provide GSK with access to, copies or reasonable quantities of such items. Scynexis shall use Commercially Reasonable Efforts to ensure that all data, results and other information provided by Scynexis to GSK pursuant to this Section 4.3 and the Technology Transfer Plan is true and accurate in all material respects and was generated in accordance with the Data Integrity Practices set forth in Schedule 4.10(b). Use of the Product Trademarks by Scynexis or its Affiliates during the Technology Transfer Period in connection with domain names, website materials, and social media handles shall be included in the Scynexis Retained Rights as contemplated in Section 2.3 solely to the extent such use is permitted or required by the Technology Transfer Plan or otherwise as permitted or required hereunder.

4.4 Commercialization.

(a) Subject to the terms and conditions of this Agreement, GSK shall have the exclusive right, and sole responsibility and decision-making authority (either itself or through one or more Affiliates, Sublicensees or other Third Parties selected by GSK), in all matters relating to the Commercialization of any Compound and any Product for the GSK Territory as of and following the Effective Date (except for the Scynexis Transitional Commercialization Rights). Without limiting the generality of the foregoing and except for the Scynexis Transitional Commercialization Rights, GSK, at its sole expense, is solely responsible for and has full control over, all sales, marketing and other Commercialization activities for any Product for the GSK Territory as of and following the Effective Date, including sole responsibility for (i) any decisions and negotiations with relevant Regulatory Authorities regarding price and reimbursement status of any Product for the GSK Territory, and (ii) the creation, preparation, production, reproduction, and filing with the applicable Regulatory Authorities of relevant written sales, promotion and advertising materials relating to any Product for use in the GSK Territory. GSK shall, except for the Scynexis Transitional Commercialization Rights, sell, distribute, and book all sales of all Products in the GSK Territory. Subject to its diligence obligations set forth in Section 4.6, GSK has the sole right, in its discretion, to decide whether to launch or continue to sell any Product in any market in the GSK Territory. During the Commercialization Transition Period, the Parties shall complete their respective activities under the Commercialization Transition Plan to enable GSK to efficiently initiate Commercialization in the United States of the Product marketed by Scynexis as of the Execution Date under the Trademark Brexafemme® (including, the assignment by Scynexis or its Affiliates to GSK and the assumption by GSK of all of Scynexis’s post-Effective Date obligations thereunder, (x) of all distribution, commercialization, payor and similar agreements, to the extent relating to any Product in the GSK Territory (the “Scynexis

Commercial Contracts”) to the extent such agreements are assignable and (y) all Scynexis Websites and Copyrights) and Scynexis shall consult with GSK on the activities allocated to Scynexis under the Commercialization Transition Plan and consider in good faith any and all feedback and reasonable instructions provided by GSK with respect thereto; provided that either Party may propose amendments to the Commercialization Transition Plan at any time during the Commercialization Transition Period by delivering a written notice to the other Party for review and discussion; provided, further, that the Commercialization Transition Plan may only be amended by mutual written agreement of the Parties. Scynexis shall make Scynexis Personnel reasonably available to accomplish the activities set forth in such Commercialization Transition Plan, provided Scynexis shall have no obligation to retain or employ any Scynexis Personnel to fulfill this obligation. Any and all reasonable and documented FTE Costs and Out-of-Pocket Costs incurred by Scynexis or its Representatives under this Section 4.4 (except to the extent that such FTE Costs or Out-of-Pocket Costs are incurred by Scynexis or its Representatives in connection with CMC activities required to be conducted to remedy any identified errors in existence as of the Effective Date that are necessary to be remedied in order to obtain or maintain the applicable Regulatory Approval) shall be reimbursed by GSK, and shall be due and payable within [***] ([***]) from the date on which GSK receives a Valid Invoice; provided further that (A) a good faith estimate of such FTE Costs and Out-of-Pocket Costs and any good faith material updates of these good faith estimates of such FTE Costs and Out-of-Pocket Costs shall be approved by GSK prior to such FTE Costs and Out-of-Pocket Costs being incurred and if GSK does not provide such approval within [***] ([***]) of receipt from Scynexis of the estimate or updated estimate of the relevant FTE Costs and Out-of-Pocket Costs, then Scynexis shall not be obligated to perform the applicable activity, and (B) to the extent GSK approves such estimate or updated estimate, GSK shall be obligated to pay the amount of such FTE Costs and Out-of-Pocket Costs set forth in such Valid Invoice so long as such amount does not exceed such approved estimate or updated estimate by more than [***] percent ([***]%).

(b) GSK acknowledges that Scynexis’s performance of Commercialization activities pursuant to the Commercialization Transition Plan is for the sole benefit of GSK and the sole purpose of furthering GSK’s Exploitation of Compounds and Products in the Field in the GSK Territory.

4.5 Support in Development, Manufacturing and Commercialization. During the Technology Transfer Period and from time to time thereafter upon GSK’s reasonable request, Scynexis shall use Commercially Reasonable Efforts to (a) make Representatives who are knowledgeable regarding the Scynexis Intellectual Property, each Compound and each Product, including the properties and functions thereof, reasonably available to provide scientific and technical explanations and advice to GSK related to the Exploitation of any Compound and any Product, provided such access shall be at mutually convenient times and may include teleconferences, email or face-to-face meetings, and (b) provide such additional cooperation, information, assistance or services to GSK as may be reasonably necessary to enable GSK to conduct the Exploitation of any Compound and any Product in the GSK Territory; provided that any reasonable and documented FTE Costs and Out-of-Pocket Costs incurred by Scynexis or its Representatives under this Section 4.5 (except to the extent that such FTE Costs and Out-of-Pocket Costs are incurred by Scynexis or its Representatives in connection with CMC activities required to be conducted to remedy any identified errors in existence as of the Effective Date that are necessary to be remedied in order to obtain or maintain the applicable Regulatory Approval) shall be reimbursed by GSK, and shall be due and payable within [***] ([***]) from the date on which GSK receives a Valid Invoice; provided further that (i) a good faith estimate of such FTE Costs and Out-of-Pocket Costs and any good faith material revisions of these good faith estimates of such FTE Costs and Out-of-Pocket Costs shall be approved by GSK prior to such FTE Costs and Out-of-Pocket Costs being incurred and if GSK does not provide such approval within [***] ([***]) of receipt from Scynexis of the estimate or updated estimate of the relevant FTE Costs and Out-of-Pocket Costs, then Scynexis shall not be obligated to perform the applicable activity, and (ii) to the extent GSK approves such estimate or updated estimate, GSK shall be obligated to pay the amount set forth in such Valid Invoice so long as such amount does not exceed such approved estimate or updated estimate by more than [***] percent ([***]%). Notwithstanding anything to the contrary in this Agreement, Scynexis’s obligations under Sections 4.3-4.5 to make Scynexis Personnel available shall be deemed to have been satisfied as such time that the cumulative number of hours that Scynexis Personnel have been available reaches a cumulative total of [***] ([***]) hours (of which at least [***] ([***]) hours shall be reserved by Scynexis for Manufacturing-related assistance to be provided no later than the [***] ([***]) anniversary of the completion of the transfer of Manufacturing responsibility from Scynexis to GSK), unless otherwise agreed between the Parties. Upon request of GSK prior to the [***] ([***]) anniversary of the completion of the transfer of Manufacturing responsibility from Scynexis to GSK to assist with any such transfer, Scynexis will make up to [***] ([***]) of its personnel that are familiar with the Manufacturing of the relevant Compound or Product reasonably available to GSK during normal business hours at a mutually agreeable date and time to transfer such Manufacturing methods, processes and analytical methods (or any other relevant information or knowledge) to GSK and respond to GSK’s reasonable inquiries with respect thereto, provided that such assistance will not exceed [***] ([***]) hours of time provided by Scynexis Personnel (which time shall count towards the [***] ([***]) and [***] ([***]) hours referenced above), unless otherwise agreed by Scynexis. To the extent GSK requests additional assistance from Scynexis Personnel in excess of [***] ([***]) (and/or after the [***] ([***]) anniversary of the completion of the transfer of Manufacturing responsibility from Scynexis to GSK) and Scynexis confirms it has the resources to perform such additional assistance or Scynexis otherwise notifies GSK in writing that additional assistance which Scynexis has the capacity to provide is required to be provided in excess of the [***] ([***]) hours and GSK approves in writing such additional assistance, GSK will reimburse such FTE Cost and Out-of-Pocket Costs described above.

4.6 Diligence Obligations. Commencing on the Effective Date, GSK shall use Commercially Reasonable Efforts to (a) pursue the Development of and, where applicable, obtain [***] and (b) obtain [***]. GSK shall use Commercially Reasonable Efforts (A) to [***]. GSK shall have the exclusive right to determine, in its sole discretion, the launch strategy for the Products, subject to its exercise of Commercially Reasonable Efforts. Activities conducted by GSK’s Affiliates or any of their respective Sublicensees and subcontractors will be considered as GSK’s activities under this Agreement for purposes of determining whether GSK has complied with its obligation to use Commercially Reasonable Efforts.

4.7 Subcontracting.

(a) GSK (and its Affiliates and Sublicensees) may exercise any of its rights, or perform any of its obligations, under this Agreement (including any Exploitation of any Compound or any Product in the Field in the GSK Territory or otherwise in the exercise of any of the rights or licenses granted to GSK under Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on GSK’s (or such Affiliate’s or Sublicensee’s, as applicable) behalf to a Third Party subcontractor.

(b) Other than those subcontractors explicitly identified Schedule 4.7(b) to this Agreement (each, an “Approved Subcontractor”), Scynexis shall not enter into any subcontract after the Effective Date to engage (i) a CMO to perform any of its Manufacturing obligations under this Agreement, (ii) a pharmacovigilance provider to collect, detect, assess or monitor Adverse Events for a Clinical Trial that Scynexis is performing pursuant to the Development Plan, (iii) a contract research organization to oversee a Clinical Trial that Scynexis is performing pursuant to the Development Plan, or (iv) any other subcontractor to perform any Development activities pursuant to the Development Plan, in each case, without the prior written consent of GSK. The Parties may, on an as reasonably needed basis and through the JDC, review and discuss proposed amendments to the then-current Schedule 4.7(b) to add one or more Approved Subcontractors.

(c) Any permitted subcontract granted or entered into by a Party as contemplated by this Section 4.7 shall not relieve such Party from any of its obligations under this Agreement. The subcontracting Party shall be responsible for the acts and omissions of its (and its Affiliate’s or Sublicensee’s, as applicable) subcontractors in connection with their performance of any obligations or exercise of any rights hereunder. Any agreement with a subcontractor to perform a Party’s obligations under this Agreement shall (i) be consistent with such Party’s obligations under this Agreement, including confidentiality and non-use provisions which are no less stringent than those set forth in Article 8, and (ii) in the case of Scynexis or any of its Affiliates as the subcontracting Party, include provisions whereby Scynexis or such Affiliates obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any and all Know-How and Patents that are developed by such subcontractor in the performance of such agreement (other than Know-How and Patents that are improvements to such subcontractor’s background intellectual property).

4.8 Trademarks. Subject to the terms and conditions herein, and notwithstanding the rights granted to GSK with respect to any Product Trademarks pursuant to Section 2.1, as between GSK and Scynexis, GSK shall have the sole authority to select Trademarks for any Product in the GSK Territory and shall, as between the Parties, at GSK’s expense, own any and all Trademarks created, conceived or developed by or on behalf of GSK or any of its Affiliates or Sublicensees in connection with the performance of this Agreement that (i) are not Product Trademarks and (ii) are distinct from (and not confusingly similar to) the Product Trademarks (“GSK Trademarks”) and shall be responsible for all such GSK Trademarks, including the clearance, filing and prosecution thereof in its sole authority and discretion. Notwithstanding anything to the contrary set forth herein, neither Scynexis nor GSK shall select or use, without the prior written consent of the other Party, any Trademark for any Product in their respective Territory (other than the Product Trademarks) that is identical or confusingly similar to a Trademark for any Product that is selected and used by the other Party.

4.9 Information Rights.

(a) Scynexis Reporting Obligations. Commencing on the Effective Date, and on a Calendar Quarter basis thereafter, Scynexis shall provide GSK with a report (each, a “Development Report”) of its activities and progress that provides (i) a summary of any currently planned clinical, non-clinical and CMC activities by or on behalf of Scynexis or any of its Affiliates, licensees or sublicensees with respect to any Compound or any Product in the Excluded Territory, (ii) estimated timelines for the Development of any Compound or any Product by or on behalf of Scynexis or any of its Affiliates, licensees or sublicensees in the Field in the Excluded Territory, and (iii) summaries of all non-clinical, clinical and CMC data generated during the period since the prior Development Report was delivered by Scynexis to GSK pursuant to this Section 4.9(a), in each case to the extent that such information is in Scynexis’s or its Affiliates’ possession and Control.

(b) GSK Reporting Obligations. Following the Effective Date, at least [***] every [***] ([***]) for so long as the JDC exists pursuant to Section 3.2(a) and at least [***] per [***] thereafter, GSK shall provide Scynexis with a Development Report that includes a high level summary of Development activities completed by or on behalf of GSK or any of its Affiliates or Sublicensees with respect to any Compound or any Product in the Field in the GSK Territory since the prior Development Report was delivered by GSK to Scynexis pursuant to this Section 4.9(b).

(c) For the avoidance of doubt, each Party acknowledges and agrees that all Development Reports, high-level summaries or other information provided under this Section 4.9 shall be deemed to be the Confidential Information of the Party providing such Development Report, high-level summary or other information.

4.10 Compliance with Laws.

(a) Each Party shall, and shall cause its Affiliates, licensees or sublicensees to, conduct its activities under this Agreement and with respect to the Exploitation of any Compound or any Products in its respective Territory or, with respect to Scynexis, in the GSK Territory in connection with the exercise of the Scynexis Transitional Commercialization Rights during the Commercialization Transition Period, in a good scientific manner and in compliance with all Laws, including anti-corruption and anti-bribery laws and regulations, Data Protection Laws, foreign, federal, and state transparency reporting laws, economic, trade and financial sanctions, and trade embargoes. During the Term, each Party (or its Affiliates, licensees or sublicensees, as applicable) shall obtain and maintain all necessary authorizations, consents and approvals of any Regulatory Authority or other Governmental Body that is required in connection with the Exploitation of any Compound or any Products in its respective Territory, or otherwise in connection with such Party’s performance of its obligations under this Agreement. Neither Party nor any of its respective Affiliates has, nor will, in connection with the performance of this Agreement or otherwise in the Exploitation of any Compound or any Products in its respective Territory, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting such Party or any of its Affiliates in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery. Each Party warrants and covenants that it and its Affiliates have taken and will take reasonable measures to prevent subcontractors, agents or any other Third Parties, subject to their control or determining influence, from doing so in connection with this Agreement or otherwise in connection with the Exploitation of any Compound or any Products in its respective Territory. For the avoidance of doubt, this includes facilitating payments which are unofficial, improper payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action to which such Party or any of its Affiliates is legally entitled. In connection with the exercise of its rights and the performance of its obligations under this Agreement, or otherwise in connection with the Exploitation of any Compound or any Products in its respective Territory, each Party shall, and shall require any of its Affiliates, licensees and sublicensees to, (i) respect the human rights of its staff and shall not employ or permit child labor, forced labor, unsafe working conditions, or cruel or abusive disciplinary practices in the workplace and shall not discriminate against any workers on any unlawful grounds (including race, religion, disability, gender, sexual orientation or gender identity), (ii) pay each employee at least the minimum wage, provide each employee with all legally mandated benefits, and comply with Laws on working hours and employment rights in the countries in which it operates, (iii) be respectful of its employees’ right to freedom of association, (iv) encourage compliance with these standards by any supplier of goods or services that it uses in performing its obligations under this Agreement or otherwise in connection with the Exploitation of any Compound or any Products in its respective Territory, and (v) not employ or otherwise use in any capacity, the services of any Person debarred under applicable Law, including under 21 U.S.C. Section 335a or any foreign equivalent thereof, with respect to any Compound or any Product.

(b) Without limiting Section 4.10(a), in connection with any Exploitation of any Compound or any Product in their respective Territories, or otherwise in the performance of any of their respective other obligations under this Agreement, as applicable, each Party shall, shall cause their respective Affiliates to, and shall use Commercially Reasonable Efforts to cause their licensees and sublicensees to, comply with the additional terms set forth in Schedule 4.10(b).

(c) For clarity, notwithstanding anything to the contrary in this Agreement, each Party shall (and shall cause its Affiliates to) (i) promptly notify the other Party in writing if such Party (or any of its Affiliates, licensees or sublicensees) is not permitted to provide such other Party with any data, information, study reports or materials as a result of the application of any Laws in such Party’s respective Territory, (ii) use its Commercially Reasonable Efforts to secure all such approvals and filings (including applying for any security assessments) as soon as possible after the Effective Date or at any time during the Term, as applicable (and such Party shall keep the other Party informed as to the status thereof upon request from such other Party), (iii) use its Commercially Reasonable Efforts to obtain full and proper consents from all data subjects (including any Persons participating in any Clinical Trials conducted by or on behalf of such Party (or its Affiliates, licensees or sublicensees, as applicable)) that permit such Party (and its Affiliates, licensees or sublicensees) to provide and share the personal information of such data subjects to such other Party (and its Affiliates or sublicensees), such that such other Party (and its Affiliates or sublicensees, as applicable) may receive, use, process and otherwise exploit such information as permitted under this Agreement, and (iv) at the request of such other Party, use its Commercially Reasonable Efforts to find alternative means for providing such other Party with such data, information, study reports or materials, as applicable, in a manner that is compliant with Laws, including to consult and cooperate with such other Party in connection therewith (including, if requested by such other Party, to provide any such data in anonymized form).

Article 5
REGULATORY ACTIVITIES

5.1 Regulatory Filings. As between the Parties, (a) GSK shall, subject to Section 5.2, solely and exclusively own (other than Regulatory Documents in existence as of the Effective Date that are not Regulatory Approvals) and have the exclusive right to maintain and/or develop any and all Regulatory Documents and Regulatory Approvals for any Products in the GSK Territory, including all INDs, NDAs and MAAs, and (b) Scynexis shall solely and exclusively own and have the exclusive right to maintain and/or develop any and all Regulatory Documents and Regulatory Approvals for any Products in the Excluded Territory.

5.2 Regulatory Approvals Transfer. Within [***] ([***]) following the Effective Date with respect to the United States and within [***] ([***]) following the Effective Date with respect to the rest of the GSK Territory or in each case as otherwise set forth in the Technology Transfer Plan, Commercialization Transition Plan or Development Plan, Scynexis (a) shall, in the format mutually agreed in writing by the Parties (provided that, to the extent that they are in a different format as of the Effective Date, GSK shall reimburse Scynexis for all reasonable and documented FTE Costs and Out-of-Pocket Costs incurred to convert them to the mutually agreed format and the timeline for such provision of copies shall be extended to account for the time needed for such conversion), provide GSK with copies of any and all existing preclinical, clinical and CMC data and copies of any and all Regulatory Documents, including Regulatory Approval applications and any other filings or communications made to or with, or other approvals (including INDs, NDAs and MAAs) granted by, any Regulatory Authority in the GSK Territory, in each case that are necessary or useful to Exploit any Compound or any Product in the GSK Territory and that are held in the name of, or Controlled by, Scynexis or any of its Affiliates (including any and all Scynexis Regulatory Documentation), and (b) hereby does, and will cause its Affiliates to, effective as of the Effective Date, assign to GSK all of its rights, title and interests in and to all of the foregoing Regulatory Approvals, except for the INDs for the Clinical Trials included in the Development Plan, which will be assigned to GSK after completion of such Clinical Trials. Scynexis shall perform its obligations under this Section 5.2 at its sole cost and expense, except as set forth above, provided that any and all reasonable and documented FTE Costs incurred by Scynexis or its Representatives under this Section 5.2 to convert the format of any data and Regulatory Documents as contemplated above, and any and all Out-of-Pocket Costs incurred by Scynexis or its Representatives under this Section 5.2 (except to the extent that such Out-of-Pocket Costs are incurred by Scynexis or its Representatives in connection with CMC activities required to be conducted to remedy any identified errors that are necessary to obtain or maintain the applicable Regulatory Approval) shall be reimbursed by GSK, and shall be due and payable within [***] ([***]) from the date on which GSK receives a Valid Invoice; provided further that (i) a good faith estimate of such FTE Costs and Out-of-Pocket Costs and any good faith material update of these good faith estimates of such Out-of-Pocket Costs shall be approved by GSK prior to such FTE Costs and Out-of-Pocket Costs being incurred and if GSK does not provide such approval within [***] ([***]) of receipt from Scynexis of the estimate or updated estimate of the relevant FTE Costs and Out-of-Pocket Costs, then Scynexis shall not be obligated to perform the applicable activity, and (ii) to the extent GSK approves such estimate or updated estimate, GSK shall be obligated to pay the amount set forth in such Valid Invoice so long as such amount does not exceed such approved estimate or updated estimate by more than [***] percent ([***]%). Scynexis will take all steps necessary to transfer ownership of such Regulatory Approvals as contemplated herein, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to GSK) notifying such Regulatory Authority of the transfer of such ownership of such Regulatory Approval and requesting that GSK be named the holder of such Regulatory Approval for the applicable Compound or Product in the GSK Territory, and will reasonably cooperate with GSK therewith.

5.3 Rights of Reference. Scynexis, on behalf of itself and its Affiliates and sublicensees, hereby grants GSK and its Affiliates and Sublicensees the right to use and reference all Regulatory Documents (including all data contained therein) and Regulatory Approvals for any Product in the Excluded Territory, but solely for use in connection with Developing, Commercializing and obtaining Regulatory Approval for such Product in the GSK Territory. If GSK uses any data generated by R-Pharm in a Regulatory Approval in the GSK Territory, GSK shall provide Scynexis with prior written notice of such use; provided that Scynexis shall, at such time when Scynexis or any of its Affiliates provides any data to GSK hereunder, notify GSK in writing if such data has been generated by R-Pharm. GSK, on behalf of itself and its Affiliates and Sublicensees, hereby grants Scynexis and its Affiliates the right to use and reference, and to permit Hansoh and R-Pharm (and, with respect to all Regulatory Documents and Regulatory Approvals that exist as of the Effective Date or relate to the FURI Trial or CARES Trial, all future licensees of Scynexis in the Excluded Territory) to use and reference, all Regulatory Documents (including all data contained therein) and Regulatory Approvals for any Product in the GSK Territory, in each case, to the extent such Regulatory Documents and Regulatory Approvals (i) relate to activities set forth in the Development Plan or conducted prior to the Effective Date or (ii) exist as of the Effective Date, but solely for use in connection with (a) Developing, Commercializing and obtaining Regulatory Approval for Products in the Excluded Territory, and (b) Scynexis’s performance of Development activities pursuant to the Development Plan; provided, that, notwithstanding the foregoing, in the event that Scynexis or any of its Affiliates, licensees or sublicensees (excluding in all cases Hansoh and R-Pharm) receives any request from any Regulatory Authority to access or disclose any such Regulatory Documents or Regulatory Approvals, Scynexis shall provide prompt written notice of such request to GSK. With respect to any request from any Regulatory Authority to Hansoh or R-Pharm to access or disclose any such Regulatory Documents or Regulatory Approvals, Scynexis shall notify GSK if Hansoh or R-Pharm notifies Scynexis or any of its Affiliates of such request. Notwithstanding the foregoing, the rights granted by each Party pursuant to this Section 5.3 to use or reference Regulatory Documents and Regulatory Approvals shall not apply to the extent (x) such grant would violate any sanction Laws or (y) such data contained therein cannot be shared or exported to the applicable country without violation of any Laws.

5.4 Communications with Regulatory Authorities.

(a) During the Term, GSK (or one of its Affiliates, licensees or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in the GSK Territory in connection with the Exploitation of any Compound or any

Products in the GSK Territory; provided that, notwithstanding the foregoing, solely with respect to any Regulatory Approvals (including INDs, NDAs and MAAs) granted by any Regulatory Authority in the GSK Territory that are existing as of the date hereof, that are held in the name of, or otherwise Controlled by, Scynexis or any of its Affiliates and that are necessary or useful to Exploit any Compound or any Product in the GSK Territory, from the Effective Date until the date on which Scynexis assigns to GSK all right, title and interest in and to the foregoing in accordance with Section 5.2 and the Technology Transfer Plan or Commercialization Transition Plan, Scynexis shall (i) consult with GSK prior to taking any actions that could reasonably be expected to impact such Regulatory Approvals, and (ii) serve as the point of contact for communications with the applicable Regulatory Authorities and shall follow GSK’s reasonable directions with respect to any and all such communications, including promptly submitting any change with respect to such Regulatory Approvals to such Regulatory Authorities as GSK may reasonably request (including, for the avoidance of doubt, any changes required to reflect the regulatory pathway(s) agreed between GSK and Scynexis). In respect of any such change to a Regulatory Approval, Scynexis shall liaise with GSK in order to determine (x) the classification of the change category, (y) the sections of the relevant dossier impacted and (z) the content of any dossier updates, which matters shall, in each case, be subject to GSK’s final approval and Scynexis shall notify all applicable CMOs involved in the Manufacture of any Compound or any Product of such change.

(b) During the Term, Scynexis (or one of its Affiliates, licensees or sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in the Excluded Territory in connection with the Exploitation of any Compound or any Products in the Excluded Territory.

(c) Neither GSK, with respect to the Excluded Territory, nor Scynexis, with respect to the GSK Territory (except as set forth in Section 5.4(a)), shall initiate (or permit any of its respective Affiliates, licensees or sublicensees (including in the case of GSK, Sublicensees) to initiate), with respect to any Product, any meetings or contact with Regulatory Authorities in such Territory, without the other Party’s prior written consent, and to the extent Scynexis or any of its Affiliates receives any written or oral communication from any Regulatory Authority in the GSK Territory concerning Exploitation of any Compound or any Product in the GSK Territory or GSK or any of its Affiliates receives any written or oral communication from any Regulatory Authority in the Excluded Territory concerning Exploitation of any Compound or any Product in the Excluded Territory, to the extent not prohibited by Law, such Party shall (i) refer such Regulatory Authority to the other Party, and (ii) as soon as reasonably practicable (but in any event within [***] ([***]) of receipt of such communication), notify and provide the other Party with a copy of any written communication received by such Party or such Affiliate or, if applicable, complete and accurate minutes of such oral communication.

(d) Each Party will provide the other Party with written notice of the submission of any filings or applications for Regulatory Approval of a Product or receipt or denial of any such Regulatory Approval with (i) in the case of GSK as the notifying Party, the FDA, EMA or PMDA, and (ii) in the case of Scynexis as the notifying Party, the Regulatory Authorities in the Excluded Territory to the extent Scynexis is made aware thereof; provided, however, that, unless otherwise required by Law, such notifying Party will inform the other Party of such event prior to public disclosure thereof by such notifying Party or its Affiliates.

(e) Each Party will provide the other Party with reasonable advance notice, or with as much advance notice as practicable under the circumstances, of (i) in the case of GSK as the notifying Party, all substantive meetings with the FDA, EMA or PMDA, and (ii) in the case of Scynexis as the notifying Party, all substantive meetings with the Regulatory Authorities in the Excluded Territory to the extent Scynexis is made aware thereof, in each case ((i) or (i)), solely to the extent that (A) such meeting is primarily related to one or more Product(s) in the notifying Party’s respective Territory, and (B) the subject matter of such meeting would reasonably be expected to have a material effect on the other Party’s Development or Commercialization of any Compound or any Product in such other Party’s respective Territory; provided that, with respect to any such meeting for which notice has been provided pursuant to the foregoing, to the extent permitted by Law and the applicable Regulatory Authority, the Party receiving such notice (or a representative of such Party’s (sub)licensee) shall have the right to reasonably request, subject to the notifying Party’s consent and in the case of Scynexis, the consent of its applicable licensee, to attend such meeting as a non-participating observer.

5.5 Assistance.

(a) Upon GSK’s request and expense (solely to the extent such expense is not expressly identified as an expense of Scynexis pursuant to the Development Plan or Technology Transfer Plan), Scynexis shall, and shall cause its Affiliates to, support GSK and its Affiliates, as may be reasonably necessary, in obtaining Regulatory Approvals for the Products in the GSK Territory and in the activities in support thereof, including by providing any documents, data or other materials in the possession or Control of Scynexis or any of its Affiliates as may be reasonably necessary or useful for GSK or any of its Affiliates or Sublicensees to obtain Regulatory Approvals for the Products in the GSK Territory.

(b) If any Regulatory Authority (i) contacts Scynexis or any of its Affiliates with respect to the alleged improper Exploitation of any Compound or any Product in the GSK Territory; (ii) conducts, or gives notice to Scynexis or any of its Affiliates of its intent to conduct, an inspection at a Party’s or its Affiliate’s facilities used in the Development or Manufacturing of any Compound or any Product for Exploitation in the GSK Territory; or (iii) takes, or gives notice to Scynexis or any of its Affiliates of its intent to take, any other regulatory action with respect to any activity of a Party (or its Affiliates, licensees or sublicensees, as applicable) that could reasonably be expected to adversely affect any Exploitation with respect to any Compound or any Product in the GSK Territory, then Scynexis will (or will cause its Affiliate, as applicable, to) promptly (and in any event within [***] ([***])) notify GSK of such contact, inspection or notice.

5.6 Pharmacovigilance.

(a) The Parties will cooperate with each other with regard to the reporting and handling of safety information involving any Compound or any Product in accordance with applicable Law, including regulatory requirements and any regulations relating to pharmacovigilance, clinical safety and data privacy. Without limiting the foregoing, and as further set forth in the Pharmacovigilance Agreement, Scynexis will transfer the existing safety database for the Products to GSK (or its Affiliate) and thereafter GSK will own and manage the global safety database for the Products. Subject to the terms and conditions of the Pharmacovigilance Agreement, GSK shall, following receipt of any reasonable written request from Scynexis, provide Scynexis, its Affiliates and its licensees in the Excluded Territory in accordance with the Pharmacovigilance Agreement with copies of relevant information from the global safety database to which they request access. GSK shall have final decision-making authority with respect to any drug safety or pharmacovigilance matters and the responsibility to conduct pharmacovigilance activities, in each case with respect to the GSK Territory; provided that, as between the Parties, Scynexis (acting through its Affiliates, licensees or sublicensees) shall have final decision-making authority with respect to any drug safety or pharmacovigilance matters and the responsibility to conduct pharmacovigilance activities, in each case with respect to the Excluded Territory.

(b) Within [***] ([***]) of the Effective Date, the Parties (acting through their respective pharmacovigilance department or pharmacovigilance representatives) will negotiate in good faith and enter into a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) to cover the exchange of Adverse Event and other safety related information (e.g., Serious Adverse Events and emerging safety issues). Such Pharmacovigilance Agreement shall include the exchange of Adverse Event information from the Excluded Territory. Among other things, the Pharmacovigilance Agreement will (i) contain provisions to ensure that Adverse Event and other safety information is exchanged according to a schedule that will permit each Party and its designees to comply with legal and regulatory requirements in its respective Territory, (ii) establish a joint safety review team (“JSRT”) to oversee such Parties’ safety evaluation and risk management relationship, and (iii) provide processes and procedures for the resolution of any conflict or dispute with respect to pharmacovigilance and other safety matters.

5.7 Recalls.

(a) From the Effective Date until the date on which Scynexis assigns to GSK all right, title and interest in and to all NDAs granted by any Regulatory Authority in the GSK Territory that are existing as of the date hereof, that are held in the name of, or otherwise Controlled by, Scynexis or any of its Affiliates and that are necessary or useful to Commercialize any Compound or any Product in the GSK Territory in accordance with Section 5.2 and the Commercialization Transition Plan and subject to the terms and conditions herein, Scynexis shall have the sole right to determine whether and how to implement a recall, suspension, removal or other market withdrawal of any commercial Product in the GSK Territory; provided that Scynexis shall consult with GSK on any such decision to implement a recall, suspension, removal or other market withdrawal and shall consider any recommendation of GSK in good faith. With respect to any Product sold by Scynexis under a NDA in accordance with the Commercialization Transition Plan following the Effective Date, GSK shall reimburse Scynexis for all costs and expenses related to any recall, suspension, removal or other market withdrawal. On and after the date on which Scynexis assigns to GSK all right, title and interest in and to all NDAs granted by any Regulatory Authority in the GSK Territory that are existing as of the date hereof, that are held in the name of, or otherwise Controlled by, Scynexis or any of its Affiliates and that are necessary or useful to Commercialize any Compound or any Product in the GSK Territory in accordance with Section 5.2 and the Commercialization Transition Plan and subject to the terms and conditions herein,

GSK shall have the sole right to determine whether and how to implement a recall, suspension, removal or other market withdrawal of any commercial Product in the GSK Territory.

(b) From the Effective Date until the date on which Scynexis assigns to GSK all right, title and interest in and to all relevant INDs granted by any Regulatory Authority in the GSK Territory that are existing as of the date hereof, that are held in the name of, or otherwise Controlled by, Scynexis or any of its Affiliates and that are necessary or useful to Develop any Compound or any Product in the GSK Territory in accordance with Section 5.2 and the Technology Transfer Plan and subject to the terms and conditions herein, Scynexis shall have the sole right to determine whether and how to implement a recall, suspension, removal or other market withdrawal of any clinical Product in the GSK Territory; provided that Scynexis shall consult with GSK on any such decision to implement a recall, suspension, removal or other market withdrawal and shall consider any recommendation of GSK in good faith. With respect to any clinical Product utilized by Scynexis under an IND in accordance with the Development Plan on behalf of GSK following the Effective Date, GSK shall reimburse Scynexis for all costs and expenses related to a recall, suspension, removal or other market withdrawal. On and after the date on which Scynexis assigns to GSK all right, title and interest in and to all INDs granted by any Regulatory Authority in the GSK Territory that are existing as of the date hereof, that are held in the name of, or otherwise Controlled by, Scynexis or any of its Affiliates and that are necessary or useful to Develop any Compound or any Product in the GSK Territory in accordance with Section 5.2 and the Technology Transfer Plan and subject to the terms and conditions herein, GSK shall have the sole right to determine whether and how to implement a recall, suspension, removal or other market withdrawal of any clinical Product in the GSK Territory.

(c) Each Party, to the extent possible, (i) shall provide notice to the other Party, as promptly as possible after such Party becomes aware thereof (and in advance to the extent permitted under the circumstances and under Law), in the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with any Product in its respective Territory, or in the event such Party determines that an event, incident or circumstance has occurred that may result in the need for a recall, suspension, removal or other market withdrawal of a Product in its respective Territory, and (ii) to the extent permitted under Law, shall, and shall cause its Affiliates, licensees and sublicensees to, cooperate in good faith with such other Party and disclose to such other Party a high-level summary of any material, non-privileged information relating to any such recall, suspension, removal or other market withdrawal.

(d) Except as may otherwise be agreed to by the Parties in writing, each Party shall bear the expense of any such recall, suspension, removal or other market withdrawal in its own Territory.

5.8 Data Processing Agreement and Data Protection Reporting. Within [***] ([***]) after the Effective Date (as such period may be extended by mutual written agreement of the Parties) and in any event prior to the exchange by the Parties of any Personal Data, the Parties (or their applicable Affiliate(s)) shall enter into a data processing agreement (the “Data Processing Agreement”) in order to, among other things, establish the procedures to be used by the Parties to ensure compliance with all Data Protection Laws in connection with the exchange between the Parties of Personal Data, which shall be subject to any obligations of the Parties under applicable Law, including satisfying applicable legal basis for collecting, processing and transferring Personal

Data, and the filing of any documents required to obtain approvals from any applicable competent Governmental Authorities in order to authorize one Party to provide any such data to the other Party. For the avoidance of doubt, the Parties shall, to the extent permitted by Data Protection Laws, draft and execute the Data Processing Agreement to the effect that each Party shall qualify as an independent “Data Controller” (as defined under the GDPR) with respect to Personal Data collected or generated by or on behalf of such Party.

Article 6
FINANCIAL PROVISIONS

6.1 Upfront Payment. In partial consideration of Scynexis’s grant of the rights and licenses to GSK hereunder, within [***] ([***]) following the Effective Date and GSK’s receipt of a Valid Invoice in accordance with Section 6.7, GSK shall make a one-time, non-refundable and non-creditable upfront payment to Scynexis of Ninety Million Dollars ($90,000,000).

6.2 Development Milestones. Following the Effective Date, in partial consideration of Scynexis’s grant of the rights and licenses to GSK hereunder, GSK shall pay to Scynexis, in accordance with the terms in this Section 6.2, the following one-time, non-refundable, non-creditable milestone payments (each, a “Development Milestone Payment”) upon, as applicable, (a) the first achievement by Scynexis or any of its subcontractors of the corresponding milestone event set forth in the immediately following table, other than the Increased Enrollment Milestone Event or (b) the Increased Enrollment Milestone Event (each milestone event set forth in the immediately following table, a “Development Milestone Event”):

Development Milestone Event	Development Milestone Payment
Achievement of [***] ([***]) sites (excluding sites in Greater China) activated (i.e., able to recruit patients for inclusion) in the MARIO Study	$[***]
On [***], patient dosing and/or data collection under the MARIO Study remains ongoing and the Independent Data Monitoring Committee has not recommended stopping it	$[***]
On [***], patient dosing and/or data collection under the MARIO Study remains ongoing [***] and the Independent Data Monitoring Committee has not recommended stopping it	$[***]
Decision by GSK to [***] in the MARIO Study [***] (the “[***] Milestone Event”)	[***]
Successful Completion of the MARIO Study	$10,500,000

For clarity, each Development Milestone Payment shall be paid only one time, regardless of the number of studies conducted, the number of Products that achieve the corresponding Development Milestone Event or the number of Indications for which Products are Developed, and in no event will GSK be responsible for more than an aggregate of Seventy Five Million Five Hundred Thousand Dollars ($75,500,000) in Development Milestone Payments (not including the Development Milestone Payment for the Increased Enrollment Milestone Event). Following the Effective Date, Scynexis, as the Party responsible for achieving or determining such Development Milestone Event, shall notify GSK within [***] ([***]) following the achievement of a given Development Milestone Event and provide GSK with evidence demonstrating such achievement of such Development Milestone Event, and the corresponding Development Milestone Payment shall be due within [***] ([***]) after GSK’s receipt of a Valid Invoice in accordance with Section 6.7 for such Development Milestone Payment.

6.3 Regulatory Approval Milestones. Following the Effective Date and subject to Section 11.8, in partial consideration of Scynexis’s grant of the rights and licenses to GSK hereunder, GSK shall pay to Scynexis, in accordance with the terms in this Section 6.3, the following one-time, non-refundable, non-creditable milestone payments (each, a “Regulatory Approval Milestone Payment”) upon the first achievement by or on behalf of GSK or any of its Affiliates or Sublicensees of the corresponding milestone event (each, a “Regulatory Approval Milestone Event”).

Regulatory Approval Milestone Event	Regulatory Approval Milestone Payment
First NDA approval by the FDA for any Product [***] in the United States	$[***]
First MAA approval for any Product [***] (a) in at least [***] ([***]) of the following countries: [***] or (b) by the European Commission based on the recommendation by the EMA	$[***]
First JNDA approval by the PMDA for any Product [***] in Japan	$[***]
First NDA (or supplemental NDA) approval by the FDA for any Product [***] in the United States	$[***]
First NDA (or supplemental NDA) approval by the FDA for any Product [***] in the United States [***]	$[***]
First NDA (or supplemental NDA) approval by the FDA for any Product [***] in the United States [***]	$[***]
Total Regulatory Approval Milestone Payments:	$70,000,000

For clarity, (i) each Regulatory Approval Milestone Payment shall be paid only one time, regardless of the number of Products, the number of Indications for which a Product is Commercialized, or the number of times a given Regulatory Approval Milestone Event has been achieved, and in no event will GSK be responsible for more than an aggregate of Seventy Million

Dollars ($70,000,000) in Regulatory Approval Milestone Payments and (ii) a single NDA Approval can trigger the achievement of one or more Regulatory Approval Milestone Events if the scope of such NDA Approval achieves the requirements of such Regulatory Approval Milestone Events and such Regulatory Approval Milestone Events have not been achieved prior to such NDA Approval. GSK shall notify Scynexis within [***] ([***]) following the first achievement of a given Regulatory Approval Milestone Event by GSK or any of its Affiliates or Sublicensees, and the corresponding Regulatory Approval Milestone Payment shall be due within [***] ([***]) after GSK’s receipt of a Valid Invoice in accordance with Section 6.7 for such Regulatory Approval Milestone Payment.

6.4 Commercial Milestones. Following the Effective Date and subject to Section 11.8, in partial consideration of Scynexis’s grant of the rights and licenses to GSK hereunder, GSK shall pay to Scynexis, in accordance with the terms in this Section 6.4, the following one-time, non-refundable, non-creditable milestone payments (each, a “Commercial Milestone Payment”) upon the first achievement by or on behalf of GSK or any of its Affiliates or Sublicensees of the corresponding milestone event (each, a “Commercial Milestone Event”).

Commercial Milestone Event	Commercial Milestone Payment
First Commercial Sale of a Product for the treatment of IC [***] in the United States	$[***]
First Commercial Sale of a Product for the treatment of IC [***] in at least [***] ([***]) of the following countries: [***]	$[***]
Total Commercial Milestone Payments:	$115,000,000

For clarity, (a) each Commercial Milestone Payment shall be paid only one time, regardless of the number of Products, the number of Indications for which a Product is Commercialized, or the number of times a given Commercial Milestone Event has been achieved, and (b) in no event will GSK be responsible for more than an aggregate of One Hundred and Fifteen Million Dollars ($115,000,000) in Commercial Milestone Payments. GSK shall notify Scynexis within [***] ([***]) following the first achievement of a given Commercial Milestone Event by GSK or any of its Affiliates or Sublicensees, and the corresponding Commercial Milestone Payment shall be due within [***] ([***]) after GSK’s receipt of a Valid Invoice in accordance with Section 6.7 for such Commercial Milestone Payment.

6.5 Sales Milestones. Following the Effective Date and subject to Section 11.8, in partial consideration of Scynexis’s grant of the rights and licenses to GSK hereunder, GSK shall pay to Scynexis, in accordance with the terms in this Section 6.5, the following one-time, non-refundable, non-creditable milestone payments (each, a “Sales Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Sales Milestone Event”) based on the total annual Net Sales of all Products by or on behalf of GSK and its Affiliates and Sublicensees in the GSK Territory during a given Calendar Year.

Sales Milestone Event	Sales Milestone Payment
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***])	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater than [***] Dollars ($[***]) (“Sales Milestone Event #9”)	$[***]
The first time that the annual Net Sales of Products in the GSK Territory in a Calendar Year are greater [***] Dollars ($[***]) (“Sales Milestone Event #10”)	$[***]
Total Sales Milestone Payments:	$242,500,000

For clarity, each Sales Milestone Payment shall be paid only one time, regardless of the number of Products or the number of times a given Sales Milestone Event has been achieved, and in no event will GSK be responsible for more than an aggregate of Two Hundred and Forty-Two Million Five Hundred Thousand Dollars ($242,500,000) in Sales Milestone Payments. For further clarity, Net Sales that are generated by sales of a Product in a country for which the Royalty Term has expired shall nonetheless be included in the total amount of annual Net Sales for purposes of determining whether a Sales Milestone Event has been achieved. GSK shall notify Scynexis within [***] ([***]) following the end of the applicable Calendar Quarter during which a given Sales Milestone Event is first achieved, which notice may be provided in connection with a Royalty Report delivered pursuant to Section 6.6(c), and except as set forth in this paragraph, GSK shall pay to Scynexis the corresponding Sales Milestone Payment within [***] ([***]) from the date on which GSK receives a Valid Invoice in accordance with Section 6.7. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Sales Milestone Payment for each of Sales Milestone Event #9 and Sales Milestone Event #10 shall be payable in two equal installments of [***] Dollars ($[***]), with the first installment payable as otherwise set forth herein and the second installment shall become due and payable if, and only if, the applicable Net Sales threshold is maintained or exceeded in the immediately following Calendar Year. GSK shall notify Scynexis within [***] ([***]) following the end of the applicable Calendar Year if the applicable Net Sales threshold is maintained or exceeded, which notice may be provided in connection with a Royalty Report delivered pursuant to Section 6.6(c), and if such Net Sales threshold is maintained or exceeded, then GSK shall pay to Scynexis the second installment payment of the corresponding Sales Milestone Payment within [***] ([***]) from the date on which GSK receives a Valid Invoice in accordance with Section 6.7. If any such applicable Net Sales threshold is not maintained or exceeded in such Calendar Year, GSK shall have no further obligations to Scynexis with respect thereto.

6.6 Royalties.

(a) Following the Effective Date and subject to Section 11.8, in partial consideration of Scynexis’s grant of the rights and licenses to GSK hereunder, during the applicable Royalty Term for each Product in each country in the GSK Territory, and only for so long as Scynexis is required to pay any royalties to Merck under the Merck License, GSK will pay Scynexis royalties based on the aggregate annual Net Sales of all such Products sold by GSK or any of its Selling Parties in the Field in all such countries during each Calendar Year at the rates set forth in the table below, subject to the remainder of this Section 6.6:

Aggregate Annual Net Sales of Products in the GSK Territory	Royalty Rate
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year up to and including [***] Dollars ($[***])	[***]%
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year greater than [***] Dollars ($[***]) up to and including [***] Dollars ($[***])	[***]%

Aggregate Annual Net Sales of Products in the GSK Territory	Royalty Rate
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year greater than [***] Dollars ($[***]) up to and including [***] Dollars ($[***])	[***]%
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year greater than [***] Dollars ($[***])	[***]%

(b) For purposes of determining whether a royalty threshold above has been attained and any royalties are payable, Net Sales that are generated by sales of a Product in a country for which the Royalty Term has expired shall be excluded from the total amount of Net Sales and no royalty shall be payable in respect of any such sales of such Product in such country. For clarity, GSK’s obligation to pay royalties to Scynexis under this Section 6.6 is imposed only once with respect to (i) the sale of the same unit of any Product and (ii) the sale of any Product regardless of the number of Scynexis Patents Covering such Product.

(c) Within [***] ([***]) after the end of each Calendar Quarter during which royalties become payable pursuant to this Section 6.6, GSK shall deliver to Scynexis a report (“Royalty Report”), on a Product-by-Product basis (where applicable), summarizing the total amount of applicable payments, if any, received during such Calendar Quarter, including any Sales Milestone Event that was achieved during such Calendar Quarter in the GSK Territory in accordance with Section 6.5, as applicable, and, on a Product-by-Product and country-by-country basis, details regarding the calculation of the royalties payable under this Section 6.6, including amounts of Net Sales, any applicable reductions or deductions to Net Sales, the royalty rate due, and the amount of any applicable true-up or adjustments. Each Royalty Report shall be deemed Confidential Information of GSK subject to the obligations of Article 8. GSK shall pay to Scynexis the royalties payable under this Section 6.6 with respect to a given Calendar Quarter within [***] ([***]) following the end of each Calendar Quarter together with delivery of the applicable Royalty Report.

(d) Subject to Sections 6.6(h) and 6.6(i), in the event that GSK has not realized a target Cost Per Pill of $[***] or less by [***], the absolute royalty payments owed by GSK to Scynexis pursuant to Section 6.6(a) shall be reduced by the difference between the achieved Cost Per Pill and $[***], multiplied by the net number of pills sold, provided that (i) the manufacturing volume of ibrexafungerp per Calendar Year is not less than [***] ([***]) kg, and (ii) the manufacturing volume of Enfumafungin per Calendar Year is not less than [***] ([***]) kg. For the avoidance of doubt, if such $[***] target Cost Per Pill is subsequently reached at any point after [***], such royalty rate reduction shall no longer apply. At least [***] per Calendar Year, GSK shall provide Scynexis with a reasonable summary of the current Cost Per Pill and GSK’s efforts to reduce such Cost Per Pill.

(e) Subject to Sections 6.6(h) and 6.6(i), if at any point during the applicable Royalty Term for a given Product in a given country in the GSK Territory, the composition of matter or method of use of such Product is not Covered by a Valid Claim of any Scynexis Patent,

then applicable royalty rates set forth in Section 6.6(a) shall be reduced by [***] percent ([***]%) for such Product in such country.

(f) Subject to Sections 6.6(h) and 6.6(i), GSK will be entitled to deduct up to (i) [***] percent ([***]%) of the royalties or milestones paid by GSK, its Affiliates or Sublicensees pursuant to any Third Party Agreement, and (ii) [***] percent ([***]%) of the royalties or milestones paid by GSK, its Affiliates or Sublicensees pursuant to any Scynexis Third Party Agreement under which GSK has agreed take a sublicense pursuant to Section 2.6(d) from any royalties due to Scynexis pursuant to this Section 6.6 provided that such royalties due to Scynexis are not reduced by more than half.

(g) Subject to Sections 6.6(h) and 6.6(i), on a Product-by-Product and country-by-country basis in the GSK Territory, if one or more Generic Products with respect to such Product is marketed and sold in such country by one or more Third Parties during any Calendar Quarter during the applicable Royalty Term for such Product and such Generic Product(s) have a market share of greater than [***] percent ([***]%) in such country (“Generic Competition”) (as determined based on the aggregate number of units of such Product and such Generic Product(s) sold in such country during such Calendar Quarter, as reported by a well-known prescription reporting service agreed to between the Parties acting reasonably and in good faith (e.g., IQVIA)), then, commencing in such Calendar Quarter, the applicable royalty rates set forth in Section 6.6(a) shall be reduced by [***] percent ([***]%) for such Product in such country for so long as such Generic Competition persists in such country.

(h) The cumulative offsets, deductions and reductions permitted pursuant to Sections 6.6(d), 6.6(e), 6.6(f), and 6.6(g) shall not operate in the aggregate to reduce the royalties payable by GSK to Scynexis in any Calendar Quarter under Section 6.6(a) by greater than [***] percent ([***]%) (the “Reduction Cap”); provided that any amounts that GSK is unable to set off against or deduct or reduce from royalties payable to Scynexis in any Calendar Quarter due to such Reduction Cap may be set off against or deducted or reduced from any subsequent royalty payments payable to Scynexis, subject to, as applicable, the Reduction Cap for such subsequent royalty payments.

(i) Notwithstanding anything in this Section 6.6 or Section 11.8 to the contrary, for so long as Scynexis is required to pay any royalties to Merck under the Merck License as a result of any Net Sales of any Product in any country pursuant to this Agreement, in no event shall the royalties payable to Scynexis under this Agreement for such Net Sales of such Product in such country be lower than the royalties payable by Scynexis to Merck under the Merck License (at the royalty rates set forth in the Merck License as of the date hereof, taking into account any and all reductions to such royalty rates taken by Scynexis pursuant to the Merck License) for such Net Sales of such Product in such country. In the event Scynexis determines that, with respect to any Net Sales of any Product in any country in the GSK Territory, the royalties payable by Scynexis to Merck for such Net Sales of such Product in such country exceed the royalties paid by GSK to Scynexis under this Agreement for such Net Sales of such Product in such country after deduction of the portion of such royalties that Scynexis is intended to retain after payment of the royalties owed to Merck (i.e. the equivalent of the royalties described in Section 6.6(j) below), Scynexis shall notify GSK in writing thereof and GSK shall review Scynexis’s calculation of such royalties payable by Scynexis to Merck. To the extent that GSK agrees with such calculation, such agreement not to be unreasonable withheld, delayed or conditioned, GSK shall notify Scynexis in writing of such agreement and shall, within [***] ([***]) thereafter, pay Scynexis such additional royalty amount. In furtherance of the foregoing, promptly following the Effective Date, Scynexis shall use good faith efforts to engage Merck to eliminate the inconsistencies in the definitions of Combination Products, Generic Products, and Net Sales as set forth in this Agreement.

(j) Subject to Section 11.8, on a country-by-country basis, in the event that Scynexis is no longer required to pay any royalties to Merck under the Merck License in any country, GSK will, during the applicable Royalty Term for each Product in such country in the GSK Territory, pay Scynexis royalties based on the aggregate annual Net Sales of all such Products sold by GSK or any of its Selling Parties in the Field in all such countries during each Calendar Year at the rates set forth in the table below, subject to the terms and conditions of Section 6.6(b) and Section 6.6(c):

Aggregate Annual Net Sales of Products in the GSK Territory	Royalty Rate
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year up to and including [***] Dollars ($[***])	[***]%
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year greater than [***] Dollars ($[***]) up to and including [***] Dollars ($[***])	[***]%
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year greater than [***] Dollars ($[***]) up to and including [***] Dollars ($[***])	[***]%
Portion of annual Net Sales of Products in the GSK Territory in a Calendar Year greater than [***] Dollars ($[***])	[***]%

For clarity, the royalties owed to Scynexis pursuant to this Section 6.6(j) shall not be subject to the offsets, deductions or other reductions set forth in [***].

6.7 Mode of Payment and Currency; Invoices; Late Payments; Consideration.

(a) All payments made by a Party (the “Payor Party”) to the other Party (the “Payee Party”) hereunder shall be made by deposit of U.S. Dollars in the requisite amount by electronic wire transfer of immediately available funds directly to such bank account as the Payee Party may from time to time designate by reasonable notice to the Payor Party. With respect to amounts payable hereunder not denominated in U.S. Dollars, the Payor Party shall convert applicable amounts in foreign currency into U.S. Dollars using its standard conversion method consistent with its applicable Accounting Standard in a manner consistent with the Payor Party’s customary and usual conversion procedures used in preparing its audited financial reports applied on a consistent basis; provided that such procedures use a widely accepted source of published exchange rates. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

(b) All payments made by GSK to Scynexis under this Agreement shall be paid in accordance with Section 6.7(a), following receipt by GSK of a Valid Invoice in accordance with Schedule 6.7.

(c) If any payment due by a Payor Party to a Payee Party pursuant to this Agreement is overdue, then the Payor Party shall pay simple interest on any undisputed portion or such payment (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the SONIA (or equivalent rate) rate plus [***] percent ([***]%) per annum, as reported by The Bank of England on the date the agreement to pay has been reached (or on the next Business Day if the due date is not a Business Day), such interest to be pro-rated for the number of days from the date upon which payment of such sum became due until payment thereof in full together with such interest; provided, however, that in no event shall such rate exceed the maximum annual interest rate allowed by applicable Law. The payment of such interest shall not limit a Payee Party from exercising any other rights it may have as a consequence of the lateness of any payment. Notwithstanding the foregoing, interest shall not accrue on any amount not paid on or before the date such payment is due where (i) the payment has been delayed as a result of the Payee Party (for example, due to invalid or late changes to bank details, submission of non-compliant invoices, etc.), or (ii) where the Payee Party has failed to respond to requests, comments or inquiries from the Payor Party with respect to such payments.

(d) The Parties agree and confirm that amounts paid or payable by GSK to Scynexis in consideration of Scynexis’s grant of the rights and licenses to GSK hereunder are attributable to the license of Scynexis Intellectual Property that is owned by Scynexis.

6.8 Records; Audits.

(a) GSK shall, and shall ensure that its Affiliates and Sublicensees (as applicable), keep complete and accurate records in accordance with its record retention policies applicable to such books and records, but in any event for a period of at least [***] ([***]) after the end of the Calendar Year in which any such payment becomes payable, in sufficient detail to permit Scynexis to confirm the accuracy of the calculations hereunder and in accordance with the applicable Accounting Standard that is normally applied by such Party with respect to the filing of its reporting.

(b) During the Term and for [***] ([***]) thereafter, GSK shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Scynexis, and reasonably acceptable to GSK or such Affiliate or Sublicensee, to have access to and to review, during normal business hours and under obligations of confidentiality at least as protective of GSK Confidential Information as the confidentiality provisions of Article 8 and upon [***] ([***]) prior written notice, no more frequently than once in any [***] ([***]) period (except in the case of fraud), any records contemplated by clause (a) above to verify the accuracy of the Royalty Reports and payments under this Article 6 with respect to any Calendar Year ending not more than [***] ([***]) prior to such audit request. The accounting firm shall disclose to GSK and Scynexis only whether the

Royalty Reports and GSK’s payments under this Article 6 are correct or incorrect and the specific details concerning any discrepancies (it being understood that Scynexis shall not receive any other information from such accounting firm in respect of any such audit). If such accounting firm concludes that additional amounts were owed during such period, and GSK does not notify Scynexis within [***] ([***]) of receipt of such accounting firm’s written report that GSK disagrees in good faith with such calculation, GSK shall pay the additional undisputed amount, plus interest at the rate set forth in Section 6.7(c) calculated from the date upon which payment of such sum became due until the date upon which the Parties receive the accounting firm’s written report, within [***] ([***]) from the date on which GSK receives a Valid Invoice in accordance with Section 6.7. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods. If GSK provides notice of its good faith disagreement with such calculation within such [***] ([***]) period, GSK and Scynexis shall, acting reasonably and in good faith, work to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] ([***]), the dispute shall be submitted for resolution to an accounting firm jointly selected by the Parties to conduct a review and provide a final determination, and if such firm concurs that any additional amounts were owed by GSK during such period, GSK shall make the required payment, plus interest at the rate set forth in Section 6.7(c) calculated from the date upon which payment of such sum became due until the date upon which the Parties receive the accounting firm’s written report. In the event the Parties are unable to mutually select an accounting firm, each Party shall select an accounting firm and the two selected accounting firms shall jointly select a third accounting firm to conduct a review and provide a final determination. Scynexis shall pay for the cost of any audit, unless GSK has underpaid Scynexis by [***] percent ([***]%) or more for the audited period, in which case GSK shall pay for the cost of such audit. Each Party shall treat all information that it receives under this Section 6.8(b) in accordance with the confidentiality provisions of Article 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable, reasonable confidentiality agreement with the other Party obligating such accounting firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement. No record audited pursuant to this Section 6.8(b) may be audited more than once.

6.9 Taxes.

(a) If any amounts to be paid by GSK under this Agreement (including the upfront payment or any Development Milestone Payments, Regulatory Approval Milestone Payments, Commercial Milestone Payments, Sales Milestone Payments or royalties paid hereunder) are subject to any withholding or similar Tax which is required to be withheld by Law and such withholding obligation cannot be eliminated under applicable Law, GSK shall (i) timely pay such withholding or similar Tax to the proper Tax Authority and send proof of payment to Scynexis (or its assignee pursuant to Section 14.2) within [***] ([***]) following such payment; and (ii) remit the remaining amount of such payments to Scynexis (or its assignee pursuant to Section 14.2). The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax withholding or similar obligations in respect of any payments under this Agreement, including but not limited to the upfront payment or any Development Milestone Payments, Regulatory Approval Milestone Payments, Commercial Milestone Payments, Sales Milestone Payments or royalties paid by GSK to Scynexis under this Agreement. GSK shall use commercially reasonable efforts to inform Scynexis of any forms, certificates or other items necessary to reduce or eliminate any such withholding or similar taxes and provide Scynexis a reasonable opportunity to provide such forms, certificates or other items. Scynexis will provide GSK any tax forms that may be reasonably necessary in order for GSK not to withhold Tax or to withhold Tax at a reduced rate, including under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax. Notwithstanding the foregoing, the Parties acknowledge and agree that if GSK (or its assignee pursuant to Section 14.2) is required by applicable Law to withhold taxes in respect of any payment due under this Agreement, and if such withholding obligation arises or is increased solely as a result of any assignment of this Agreement by GSK (as permitted under Section 14.2) to an entity that is tax resident in a jurisdiction other than the United Kingdom, a change in tax residency of GSK, a Change of Control of GSK or a failure of GSK to comply with applicable Laws (in effect as of the Effective Date) or an action that causes the payments to arise or to be deemed to arise through a branch of GSK, in each case, after the Effective Date (each, a “Withholding Tax Action”), then, notwithstanding anything to the contrary herein, any such payment shall be increased to take into account such increased withholding taxes (except to the extent that Scynexis (or its assignee pursuant to Section 14.2) is entitled to a refund of such withheld taxes or entitled to credit such withheld taxes against Taxes Scynexis (or its assignee pursuant to Section 14.2) would otherwise be required to pay) as may be necessary so that, after making all required withholdings, Scynexis (or its assignee pursuant to Section 14.2) receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred. Notwithstanding anything in this Agreement to the contrary, in no event shall any assignee of Scynexis be entitled to receive a payment pursuant to this Section 6.9(a) in excess of the payment that Scynexis would have received if such assignment had not been made.

(b) Scynexis warrants that it is resident for Tax purposes in the United States and that Scynexis is entitled to relief from United Kingdom income Tax in respect of payments made under this Agreement under the terms of the double Tax agreement between the United Kingdom and the United States. Scynexis shall notify GSK immediately in writing in the event that it ceases to be entitled to such relief.

(c) All amounts payable under or in connection with this Agreement are exclusive of VAT and Indirect Taxes. Any VAT and Indirect Taxes payable on the consideration paid hereunder (including the upfront payment or any Development Milestone Payments, Regulatory Approval Milestone Payments, Commercial Milestone Payments, Sales Milestone Payments or royalties paid hereunder) shall be paid by GSK at the same time as the payment or provision of such consideration to which it relates, subject to the production of a valid VAT and Indirect Taxes invoice. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT and Indirect Taxes chargeable under this Agreement, (ii) establishing the “place of supply for VAT” purposes, or (iii) complying with its VAT and Indirect Taxes reporting or accounting obligations.

(d) The Parties shall use commercially reasonable efforts to provide, and to cause their respective Affiliates, subcontractors, sublicenses, customers, and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party (at the expense of the other Party) to obtain the benefits of (i) Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations and/or (ii) any U.S. tax legislation enacted during the term of this Agreement that could provide a material tax benefit to either Party.

Article 7
INTELLECTUAL PROPERTY

7.1 Inventorship; Ownership; Disclosure.

(a) Inventorship. For purposes of this Section 7.1, all determinations of inventorship or authorship (as applicable) for Know-How first made during the course of the performance of activities pursuant to this Agreement will be in accordance with the applicable Laws of the U.S., including, with respect to any Know-How that is patentable, U.S. patent law.

(b) Ownership.

(i) Background Technology. As between the Parties, (A) GSK will solely and exclusively own and retain all right, title and interest in and to all GSK Background Technology and (B) subject to the rights and licenses granted to GSK under this Agreement, Scynexis will solely and exclusively own and retain all right, title and interest in and to all Scynexis Background Technology.

(ii) New Developments. Subject to the last sentence of this Section 7.1(b)(ii), as between the Parties, (A) GSK shall solely and exclusively own any and all Know-How (and Patents claiming inventions therein) and original works of authorship (which, for clarity, do not include Trademarks) created, conceived, developed or reduced to practice solely by or on behalf of GSK or any of its Affiliates or Sublicensees in connection with the Exploitation of any Product under this Agreement (the “GSK Arising Intellectual Property”) and (B) Scynexis shall solely and exclusively own any and all Know-How (and Patents claiming inventions therein) and original works of authorship (which, for clarity do not include Trademarks) created, conceived, developed or reduced to practice solely by or on behalf of Scynexis or any of its Affiliates or sublicensees in connection with the Exploitation of any Product under this Agreement (the “Scynexis Arising Intellectual Property”) (it being understood that the Scynexis Arising Intellectual Property is subject to the licenses granted to GSK under Section 2.1). As between the Parties, the Parties shall, in accordance with Section 7.1(b)(iii), jointly own any and all Know-How (and Patents claiming inventions therein) and original works of authorship created, conceived, developed or reduced to practice jointly by or on behalf of both (x) Scynexis or any of its Affiliates or sublicensees and (y) GSK or any of its Affiliates or Sublicensees, in each case in connection with any Exploitation of any Product under this Agreement (the “Joint Arising Intellectual Property”). Notwithstanding the foregoing or anything to the contrary in this Agreement, any and all Know-How (and Patents claiming inventions therein) and original works of authorship (which, for clarity, do not include Trademarks) created, conceived, developed or reduced to practice in connection with the performance of any activities set forth in the Development Plan shall be solely and exclusively owned by GSK and shall constitute GSK Arising Intellectual Property (it being understood that such GSK Arising Intellectual Property is subject to the license granted to Scynexis under Section 7.1(d)).

(iii) Joint Ownership. Each Party will have an equal and undivided joint ownership interest in and to any Joint Arising Intellectual Property. Each Party will exercise its ownership rights in and to such Joint Arising Intellectual Property, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party (it being understood that the Joint Arising Intellectual Property is subject to the licenses granted under Section 2.1 and the other terms and conditions of this Agreement). At the reasonable written request of a Party, the other Party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Arising Intellectual Property. Each Party, for itself and on behalf of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party an equal and undivided joint ownership interest in and to all Joint Arising Intellectual Property to be held in accordance with this Section 7.1(b)(iii).

(c) Disclosure. During the Term, (i) Scynexis will promptly disclose to GSK all invention disclosures or other similar documents relating to any Scynexis Know-How or Scynexis Arising Intellectual Property, (ii) GSK will promptly disclose to Scynexis all invention disclosures or other similar documents relating to any GSK Arising Intellectual Property, and (iii) each Party will promptly disclose to the other Party all invention disclosures or other similar documents relating to any Joint Arising Intellectual Property. Each Party shall also respond promptly to reasonable requests from the other Party for additional information relating to such disclosures, documents or applications; provided that (A) GSK shall only be obligated to respond to the extent such additional requested information is included within the GSK Arising Intellectual Property or Joint Arising Intellectual Property; and (B) Scynexis shall only be obligated to respond to the extent such additional requested information is included within the Scynexis Know-How, Scynexis Arising Intellectual Property or Joint Arising Intellectual Property, as applicable.

(d) [***].

7.2 Prosecution and Maintenance of Patents.

(a) Scynexis Patents.

(i) As between the Parties, GSK shall have the first right, at its option that can be invoked at any time, to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the GSK Territory) and maintenance of all Scynexis Patents in the GSK Territory, at its sole cost and expense and by counsel selected by GSK and reasonably acceptable to Scynexis. GSK shall consult with Scynexis and keep Scynexis reasonably informed of the status of such Scynexis Patents and shall as promptly as reasonably practicable provide Scynexis with all material correspondence received from the USPTO and any other patent authority in the GSK Territory in connection therewith. In addition, GSK shall as promptly as reasonably practicable provide Scynexis with drafts of all proposed material filings and material correspondence to the USPTO and any other patent authority in the GSK Territory with respect to such Scynexis Patents for Scynexis’s review and comment, at Scynexis’s sole cost and expense, prior to the submission of such proposed filings and correspondence. GSK shall confer with Scynexis and consider in good faith Scynexis’s comments prior to submitting such filings and correspondence, provided that Scynexis shall provide such comments within [***] ([***]) (or a shorter period reasonably designated by GSK if [***] ([***]) is not practicable given the filing deadline) of receiving the draft filings and correspondence from GSK. If GSK does not invoke its option to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the GSK Territory) and maintenance of any or all Scynexis Patents in the GSK Territory, then Scynexis shall have the right, in its sole discretion and at its sole cost and expense to control such preparation, filing, prosecution, defense and maintenance, and if it exercises such right, it shall provide GSK with drafts of all proposed material filings and material correspondence to any patent authority in the GSK Territory within [***] ([***]) with respect to such Scynexis Patents for GSK’s review and comment prior to the submission of such proposed filings and correspondence. Scynexis shall confer with GSK and consider in good faith GSK’s comments prior to submitting such filings and correspondence, provided that GSK shall provide such comments within [***] ([***]) (or a shorter period reasonably designated by Scynexis if [***] ([***]) is not practicable given the filing deadline) of receiving the draft filings and correspondence from Scynexis. If Scynexis desires at any time to cease any preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the GSK Territory) or maintenance of any or all Scynexis Patents in the GSK Territory for which Scynexis controls such activity, then Scynexis shall give notice of such decision to GSK with sufficient time for GSK to assume such activities, in its sole discretion and at its sole cost and expense. In such case, upon GSK’s written election provided no later than [***] ([***]) after such notice from Scynexis, GSK may assume preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the GSK Territory) or maintenance of such Scynexis Patent at GSK’s sole cost and expense. If GSK does not provide such election within [***] ([***]) after such notice from Scynexis, Scynexis may, in its sole discretion, continue or discontinue preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the GSK Territory) or maintenance of such Scynexis Patent.

(ii) GSK may abandon or cease prosecution or maintenance of any Scynexis Patent in any jurisdiction within the GSK Territory in its sole discretion, provided that, if GSK determines to abandon or cease prosecution or maintenance of any such Scynexis Patent in any jurisdiction within the GSK Territory, GSK shall provide reasonable prior written notice to Scynexis of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] ([***]) prior to the final deadline for any action that must be taken with respect to any such Scynexis Patent with respect to the relevant patent authority). In such case, upon Scynexis’s written election provided no later than [***] ([***]) after such notice from GSK, Scynexis may assume prosecution and maintenance of such Scynexis Patent at Scynexis’s sole cost and expense.

If Scynexis does not provide such election within [***] ([***]) after such notice from GSK, GSK may, in its sole discretion, continue prosecution and maintenance of such Scynexis Patent or discontinue prosecution and maintenance of such Scynexis Patent.

(iii) As between the Parties, Scynexis shall have the sole and exclusive right, at its option, to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the Excluded Territory) and maintenance of all Scynexis Patents in the Excluded Territory, at its sole cost and expense and by counsel selected by Scynexis. Scynexis shall as promptly as reasonably practicable provide GSK with drafts of all proposed material filings and material correspondence to any patent authority in the Excluded Territory with respect to such Scynexis Patents for GSK’s review and comment prior to the submission of such proposed filings and correspondence. Scynexis shall confer with GSK and consider in good faith GSK’s comments prior to submitting such filings and correspondence, provided that GSK shall provide such comments within [***] ([***]) (or a shorter period reasonably designated by Scynexis if [***] ([***]) is not practicable given the filing deadline) of receiving the draft filings and correspondence from Scynexis.

(iv) Notwithstanding the foregoing, GSK shall not have any rights pursuant to this Section 7.2(a) with respect to any Scynexis Patents that are licensed to Scynexis pursuant to the Hansoh Agreement or the R-Pharm Agreement to the extent Scynexis does not have the right to control the preparation, filing, prosecution, defense and maintenance of such Scynexis Patents. Following the date on which Scynexis receives a license to any Scynexis Patent pursuant to the Hansoh Agreement or R-Pharm Agreement, Scynexis shall use reasonable efforts to obtain from Hansoh or R-Pharm, respectively, such right to control the preparation, filing, prosecution, defense and maintenance of such Scynexis Patent.

(b) GSK Patents. As between the Parties, GSK shall have the sole and exclusive right to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body) and maintenance of all GSK Patents throughout the world, at its sole cost and expense and by counsel selected by GSK.

(c) Joint Patents.

(i) As between the Parties, (A) GSK shall have the first right, at its option and subject to Section 7.2(c)(ii), to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the GSK Territory) and maintenance of all Joint Patents in the GSK Territory, at its sole cost and expense and (B) Scynexis shall have the first right, at its option and subject to Section 7.2(c)(ii), to control the preparation, filing, prosecution defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any

Governmental Body in the Excluded Territory) and maintenance of any Joint Patent in the Excluded Territory, at its sole cost and expense. Notwithstanding the foregoing, GSK shall have the first right, at its option and subject to Section 7.2(c)(ii), to control the preparation, filing, prosecution and maintenance of any initial applications for Joint Patents (i.e., any provisional Patent application and any international Patent Cooperation Treaty (PCT) Patent application); provided, however, that GSK shall confer with Scynexis and consider in good faith Scynexis’s comments prior to filing applications for such initial Joint Patents, provided further that Scynexis shall provide such comments within [***] ([***]) (or a shorter period reasonably designated by GSK if [***] ([***]) is not practicable given the filing deadline) of receiving the draft filings from GSK.

(ii) Either Party (the “Prosecuting Party”) may abandon or cease prosecution or maintenance of any Joint Patent in any jurisdiction within its applicable Territory in its sole discretion; provided that, if the Prosecuting Party determines to abandon or cease prosecution or maintenance of any Joint Patent in any jurisdiction within its applicable Territory, it shall provide reasonable prior written notice to the other Party (the “Non‑Prosecuting Party”) of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] ([***]) prior to the next deadline for any action that must be taken with respect to any such Joint Patent with respect to the relevant patent authority). In such case, upon the Non-Prosecuting Party’s written election provided no later than [***] ([***]) after such notice from the Prosecuting Party, the Non-Prosecuting Party may assume prosecution and maintenance of such Joint Patent at its sole cost and expense. If the Non-Prosecuting Party does not provide such election within [***] ([***]) after such notice from the Prosecuting Party, the Prosecuting Party may, in its sole discretion, continue prosecution and maintenance of such Joint Patent or discontinue prosecution and maintenance of such Joint Patent.

(d) GSK shall have sole decision-making authority in its sole discretion regarding any patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Scynexis Patents, GSK Patents and Joint Patents in the GSK Territory, provided, however, GSK may not withdraw or abandon any patent term extension election or application with respect to the Scynexis Patents that is pending as of the Execution Date and GSK shall diligently pursue such extension following the Effective Date, unless GSK provides a strategic reason for doing so in writing to Scynexis and the Parties mutually agree in writing to withdraw or abandon such patent term extension election or application.

(e) GSK shall have the sole and exclusive right and decision-making authority to make all filings with Regulatory Authorities in the GSK Territory with respect to the GSK Patents, Scynexis Patents and Joint Patents, including as required or allowed in the Orange Book or similar or equivalent patent listing or linking source, if any, in other countries in the GSK Territory for Products.

(f) In connection with the preparation, filing, prosecution, maintenance and defense of any Patents by the Prosecuting Party in accordance with this Section 7.2, if the Non-Prosecuting Party becomes aware of any challenges by any Third Parties to the validity or enforceability of any Scynexis Patent, GSK Patent or Joint Patent (including inter partes reviews, post-grant reviews, oppositions, cancellations, revocation actions, declaratory judgment actions, interferences, reissue proceedings, derivation proceedings, reexaminations or any proceedings similar to the foregoing), it shall promptly notify the Prosecuting Party in writing to that effect. Any such notice shall include a summary of the asserted basis for any such challenge (if known) and any available information that would support an allegation of infringement or threatened infringement, or declaratory judgment, revocation, or equivalent action, by such Third Party. The Non-Prosecuting Party agrees to cooperate fully with the Prosecuting Party in such preparation, filing, prosecution and maintenance of Patents, at its own cost and expense. Such cooperation includes: (i) executing all papers and instruments, or requiring its employees, agents, consultants or independent contractors to execute such papers and instruments, so as to enable the Prosecuting Party to apply for and to prosecute Patent applications in any jurisdiction as permitted by this Section 7.2; and (ii) promptly informing the Prosecuting Party of any matters coming to the Non-Prosecuting Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such Patent applications, including any and all information necessary or desirable to enable the Prosecuting Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.

7.3 Trademark Prosecution and Maintenance as to the Product Trademarks. As between the Parties, (a) GSK shall have the first right, at its option and in its sole discretion, to control the clearance of Product Trademarks in the GSK Territory, and the filing, prosecution, and maintenance of all trademark applications and trademark registrations (collectively, “Filings”) for the Product Trademarks in the GSK Territory, at GSK’s sole cost and expense and (b) Scynexis shall have the sole and exclusive right, at its option and in its sole discretion, to control the clearance of Product Trademarks in the Excluded Territory, and the filing, prosecution, and maintenance of all Filings for the Product Trademarks in the Excluded Territory, at its sole cost and expense. Notwithstanding the foregoing, on Scynexis’s request, GSK shall update Scynexis as to the status of such Filings of the Product Trademarks in the GSK Territory. GSK shall further notify Scynexis of any upcoming material filings or deadlines relating to the Product Trademarks in the GSK Territory, such as office action responses, and, if Scynexis so requests, provide Scynexis with (i) drafts of such proposed filings or correspondence reasonably in advance of any applicable deadline for Scynexis’s input, and (ii) copies of the material correspondence received from the USPTO or other trademark authority necessary to review such proposed filings or correspondence. Any translations of such correspondence or filings not provided in the normal course of GSK’s engagement with its external counsel, if desired, shall be at Scynexis’s expense. All such Filings for Product Trademarks shall be filed in the name of Scynexis (or any of its Affiliates, but only if Scynexis so directs), and shall be owned by Scynexis (or the applicable Affiliate). Scynexis shall, upon GSK’s request, provide GSK with reasonable assistance to enable the filing, prosecution, and maintenance of Filings for the Product Trademarks in the GSK Territory, including granting to GSK all necessary or useful authorizations and executing all necessary or useful documents to enable GSK to file, prosecute and maintain Filings for the Product Trademarks in the GSK Territory, all without further consideration. GSK may cease use of a Product Trademark or cease prosecution or maintenance of any Filing for a Product Trademark in any jurisdiction within the GSK Territory in its sole discretion, provided that, if GSK determines to cease use of a Product Trademark or cease prosecution or maintenance of any Filing therefor in any jurisdiction within the GSK Territory, GSK shall provide reasonable prior written notice to Scynexis of such intention to cease use, prosecution, or maintenance (which notice shall, to the extent possible, be given no later than [***] ([***]) prior to the final deadline for any action that must be taken with respect to any such Product Trademark with respect to the relevant trademark authority). In such case, upon Scynexis’s written election provided no later than [***] ([***]) after such notice from GSK, Scynexis may assume prosecution and maintenance of any such Filing for a Product Trademark at Scynexis’s sole cost and expense. If Scynexis does not provide such election within [***] ([***]) after such notice from GSK, GSK may, in its sole discretion, continue prosecution and maintenance of such Filing or discontinue prosecution and maintenance of such Filing.

7.4 Quality Control. Scynexis shall have the right to exercise quality control over GSK’s activities related to the Products and GSK’s uses of the Product Trademarks to the extent necessary, in Scynexis’s reasonable discretion, for Scynexis to maintain the validity and enforceability of the Product Trademarks, and to protect the goodwill associated therewith. GSK is familiar with and recognizes Scynexis’s reputation as a provider of quality products, and shall, in its use of the Product Trademarks, adhere to quality standards for the Exploitation of the Products identified by the Product Trademarks that is substantially consistent with that used by Scynexis and its respective Affiliates for the Exploitation of the Products immediately prior to the Execution Date. GSK shall display the Product Trademarks in accordance with brand guidelines provided by Scynexis or as otherwise approved by Scynexis (such approval not to be unreasonably withheld, conditioned or delayed). GSK will publish attribution statements with respect to the use of the Product Trademarks in a manner which is similar to the manner in which GSK marks and provides attribution to similarly situated licensors as follows: “Trademarks are owned by or licensed to the GSK group of companies.”

7.5 Third Party Infringement.

(a) Notice. If, during the Term, either Party learns of (i) any actual, alleged or threatened infringement by a Third Party of the Scynexis Patents, GSK Patents or Joint Patents (including receipt of notice from a Third Party pursuant to Section 505(b)(3) or 505(j)(2)(B) of the FD&C Act (e.g., the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively)), (ii) the submission to any Party or a Regulatory Authority of an application for a product referencing a Product, or (iii) any proceeding (including any declaratory judgment, revocation, or equivalent action) challenging any Scynexis Patent, GSK Patent or Joint Patent in connection with any such infringement or threatened infringement, then, in each case of (i) through (iii), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement or information that would support a declaratory judgment or equivalent action.

(b) Enforcement of Patents and Product Trademarks.

(i) As between the Parties, GSK shall have the first right and authority (but not the obligation), in its sole discretion and at its own cost and expense, to bring and control an Enforcement Action or defend a Third Party Enforcement Action, in either case, involving any (A) Scynexis Patents or Product Trademarks in the GSK Territory or (B) Joint Patents in the GSK Territory. In the event that GSK does not exercise the first right to institute any Enforcement Action or defend any Third Party Enforcement Action under such Scynexis Patents, Product Trademarks or Joint Patents, then, subject to Section 7.5(b)(iii), Scynexis shall have the right (but not the obligation) to institute such Enforcement Action or defend such Third Party Enforcement Action, as applicable, at its cost and expense.

(ii) As between the Parties, Scynexis shall have the sole right and authority (but not the obligation), in its sole discretion and at its own cost and expense, to bring and control any Enforcement Action or defend any Third Party Enforcement Action involving any Scynexis Patents, Product Trademarks or Joint Patents in the Excluded Territory.

(iii) Notwithstanding anything to the contrary in this Agreement, in the event that (A) pursuant to Section 7.5(b)(i), Scynexis has the right to institute any Enforcement Action or defend any Third Party Enforcement Action and (B) GSK determines, in its sole discretion, that either (1) Scynexis should not institute such Enforcement Action or defend such Third Party Enforcement Action as a matter of strategy or (2) Scynexis’s institution of such Enforcement Action or defense of such Third Party Enforcement Action is to the detriment of any Compound or any Product, then GSK shall provide written notice to Scynexis of such determination as soon as reasonably practicable (and in any event within [***] ([***])) after such determination, and if Scynexis disagrees with such determination, then, notwithstanding GSK’s exercise of its discretion hereunder, Scynexis shall have the right to escalate such dispute for resolution in accordance with Article 13; provided, further, that if such dispute is resolved in favor of GSK, then Scynexis may not institute such Enforcement Action or defend such Third Party Enforcement Action, as applicable.

(iv) Notwithstanding the foregoing, GSK shall not have any rights pursuant to this Section 7.5 with respect to any Scynexis Patents that are licensed to Scynexis pursuant to the Hansoh Agreement or the R-Pharm Agreement to the extent Scynexis does not have the right to bring and control any Enforcement Action involving such Scynexis Patents. Following the date on which Scynexis receives a license to a Scynexis Patent pursuant to the Hansoh Agreement or R-Pharm Agreement, Scynexis shall use reasonable efforts to obtain, from Hansoh or R-Pharm, respectively, such right to bring and control Enforcement Actions such Scynexis Patent.

(v) .As between the Parties, GSK shall have the sole and exclusive right, in its sole discretion and at its own cost and expense, to bring and control an Enforcement Action or defend a Third Party Enforcement Action, in either case, to the extent involving any GSK Patent or GSK Trademark.

(c) Cooperation. Each Party will provide to the Party exercising its rights under this Section 7.5 reasonable assistance in such efforts, at such enforcing Party’s request and expense, including joining such action as a party if required by Law to pursue an Enforcement Action, Third Party Enforcement Action or providing the enforcing Party any reasonably requested documentation or other materials. Without limiting the foregoing, at a Party’s request, the other Party shall (and shall cause its Affiliates to) promptly provide such Party and its Affiliates with all relevant documentation (as may be reasonably requested by such Party) including, as applicable, evidence of use of the relevant Trademark or of its validity or any Filings therefor, or evidence that such Party and its Affiliates are validly empowered by such other Party and its Affiliates to take such Enforcement Action or Third Party Enforcement Action with respect to the applicable Patent or Trademark, including in such other Party’s name in accordance with the rights granted to such Party under this Section 7.5, as necessary. A Party or its applicable Affiliate shall join any such Enforcement Action or Third Party Enforcement Action with respect to the applicable Patent if the enforcing Party or any of its Affiliates determines that it is necessary to demonstrate “standing to sue.” The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party a reasonable opportunity to comment on the enforcing Party’s determination of litigation strategy and the filing of important papers to the competent court and the enforcing Party will consider such comments in good faith. The non-enforcing Party shall have the right, at its own expense, to retain its own counsel with respect to its participation in any such Enforcement Action or Third Party Enforcement Action.

(d) [***].

7.6 Common Interest Agreement. All non-public information exchanged between the Parties or between a Party’s outside patent or trademark counsel and the other Party regarding the preparation, filing, prosecution, maintenance, defense and enforcement of the Scynexis Patents, Product Trademarks, GSK Patents, GSK Trademarks, Joint Patents, or otherwise related to any Compound or any Product, and all shared information regarding analyses or opinions of Third Party Patents or Know-How, shall be deemed Confidential Information. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning any such Patents, Trademarks, Know-How or Confidential Information, including privilege under the common interest doctrine and similar or related doctrines. In furtherance of the foregoing, if the Parties agree that a separate agreement memorializing this understanding would be advantageous, the Parties shall negotiate and enter into a common interest agreement reflecting this understanding or any other common interest agreement as the Parties may mutually agree, including with respect to any product liability for a Product.

7.7 Maintenance of Freedom to Operate. The Parties shall use Commercially Reasonable Efforts to avoid infringing any Third Party’s Patents in conducting any activities under this Agreement and shall promptly notify the other Party if it becomes aware of any Third Party Patents that pertain to the activities of the Parties under this Agreement.

Article 8
CONFIDENTIALITY

8.1 Confidentiality Obligations. Except as expressly permitted by this Agreement, each Party agrees that during the Term and for [***] ([***]) thereafter, such Party shall, and shall ensure that its Affiliates and its and their respective Personnel (“Representatives”), hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement (or the Existing Confidentiality Agreement, as applicable), unless such information:

(a) is or becomes generally available to the public other than as a result of improper disclosure by the Receiving Party or its Representatives;

(b) is already known by or in the lawful possession of the Receiving Party or its Representatives at the time of disclosure by the Disclosing Party;

(c) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as documented by the Receiving Party’s business records; or

(d) is lawfully obtained by the Receiving Party from a Third Party that the Receiving Party believes, acting reasonably and in good faith, after due inquiry, has not breached any obligations of confidentiality.

The Receiving Party shall not disclose any of the Confidential Information of the Disclosing Party, except to those of its Representatives who need to know the Confidential Information for the purpose of performing the Receiving Party’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure no less restrictive than those set forth herein. The Receiving Party shall be responsible for any disclosure or use of the Confidential Information in breach of its obligations hereunder by such Representatives. The Receiving Party shall protect Confidential Information using not less than the same degree of care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access, disclosure or use of the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (iii) cooperate with the other Party in the investigation and remediation of any such unauthorized access or disclosure.

8.2 Use Restrictions. Notwithstanding Section 8.1 and subject to Section 8.3, a Receiving Party may, in connection with performing its obligations or exercising its rights under this Agreement, disclose the Confidential Information of the Disclosing Party, including for purposes of:

(a) filing or prosecuting patent applications, pursuant to the terms of Section 7.2;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) conducting pre-clinical studies or Clinical Trials of any Product, subject to Section 8.4;

(d) seeking or maintaining Regulatory Approval of any Product, with respect to GSK, in the GSK Territory, and with respect to Scynexis, in the Excluded Territory;

(e) complying with Law, including, subject to Section 8.5(b), securities Laws and the rules of any securities exchange or market on which a Party’s securities are or are planned to be listed or traded; or

(f) providing to such Receiving Party’s actual or potential partners, acquirers, financing sources, investment bankers, financial advisors, licensors (including Merck), (sub)licensees (including Hansoh and R-Pharm) and their respective Personnel, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8.

In making any disclosures set forth in clauses (a), (b), or (e) above, the Receiving Party shall, where reasonably practicable, give such advance notice to the Disclosing Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the Disclosing Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, the Receiving Party shall (i) endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the Disclosing Party, (ii) provide the Disclosing Party with the proposed confidential treatment request within a reasonable time for the Disclosing Party to provide comments, and the Receiving Party shall consider and incorporate such comments in good faith in connection with its submission of its confidential treatment request, and (iii) submit the proposed disclosure in writing to the Disclosing Party as far in advance as reasonably practicable (and in no event less than [***] ([***]) prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon and the Receiving Party shall incorporate such comments in good faith.

8.3 Required Disclosure. Notwithstanding Section 8.1 and Section 8.4, (a) the Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent required by Law or court order; provided, however, that the Receiving Party shall first provide the Disclosing Party prior notice of such disclosure and give the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or Governmental Body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Law; provided, further, that the Confidential Information disclosed in response to such order or as required by Law shall be limited to the information that is legally required to be disclosed in response to such order or by such Law; and (b) the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent any such disclosure is, in the opinion of the Receiving Party’s counsel, required by Law or the rules of a stock exchange on which the securities of the Receiving Party are listed (or to which an application for listing has been submitted); provided that, in the event the Receiving Party is, in the opinion of its counsel, required by Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Receiving Party shall submit the proposed disclosure to the Disclosing Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

8.4 Publications. Except with respect to any Clinical Trials or other studies set forth in the Development Plan (including the MARIO Study) and any activity under any commitment or agreement set forth on Schedule 9.2(x), Scynexis shall have the right to make publications regarding any Exploitation of any Compound or any Products conducted by or on behalf of Scynexis (or its Affiliates, licensees or sublicensees, as applicable), including publications with respect to any investigator sponsored studies conducted by any Third Party that have been authorized by Scynexis or any of its Affiliates, in each case, subject to prior review by GSK; provided that (a) Scynexis shall submit such publication to GSK at least [***] ([***]) in advance of the intended submission for publication or presentation of such publication for GSK’s review; (b) to the extent GSK notifies Scynexis of any specific, reasonable objections to such publication, based on concern regarding the specific disclosure of any Confidential Information of GSK (or any of its Affiliates or Sublicensees), as applicable, Scynexis will delete any such Confidential Information and, acting reasonably and in good faith, consider any other such objections, including whether it is necessary or advisable to delete any other information from such proposed publication; and (c) upon GSK’s reasonable request, Scynexis shall delay any such publication or presentation for up to [***] ([***]) as needed to prepare and file any such patent applications to preserve the patentability of any Confidential Information of GSK (or any of its Affiliates or Sublicensees). Once any such publication is accepted for publication, Scynexis shall provide GSK with a copy of the final version of such publication. Subject to Section 14.7, notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, GSK shall have the right to make any publications regarding any Exploitation of any Compound or any Product conducted by or on behalf of GSK (or its Affiliates, licensees or Sublicensees, as applicable) as it chooses, in its sole discretion, including any publications relating to any Clinical Trials or other studies set forth in the Development Plan (including the MARIO Study), subject to the prior review by Scynexis; provided that the rights of GSK and the obligations of Scynexis, in each case, in clauses (a), (b) and (c) shall apply mutatis mutandis, respectively, to Scynexis for such rights and to GSK for such obligations with respect to any proposed publication by GSK regarding the Exploitation of any Compound or any Product.

8.5 Public Disclosures.

(a) Except as required by Law or as permitted pursuant to Section 8.3, neither Party shall issue any press release or public statement disclosing information relating to (i) this Agreement or the transactions contemplated hereby or the terms hereof; (ii) the Exploitation of any Compound or any Product in such Party’s respective Territory; or (iii) any Confidential Information of the other Party, in each case ((i), (ii) or (iii)), without the prior written consent of such other Party; provided, however, notwithstanding the foregoing, on the Execution Date (or at such later date as mutually agreed by the Parties), each Party will issue a press release substantially in the form attached as Schedule 8.5. For the avoidance of doubt, neither Party shall have the right to issue any press release or public statement disclosing information relating to the Exploitation of any Compound or any Product by the other Party in its respective Territory except in accordance with Section 8.2(e).

(b) The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Body. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof, including trade secret information, to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider the other Party’s reasonable comments thereon, to be provided within [***] ([***]) of receipt, to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

8.6 Return or Destruction of Confidential Information. Upon expiration or termination of this Agreement, each Party shall return, or at the other Party’s option, destroy all relevant records and materials in its possession or control containing any Confidential Information of such other Party in a manner reasonably agreed upon by the Parties; provided that the Receiving Party may retain a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted or to the extent required for the exercise of any of its rights that survive such expiration or termination pursuant to Section 11.6 or Section 11.7; provided, however, that such copy will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of such copy.

8.7 Equitable Relief. Due to the unique nature of the Confidential Information, the Parties agree that any breach or threatened breach by a Party of this Article 8 with respect to the other Party’s Confidential Information will cause not only financial harm to the other Party, but also irreparable harm for which money damages will not be an adequate remedy. Therefore, the other Party shall be entitled, in addition to any other legal or equitable remedies, to seek an injunction or similar equitable relief against any such breach or threatened breach by such Party without the necessity of proving actual damages or posting any bond.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Execution Date and as of the Effective Date (as though then made), that:

(a) such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles including judicial principles affecting the availability of specific performance;

(d) the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Person the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party (assuming compliance with Antitrust Law), such Party’s charter documents, bylaws or other organizational documents or any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Body presently in effect applicable to such Party;

(e) such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or would adversely affect the diligent and complete fulfillment of its obligations hereunder;

(f) such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement, and it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement;

(g) there is no pending proceeding that has been commenced against such Party that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby;

(h) neither such Party nor any of its Affiliates has employed or otherwise used in any capacity the services of any Person debarred under applicable Law, including under 21 U.S.C. § 335a or any foreign equivalent thereof; and

(i) except as set forth in Article 12, no consent, approval or authorization by any Person or Governmental Body is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

9.2 Scynexis’s Additional Representations and Warranties. Except as set forth in Schedule 9.2 (as such Schedule 9.2 may be updated pursuant to Section 12.1), Scynexis represents and warrants to GSK that, as of the Execution Date and as of the Effective Date (as though then made):

(a) Schedule 9.2(a) sets forth an accurate and complete list of all Scynexis Patents and all Filings for the BREXAFEMME marks and logos, in each case, existing as of the Execution Date and (i) all such Scynexis Patents and all Filings for the BREXAFEMME marks and logos, are subsisting and in good standing, (ii) all such Scynexis Patents and all Filings for BREXAFEMME marks and logos are being diligently prosecuted in the respective patent or trademark offices in the respective Territory in accordance with Law, (iii) all applicable filing and maintenance fees for all such Scynexis Patents and Product Trademarks have been paid on or before the due date for payment, and (iv) to Scynexis’s knowledge, all such Scynexis Patents and the BREXAFEMME marks and logos are not invalid or unenforceable, in whole or in part;

(b) no claims have been asserted in writing against Scynexis or any of its Affiliates, licensees or sublicensees or threatened by any Person (i) challenging the validity, enforceability or ownership of any Scynexis Intellectual Property or the BREXAFEMME marks and logos, or (ii) to the effect that the Exploitation of any Compound or any Product or the BREXAFEMME marks and logos infringes any Patents or Trademarks of such Person or misappropriates any Know-How or infringes, misappropriates or otherwise violates any other intellectual property rights of such Person;

(c) [***], the BREXAFEMME marks and logos as utilized by Scynexis or any of its Affiliates as of the Execution Date or Effective Date, as applicable, and the Development and Commercialization, as conducted by Scynexis or any of its Affiliates as of the Execution Date or Effective Date, as applicable, of the product marketed by Scynexis and its Affiliates as of the Execution Date under the BREXAFEMME marks and logos, do not infringe, misappropriate or otherwise violate any Patents, Know-How or any other intellectual property rights of any Person;

(d) none of the Scynexis Patents in the Major Markets and, [***], none of the Scynexis Patents in any country outside the Major Markets existing as of the Execution Date is the subject of any pending or extant litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal Proceedings, post-grant review, inter partes review or any other legal dispute, provided that the foregoing excludes office actions or similar communications issued by any patent office or comparable registration authority in the ordinary course of prosecution of any patent application within such Scynexis Patents;

(e) none of the BREXAFEMME marks and logos in the Major Markets and, [***], none of the BREXAFEMME marks and logos in any country outside the Major Markets is the subject of any pending or extant litigation, opposition, cancellation, appeal Proceedings, or other legal dispute, provided that the foregoing excludes office actions or other similar communications issued by any trademark office in the ordinary course of prosecution of any trademark application for such Trademark;

(f) other than the Scynexis Intellectual Property in existence as of the Execution Date or the Effective Date, as applicable, neither Scynexis nor any of its Affiliates owns or otherwise Controls (including via license) rights under any Patents or Know-How that are, as of the Execution Date or the Effective Date, as applicable, necessary for, or actually used in, the Exploitation of the Compound in the form set forth in Schedule 1.38 (or any Product that contains such form of the Compound), in each case in the GSK Territory;

(g) Scynexis and its Affiliates have taken commercially reasonable measures to protect the secrecy, confidentiality, and value of all Scynexis Know-How that constitutes trade secrets under Law (including requiring all Personnel of Scynexis or its Affiliates to execute agreements requiring all such Personnel to maintain the confidentiality of such Scynexis Know-How), and such Scynexis Know-How has not been used or disclosed to any Third Party except pursuant to confidentiality agreements or agreements containing confidentiality obligations and, to Scynexis’s knowledge, such Persons have not breached any such confidentiality agreement;

(h) as of immediately prior to the Execution Date, Scynexis and its Affiliates own all right, title and interest in and to or otherwise Control all Scynexis Intellectual Property and the BREXAFEMME marks and logos free and clear of any liens, security interests, charges and encumbrances;

(i) with respect to all Scynexis Intellectual Property, (i) Scynexis and its Affiliates and their licensees and sublicensees have obtained from all Personnel who participated on their behalf in the invention or authorship thereof, assignments of all ownership rights of such Personnel in such Scynexis Intellectual Property, either pursuant to written agreement or by operation of Law; (ii) all of its Personnel have executed agreements or have existing obligations under Law requiring assignment to Scynexis or its Affiliate, licensee or sublicensee, as applicable, of all rights, title, and interests in and to their inventions made during the course of and as the result of this Agreement; and (iii) no Personnel of Scynexis or its Affiliate or their Personnel is subject to any agreement with any other Person that requires such Personnel to assign any interest in any Scynexis Intellectual Property or Joint Patent to any Person other than Scynexis or its Affiliate or their licensees or sublicensees;

(j) no written claims have been asserted against Scynexis or any of its Affiliates in connection with the conduct by or on behalf of Scynexis or its Affiliates prior to the Execution Date or Effective Date, as applicable, of any Clinical Trials (including in respect of any Adverse Event(s) suffered by any human subject volunteers) of any Compound or Product and neither Scynexis nor its Affiliates have received written notice of any fact, matter or circumstance that is reasonably likely to give rise to such a claim being asserted in the future;

(k) (i) Scynexis or its Affiliates have the right to grant to GSK the rights and licenses under the Scynexis Intellectual Property, Joint Patents, and Product Trademarks as set forth under this Agreement, including, subject to Hansoh obtaining any required consents, the right to provide GSK with any and all data generated by Hansoh in, and with respect to, Greater China for the MARIO Study, (ii) Scynexis has (or it will use reasonable efforts to obtain within [***] ([***]) after the Effective Date, and if not obtained within such [***] ([***]) period as soon as possible thereafter) a binding commitment from Hansoh that it will use reasonable efforts to obtain in a timely manner all licenses, permits and consents required under applicable Laws for it to export such data from Greater China to GSK, and (iii) neither Scynexis nor any of its Affiliates has previously licensed, assigned, transferred or otherwise conveyed any right, title, option or interest in or to any Scynexis Intellectual Property, Joint Patents or Product Trademarks (except for any license, assignment, transfer or conveyance of any right, title, option or interest that has been fully revoked or terminated in its entirety) to any Person that conflicts with any of the rights or licenses granted to GSK under this Agreement;

(l) all Development, including any Clinical Trials, of any Compound conducted by or on behalf of Scynexis or its Affiliates prior to the Execution Date or Effective Date have been conducted in compliance in all material respects with all applicable Laws;

(m) as of the Execution Date, Scynexis has provided GSK with a true, correct and complete copy of any agreements to which Scynexis or any of its Affiliates is a party that relates to the Exploitation of any Compound in the GSK Territory except any such agreements with service providers pursuant to which all services have concluded and the service provider retains no rights to further Exploit any Compound or publish any results generated in the course of such services and, other than the Merck License, there is no agreement with any Person pursuant to which Scynexis or any of its Affiliates has licensed any Patents or Know-How of such Person that are necessary for the Exploitation of any Compound or any Product in the Field in the GSK Territory;

(n) neither Scynexis nor its Affiliates, nor, [***], any of its or their respective Personnel has made (i) an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of any Compound or any Product, or (ii) a statement that provides a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the Exploitation of any Compound or any Product;

(o) (i) all Human Biological Samples used in the Exploitation of any Compound or any Product conducted by or on behalf of Scynexis and its Affiliates have been obtained, stored, transferred, used and disposed of in accordance in all material respects with Laws and any generally accepted ethical guidelines regarding the collection, use, transport and disposal of human tissue, (ii) all ethics committee approvals have been obtained to enable the use of the Scynexis Human Biological Samples obtained from patients or human subject volunteers or other donors in connection with the Exploitation of any Compound or any Product conducted by or on behalf of Scynexis and its Affiliates, and (iii) all uses of Scynexis Human Biological Samples in the Exploitation of any Compound or any Product conducted by or on behalf of Scynexis and its Affiliates fall within the terms of the informed consent given by the donors of such Scynexis Human Biological Samples;

(p) Scynexis and its Affiliates have made available to GSK all material toxicology studies, clinical data, process and analytical development information, CMC data and information, manufacturing process data, and filings and correspondence with Regulatory Authorities (including all correspondence with or to the FDA as of the Execution Date), in each case in its possession or control relating to any Compound or any Product;

(q) [***], all material written data, results and other information disclosed by Scynexis to GSK at any time prior to the Execution Date or the Effective Date, as applicable, relating to any Compound, any Product, the Scynexis Intellectual Property, or Scynexis Regulatory Documentation is true and accurate in all material respects, was generated in material accordance with the Data Integrity Practices set forth in Schedule 4.10(b), and did not omit important information known to Scynexis but not known to GSK that would be required to be disclosed in order to make all such data, results and other information that was disclosed to GSK, when viewed in their entirety, not misleading in any material respect;

(r) [***], there are no currently existing investigations, corrective actions or enforcement actions by any Regulatory Authority in the GSK Territory with respect to any Compound or Product;

(s) neither Scynexis nor any of its Affiliates are aware of any fact, matter or circumstance that is likely to have a material adverse effect upon the outcome of any inspection the FDA or any other applicable Regulatory Authority may carry out in respect of the Manufacturing facilities owned and/or operated by any CMO and which facilities are used in the Clinical Manufacture or Commercial Manufacture of any Compound or any Product (as applicable);

(t) other than the right of Hansoh to Manufacture (including to have Manufactured) any Compound or any Product in the GSK Territory solely for the purpose of furthering the Development and Commercialization of any Compound or any Product in the Field in the Excluded Territory, Scynexis has not, directly or indirectly, granted any licenses or other rights that are in force as of the Execution Date or the Effective Date, as applicable, to any Third Party (other than non-exclusive licenses to Third Parties conducting Exploitation activities on behalf of Scynexis or its Affiliates under agreements which either (i) have been provided to GSK prior to the Execution Date or (ii) are with service providers and pursuant to which all services have concluded and the service provider retains no rights to further Exploit any Compound or publish any results generated in the course of such services) under the Scynexis Intellectual Property or Joint Patents to Exploit any Compound or any Product in the Field in the GSK Territory;

(u) all animal studies and other non-clinical tests conducted by Scynexis or its Affiliates on any Product were conducted by or on behalf of Scynexis or its Affiliates in all material respects in accordance with its or their standard operating procedures for the conduct of animal or non-clinical studies at the time such tests were conducted; and all Clinical Trials conducted by or on behalf of Scynexis or its Affiliates on any Compound or Product have been and are being conducted in compliance with the requirements of good clinical practice, informed consent, and institutional review boards (as those terms are defined by the FDA or other relevant Regulatory Authorities), in each case as applicable and that were in effect at the time such tests were conducted;

(v) all Personal Data (i) shared with GSK in connection with any Compound or any Product or (ii) shared by Scynexis or any of its Affiliates outside of the GSK Territory have been, and are being disclosed in material compliance with all applicable Law (including all data subject consent requirements and applicable data protection requirements) that were in effect at the time such data was disclosed, including HIPAA, in each case, as applicable in the specific jurisdiction in which and at the time the applicable Clinical Trials were conducted; and Scynexis and its Affiliates have not received during the past [***] ([***]) any: (A) written notice or complaint alleging non-compliance with any applicable Law relating to the collection, processing and disclosure of information or data; (B) written claim for compensation for loss or unauthorized collection, processing or disclosure of data; or (C) written notification of an application for rectification, erasure or destruction of information or data that is still outstanding, in each case ((A) through (C)), in connection with any Compound or any Product; and to the extent required under applicable Data Protection Law, Scynexis and its Affiliates have documented and stored all material data, documents and reports resulting from the pre-clinical and clinical Development of each Compound and each Product in accordance with Scynexis’s practices and standards in place for its own activities at the time such data, documents and reports were documented or stored;

(w) Schedule 9.2(w) sets forth an accurate and complete list of (i) any and all ROFN Programs actively being Developed by Scynexis or any of its Affiliates as of the Execution Date or Effective Date, as applicable, including the status of the Development each such ROFN Program, and (ii) any and all Patents existing as of the Execution Date and Controlled by Scynexis or any of its Affiliates that Cover any such ROFN Programs;

(x) Schedule 9.2(x) sets forth an accurate and complete list of any and all commitments that Scynexis or any of its Affiliate have made as of the Execution Date or Effective Date, other than with respect to Hansoh and R-Pharm, to provide Compounds or Products to Third Parties for Development activities not conducted on behalf of Scynexis or its Affiliates;

(y) as of the Execution Date or Effective Date, as applicable, no Proceeding is pending against, nor has any claim been asserted in writing against, Scynexis or any of its Affiliates with respect to any Exploitation of any Compound or Product by Scynexis or any of its Affiliates prior to the Execution Date or Effective Date, including any such Proceeding or claim alleging that any Compound or Product sold by Scynexis or any of its Affiliates prior to the Execution Date or Effective Date, as applicable, is defective; and

(z) (i) the Merck License is in full force and effect, (ii) neither Scynexis, Merck nor any of their respective Affiliates has violated any provision of, or committed or failed to perform any act, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under the provisions of the Merck License and (iii) Scynexis has not received any notice from Merck of any alleged or threatened breach of the Merck License by Scynexis or any of its Affiliates.

9.3 Disclosure Schedule References. The Parties agree that any disclosure in any section of Schedule 9.2 shall be deemed to be an exception to the representations and warranties of Scynexis that are contained in the corresponding Section of this Agreement.

9.4 Additional Covenants.

(a) Neither Party nor any of its Affiliates has employed or otherwise used in any capacity, and neither Party nor any of its Affiliates will employ or otherwise use in any capacity, the services of any Person debarred under applicable Law, including under 21 U.S.C. § 335a or any foreign equivalent thereof, including with respect to any Compound or any Product. If either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall, and shall cause its Affiliates to, cease employing, contracting with, or retaining any such Person to perform any such services.

(b) During the Term, Scynexis shall not (and shall cause its Affiliates and sublicensees to not) assign, transfer, convey, encumber (through any liens, charges, security interests, mortgages or similar actions) or dispose of, or enter into any agreement with any Person to assign, transfer, convey, encumber (through any lien, charge, security interest, mortgage or similar action) or dispose of, any Scynexis Intellectual Property or Scynexis Regulatory Documentation to any Person without the prior consent of GSK, in any manner that would conflict with, limit the scope of or adversely affect in any material respect any of the rights or licenses granted to GSK under this Agreement. During the Term, Scynexis covenants (on behalf of itself and its Affiliates, licensees and sublicensees) to ensure that any Scynexis Intellectual Property and Scynexis Regulatory Documentation is and remains Controlled by Scynexis (or its Affiliates, licensees or sublicensees) such that Scynexis maintains the full rights to grant the rights and licenses to the Scynexis Intellectual Property and Scynexis Regulatory Documentation to GSK as contemplated hereunder, including the rights granted to GSK under Section 2.1. Any action taken by Scynexis or any of its Affiliates or sublicensees in contravention of this Section 9.4(b) shall be null and void ab initio.

(c) During the Term, neither Scynexis nor any of its Affiliates shall amend, modify or terminate any agreement to which Scynexis or such Affiliate is a party as of the Effective Date with any Third Party pursuant to which any Scynexis Intellectual Property is in-licensed (including the Merck License), in a manner that would adversely affect GSK’s rights or licenses under this Agreement without first obtaining GSK’s written consent (which may be withheld, conditioned or delayed in GSK’s sole and absolute discretion) and Scynexis shall, and shall cause its Affiliates to, comply with the terms and conditions of each such agreement (including the Merck License).

(d) During the Term, each Party will cause all Persons involved in or performing any Development activities by or on behalf of such Party or its Affiliates under this Agreement to enter into written agreements that (i) presently assign such Persons’ rights, title, and interests in and to any Know-How or Patents created, conceived, developed or reduced to practice by or on behalf of such Party or its Affiliates under or in connection with this Agreement to such Party, in each case, prior to any such Persons performing such Development activities, (ii) require such Persons to promptly report any invention, discovery, or other intellectual property to such Party, (iii) require such Persons to cooperate in the preparation, filing, prosecution, maintenance and enforcement of any Patents by such Party, and (iv) require such Persons to perform all acts and sign, execute, acknowledge, and deliver any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference this Agreement.

(e) From the Execution Date until the Effective Date, Scynexis shall, and shall cause its Affiliates to, cause the Commercialization of each Compound and each Product in the GSK Territory to be conducted consistent in all material respects as conducted by Scynexis and its Affiliates prior to the Execution Date.

(f) Scynexis shall ensure that any sharing of Personal Data (i) by Scynexis or any of its Affiliates with GSK or any of its Affiliates in connection with any Compound or any Product or (ii) by Scynexis or any of its Affiliates outside of the GSK Territory is in material compliance with all applicable Law (including all data subject consent requirements and applicable data protection requirements) that are in effect at the time such data is disclosed, including HIPAA.

(g) To the extent Scynexis or any of its Affiliates becomes aware of any toxicology studies, clinical data, process and analytical development information, CMC data and information, manufacturing process data, or filings or correspondence with Regulatory Authorities (including all correspondence with or to the FDA as of the Execution Date), in each case in its possession or control relating to any Compound or any Product, which were not previously made available to GSK, Scynexis shall make such materials available to GSK as promptly as practicable.

(h) Scynexis shall, and shall cause its Affiliates to, comply with the terms and conditions of the Loan Agreement.

9.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING AS SET FORTH IN THIS Article 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF DESIGN, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, AND NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. EACH PARTY UNDERSTANDS THAT THE COMPOUNDS AND PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT, AND THAT NEITHER PARTY CAN ASSURE, AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, THAT THE EXPLOITATION OF THE COMPOUNDS OR PRODUCTS PURSUANT TO THIS

AGREEMENT WILL RECEIVE REGULATORY APPROVAL OR WILL BE SAFE, EFFECTIVE, USEFUL OR SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE COMPOUNDS OR PRODUCTS WILL BE ACHIEVED.

Article 10
INDEMNIFICATION

10.1 Indemnification by GSK. Subject to the other provisions of this Article 10, GSK shall indemnify, defend and hold harmless Scynexis and its Affiliates and each of their respective Personnel and their respective successors and assigns (collectively, the “Scynexis Indemnitees”) from and against any and all liability, damage, loss, fines, penalties, cost or expense (including reasonable attorneys’ fees) (“Losses”) incurred by or rendered against such Scynexis Indemnitee in connection with Third Party claims, investigations, demands or suits (“Third Party Claims”) to the extent arising out of or resulting from: (a) GSK’s or any GSK Indemnitee’s gross negligence, reckless conduct or willful misconduct in performing its rights and obligations under this Agreement, the Development Plan, the Technology Transfer Plan, the Commercialization Transition Plan, the Pharmacovigilance Agreement or the Data Processing Agreement; (b) any breach by GSK of its representations and warranties, covenants or obligations set forth in this Agreement, the Development Plan, the Technology Transfer Plan, the Commercialization Transition Plan, the Pharmacovigilance Agreement or the Data Processing Agreement; (c) (i) the Exploitation of any Compound or any Product by or on behalf of Scynexis or any of its Affiliates, licensees or sublicensees in the GSK Territory for the benefit of GSK pursuant to and in accordance with the Commercialization Transition Plan during the period commencing on the Effective Date and ending on completion of Phase 1 of the Commercialization Transition Plan and (ii) the performance of any other activities by Scynexis or any of its Affiliates for the benefit of GSK pursuant to and in accordance with the Commercialization Transition Plan; (d) the Exploitation of any Compound or any Products by or on behalf of GSK or its Affiliates or Sublicensees in the Field in the GSK Territory on or after the Effective Date (including during Phase 2 and Phase 3 of the Commercialization Transition Plan); or (e) the use by Scynexis, in government price reporting, of erroneous data or other information provided by GSK to Scynexis pursuant to Phase 2 of the Commercialization Transition Plan for such government price reporting; provided, however, that GSK’s obligations pursuant to this Section 10.1 shall not apply to the extent such claims or suits are covered by Scynexis’s obligations under Section 10.2.

10.2 Indemnification by Scynexis. Subject to the other provisions of this Article 10, Scynexis shall indemnify, defend and hold harmless GSK, its Affiliates and each of their respective Personnel and their respective successors and assigns (collectively, the “GSK Indemnitees”) from and against any and all Losses incurred by or rendered against such GSK Indemnitee in connection with Third Party Claims to the extent arising out of or resulting from: (a) Scynexis’s or any Scynexis Indemnitee’s gross negligence, reckless conduct or willful misconduct in performing its rights and obligations under this Agreement, the Development Plan, the Technology Transfer Plan, the Commercialization Transition Plan, the Pharmacovigilance Agreement or the Data Processing Agreement; (b) any breach by Scynexis of its representations and warranties, covenants or obligations set forth in this Agreement, the Development Plan, the Technology Transfer Plan, the Commercialization Transition Plan, the Pharmacovigilance Agreement or the Data Processing

Agreement; (c) the Exploitation of any Compound or any Product by or on behalf of Scynexis or any of its Affiliates, licensees or sublicensees in the GSK Territory prior to the Effective Date or following any termination of this Agreement; (d) the Exploitation of any Compound or any Product by or on behalf of Scynexis or any of its Affiliates, licensees or sublicensees in the Field in the Excluded Territory; or (e) the use by GSK, in government price reporting, of erroneous data or other information provided by Scynexis to GSK pursuant to Phase 2 of the Commercialization Transition Plan for such government price reporting; provided, however, that Scynexis’s obligations pursuant to this Section 10.2 shall not apply to the extent that such claims or suits are covered by GSK’s obligations under Section 10.1.

10.3 Notification of Claims; Conditions to Indemnification Obligations.

(a) As a condition to a Party’s right to receive indemnification under this Article 10 with respect to any Third Party Claim, as applicable, it shall: (i) promptly notify the other Party as soon as it becomes aware of a Third Party Claim for which indemnification may be sought pursuant hereto, provided that the failure to give such notice will not relieve the indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the indemnifying Party; (ii) cooperate, and cause the individual Indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such Third Party Claim; and (iii) permit the indemnifying Party to control the defense, settlement or compromise of such Third Party Claim (which control shall be assumed within [***] ([***]) after the indemnifying Party’s receipt of a notice of such Third Party Claim), including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any Third Party Claim in a manner which admits fault or negligence on the part of the indemnified Party or any Indemnitee without the prior consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such Third Party Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. In any such proceeding, the indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the indemnified Party unless (A) the indemnifying Party and the indemnified Party will have agreed to the retention of such counsel or (B) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses of the indemnified Party by application of the foregoing clause (A) or (B) will be reimbursed by the indemnifying Party as they are incurred. The indemnifying Party shall have no liability under this Article 10 with respect to any such Third Party Claims settled or compromised without its prior written consent.

(b) In the event that notice of any Third Party Claim for indemnification under this Article 10 has been timely given within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification shall survive with respect to such claim or suit until such time as such claim or suit is finally resolved.

10.4 Mitigation of Loss. Each indemnified Party will take and will procure that its Affiliates and Indemnitees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Losses arising as a result of any Third Party Claims. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any Losses incurred by it.

10.5 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO (A) [***] OR (B) [***], IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, PUNITIVE, SPECIAL, incidental, exemplary OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST REVENUES AND LOST PROFITS (TO THE EXTENT INDIRECT)), REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, IRRESPECTIVE OF WHETHER SUCH PARTY OR ANY REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE OR WHETHER SUCH LOSS OR DAMAGE WAS REASONABLY FORESEEABLE.

10.6 Insurance. Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement and will furnish to the other Party evidence of such insurance upon request; provided that each Party shall maintain insurance in such amounts and on such terms based on advice from insurance professionals for companies of similar size and with similar resources; provided, further, that if, at any time during the Term, a Party ceases to maintain the same level of insurance coverage with respect to such Party’s obligations under this Agreement, such Party shall promptly notify the other Party thereof. Notwithstanding the foregoing, a Party may self-insure to the extent that it self-insures for its other activities.

Article 11
TERM AND TERMINATION

11.1 Term and Expiration. Subject to Article 12, the term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect, on a country-by-country and Product-by-Product basis, until the expiration of the Royalty Term for the applicable Product in such country; provided that Section 4.2(a), Section 8.5(a) (with respect to issuing a press release), Section 9.4(e), Section 9.4(h), Section 14.18 and Article 12 shall commence on the Execution Date. Upon the expiration (but not early termination) of the Term for any Product in any country in the GSK Territory, the licenses granted to GSK under Section 2.1 with respect to such Product in such country shall continue in effect on an exclusive, royalty-free, fully paid-up, irrevocable, perpetual, fully transferable and fully sublicensable basis.

11.2 Termination for Convenience by GSK. At any time during the Term, GSK may, at its convenience, terminate this Agreement (a) in its entirety; or (b) on a Product-by-Product or country-by-country basis, upon [***] ([***]) prior written notice to Scynexis.

11.3 Termination for Material Breach.

(a) Material Breach. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety, or if the breach relates to one or more but not all Products and/or countries, with respect to such Products and/or countries, upon written notice of termination to the other Party, provided that such termination will not be effective if such material breach has been cured within [***] ([***]) after written notice has been given by the Non-Breaching Party to the Breaching Party of the applicable material breach, and, further provided that, the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to all Products for the GSK Territory. Any such notice of breach will, in each case, (i) expressly reference this Section 11.3; (ii) reasonably describe the alleged material breach which is the basis of such notice; and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged material breach is not cured within the applicable cure period. Notwithstanding the foregoing, if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such material breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such material breach in accordance with such written plan; provided that no such extension will exceed an additional [***] ([***]) without the prior written consent of the Non-Breaching Party.

(b) Disputed Material Breach. If the Breaching Party disputes that it has materially breached this Agreement, the dispute will be resolved pursuant to Article 13. Notwithstanding the foregoing, if the Breaching Party disputes, acting reasonably and in good faith, the existence, materiality, or failure to cure of any such material breach and provides notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with this Section 11.3, unless and until the relevant dispute has been resolved. Any such dispute will be resolved pursuant to the dispute resolution procedure set forth in Article 13. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

11.4 Termination for Insolvency. In the event that either Party (a) files for protection under laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, custodian, trustee or liquidator over substantially all of its property that is not discharged within [***] ([***]) after such filing; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation of such Party; (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged or dismissed within [***] ([***]) of the filing thereof; (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, or (h) takes any corporate action for the purpose of effecting any of the foregoing, then the other Party may terminate this Agreement in its entirety effective immediately upon notice to such Party.

11.5 Termination for Safety Reasons. GSK may terminate this Agreement in its entirety or on a Product-by-Product and country-by-country basis at any time upon prior written notice to Scynexis (a) if executives responsible for GSK’s pharmacovigilance and clinical science functions determine in good faith that the risk or benefit profile of the Products (or such Product in such country) is such that the Products (or such Product in such country) cannot continue to be Developed or administered to patients safely; or (b) upon the occurrence of Serious Adverse Events attributable to the use of such Product that impact the patient population in the aggregate and that cause GSK to reasonably conclude in good faith that the continued use of such Product by patients will result in the patient population being exposed to a Product for which the risks outweigh the benefits and that such risks cannot be ameliorated using Commercially Reasonable Efforts.

11.6 Effects of Expiration or Termination; Survival.

(a) In addition to the consequences set forth in this Section 11.6 and Section 11.7 (and any other Sections that expressly survive pursuant to the terms herein or therein, as applicable), the following provisions shall survive expiration or termination of this Agreement in its entirety for any reason: Article 1, Section 2.5, Section 4.8 (but only in the event of expiration of this Agreement), Section 5.1, Section 5.3 (solely with respect to the Excluded Territory), Section 5.7 (solely with respect to any recall or market withdrawal (i) for which a Party has delivered notice to the other Party pursuant to Section 5.7 prior to the effective date of such expiration or termination, or (ii) that is ongoing as of the effective date of such expiration or termination), Section 6.2 through Section 6.7 (inclusive, solely with respect to any payment obligations that accrued prior to the effective date of such expiration or termination), Section 6.8, Section 6.9, Section 7.1(a), Section 7.1(b), Section 7.1(d), Article 8, Section 9.5, Article 10, this Section 11.6, Section 11.7, Section 11.9, Article 13 and Article 14; provided that, for clarity, the foregoing shall not survive in the event of a termination prior to the Effective Date pursuant to Section 12.3, except as otherwise provided therein.

(b) Expiration or termination of this Agreement shall not relieve the Parties of any obligation, including any payment obligation under Article 6 or Section 2.6(d) (in each case, solely with respect to any payment obligations that accrued prior to the effective date of such expiration or termination) or any liability that accrued hereunder prior to the effective date of such expiration or termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

11.7 Effect of Termination of the Agreement. Upon any termination (but not expiration) of this Agreement, the following terms shall apply; provided that, if this Agreement is terminated with respect to one (1) or more Products and/or countries but not in its entirety, then such terms will apply only to the terminated Products and/or terminated countries:

(a) Termination of Rights and Obligations. Each Party’s rights and obligations under this Agreement (except as set forth in this Section 11.7 and Section 11.6) shall automatically terminate in their entirety in the event of termination of this Agreement in its entirety or with respect to any Product and/or country in the event of termination of this Agreement with respect to such Product and/or country and have no further force and effect as of the applicable effective date of termination.

(b) [***].

(c) Termination of Licenses. All rights and licenses granted herein to GSK will terminate in their entirety in the event of termination of this Agreement in its entirety, or will terminate with respect to any Product and/or country in the event of termination of this Agreement with respect to such Product and/or country, and GSK and its Affiliates shall cease any Exploitation of the Products or such Products and/or in such countries that are the subject of such termination; except that the rights and licenses of GSK and its Affiliates under Section 2.1 may continue solely to the extent necessary, and solely for the time periods specified therein, for GSK and its Affiliates to promptly and diligently complete the orderly transition or wind-down of ongoing Clinical Trials under Section 11.7(d)(i) or to sell or otherwise dispose of any inventory of Products as permitted under Section 11.7(d)(ii).

(d) Termination and Wind Down Plan. Promptly following the receipt of any notice of termination of this Agreement, Scynexis will prepare, with GSK’s reasonable cooperation (as reasonably requested by Scynexis), a termination and wind-down plan with respect to the Products and countries that are the subject of the termination that will include, at a minimum, a plan for accomplishing the activities described in this Section 11.7(d) (“Termination and Wind-Down Plan”), which Termination and Wind-Down Plan (including any amendments thereto) shall be subject to the mutual agreement of both Parties, not to be unreasonably withheld.

(i) Clinical Trials Transition and Wind Down. If, at the time of either Party’s delivery of written notice of termination pursuant to this Article 11, GSK (or its Affiliates or Sublicensees) is conducting any Clinical Trial for any Product, then Scynexis will notify GSK, on a trial-by-trial and site-by-site basis, whether Scynexis would like GSK to wind-down such Clinical Trial or transition such Clinical Trial to Scynexis (or its designee) for continuation (provided that, if such termination relates solely to a Product and/or one or more countries, and not to this Agreement in its entirety, then the following shall apply solely with respect to such Product and/or countries):

(A) Notwithstanding the foregoing, GSK shall have the right, to the extent not prohibited by Law, in GSK’s sole discretion and at GSK’s cost and expense, to elect to (1) wind-down such Clinical Trial (even if Scynexis so notifies GSK of its intention to continue such Clinical Trial), if GSK reasonably believes (x) the continuation (or transition) of such Clinical Trial is likely to cause harm to the patients enrolled therein or (y) that such Clinical Trial should not be continued (or transitioned) due to ethical concerns; or (2) continue such Clinical Trial (even if Scynexis so notifies GSK of its intention to wind-down such Clinical Trial), if GSK reasonably believes that such Clinical Trial should be continued (and not transitioned) due to patient safety or ethical concerns, in which case, GSK shall (or shall cause its Affiliate, Sublicensee or Third Party subcontractor, as applicable, to) continue to conduct such Clinical Trial in accordance with the then-current protocol as of the effective date of such termination (unless the Parties mutually agree otherwise).

(B) For any such Clinical Trial that Scynexis so notifies GSK of its intention to transition and continue at one or more sites, subject to GSK’s rights to elect to wind-down or continue such Clinical Trial pursuant to Section 11.7(d)(i)(A), (1) the Termination and Wind-Down Plan will include the activities that GSK is to perform until the date that is [***]

([***]) after the effective date of such termination (the “Clinical Trial Transition Date”) in furtherance of transitioning the conduct of such Clinical Trial to Scynexis or its designee (the “GSK Clinical Trial Transfer Obligations”), and (2) GSK will transfer the conduct of any such Clinical Trial at such site(s) to Scynexis in accordance with the GSK Clinical Trial Transfer Obligations in the Termination and Wind-Down Plan. Scynexis will assume any and all liability and costs for any such Clinical Trial at such site(s) from and after the date that is the earlier of (x) the completion of the GSK Clinical Trial Transfer Obligations for such site(s) and (y) the Clinical Trial Transition Date, other than with respect to any GSK Clinical Trial Transfer Obligation not performed by GSK as of such Clinical Trial Transition Date. Scynexis will reimburse GSK for any internal costs or external costs incurred by GSK in connection with any activities performed by or on behalf of GSK in furtherance of the transition to Scynexis of any applicable Clinical Trials following the Clinical Trial Transition Date, except for any such costs incurred in connection with GSK’s completion of the GSK Clinical Trial Transfer Obligations that are not complete as of the Clinical Trial Transition Date.

(ii) Commercialization Wind Down. If such termination occurs following the receipt of Regulatory Approval for a Product in a country in the GSK Territory, then, to the extent permitted by Law, effective upon such date of such termination, GSK, its Affiliates and its Sublicensees will, upon Scynexis’s request, sell any inventory of such Product intended for Commercialization in such country existing as of such termination (or subject to a non-cancellable purchase order) in accordance with the Termination and Wind-Down Plan agreed upon and otherwise in accordance with the terms of this Agreement, by or under the authority of GSK, its Affiliates or its Sublicensees as of the date of the applicable notice of termination, for [***] ([***]) following the effective date of the applicable termination or such longer time as may be agreed by the Parties in writing (the “Commercialization Wind-Down Period”). To the extent that Scynexis does not exercise its right to request that GSK or its Affiliates or Sublicensees sell such inventory, GSK, its Affiliates and its Sublicensees will have the right to sell such inventory in accordance with the Termination and Wind-Down Plan agreed upon by the Parties and otherwise in accordance with the terms of this Agreement, by or under the authority of GSK, its Affiliates or its Sublicensees as of the date of the applicable notice of termination, during the Commercialization Wind-Down Period, which may be extended in GSK’s discretion for an additional [***] ([***]) if such termination was by GSK pursuant to Section 11.3 or Section 11.4. Any Product sold or disposed of by GSK, its Affiliates or its Sublicensees during the Commercialization Wind-Down Period will be subject to the applicable payment and reporting obligations under Article 6. Within [***] ([***]) after the end of the Commercialization Wind-Down Period, GSK will notify Scynexis of any quantity of Products to which termination relates that GSK had intended as of the date of such termination for Commercialization in such country remaining in GSK’s, its Affiliates’ or its Sublicensees’ inventory, and Scynexis will have the right to purchase, in its discretion, any such quantities of such Products from GSK, at a price to be mutually agreed between the Parties.

(iii) Reversion License and Additional Effects of Termination. In the event of any termination of this Agreement (provided that, if such termination relates solely to a Product and/or country, and not to this Agreement in its entirety, then the following shall apply solely with respect to such Product and/or country) then:

(A) Scynexis shall have [***] ([***]) following such termination to provide written notice to GSK (a “Reversion License Notice”) that Scynexis desires to obtain [***] ([***]) or more exclusive or non-exclusive, royalty bearing licenses (a “Reversion License”), under the GSK Arising Intellectual Property (other than any GSK Excluded Know-How) and any GSK Background Technology (x) actually used by or on behalf of GSK (or any of its Affiliates or Sublicensees) in the Exploitation of any Compound or any Product subject to such termination in the Field in the GSK Territory as of the effective date of termination of this Agreement, or (y) necessary for the Exploitation of any Compound or any Product (as such Compound and Product exist as of the effective date of termination of this Agreement) subject to such termination in the Field in the GSK Territory, in each case, solely to Exploit such Compound or Product as such Compound or Product exists as of the effective date of termination (A) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (B) in the country that is terminated in the event of termination of this Agreement with respect to such country; (2) copies of the GSK Regulatory Documentation relating to any Compound or Product subject to such termination and existing and Controlled by GSK (or its Affiliates) (A) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (B) in the country that is terminated in the event of termination of this Agreement with respect to such country as of the effective date of such termination (including a grant to Scynexis of the right of reference to such GSK Regulatory Documentation and providing Scynexis with copies of such GSK Regulatory Documentation), other than such GSK Regulatory Documentation that relates to the FURI Trial or CARES Trial; and (3) an assignment of the Regulatory Approvals included in such GSK Regulatory Documentation;

(B) if Scynexis timely delivers a Reversion License Notice, then the Parties agree to negotiate in good faith the terms and conditions of such Reversion License (including royalties and other amounts payable to GSK) with a view toward executing and delivering an agreement pursuant to which GSK grants Scynexis such Reversion License and provides Scynexis copies of such GSK Regulatory Documentation, and assigns such Regulatory Approvals (a “Reversion Agreement”) within [***] ([***]) following delivery of such Reversion License Notice; provided that if, following negotiations conducted actively and continuously in good faith for a period of not less than [***] ([***]) following delivery of such Reversion License Notice, the Parties have been unable to execute and deliver such Reversion Agreement, then GSK’s obligations to negotiate such Reversion Agreement in good faith shall terminate;

(C) promptly following the effective date of such termination, in accordance with and to the extent permissible under Law, at the request of Scynexis, GSK shall (1) transfer and assign to Scynexis (or its designee) all Scynexis Regulatory Documentation Controlled by GSK (or its Affiliates) to the extent relating to any Compound or Product subject to such termination (x) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (y) in the country that is terminated in the event of termination of this Agreement with respect to such country as of the effective date of such termination with respect to any Compound or any Products, (2) provide Scynexis with copies of all GSK Regulatory Documentation that relate to the FURI Trial or CARES Trial (including a grant to Scynexis of the right of reference to such GSK Regulatory Documentation) existing and Controlled by GSK (or its Affiliates) as of the effective date of such termination to the extent relating to any Compound or Product subject to such termination (x) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (y) in the country that is terminated in the event of termination of this Agreement with respect to such country and (3) assign to Scynexis (or its designee) the Regulatory Approvals included in such GSK Regulatory Documentation related to the FURI Trial or CARES Trial to the extent relating to any Compound or Product subject to such termination (x) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (y) in the country that is terminated in the event of termination of this Agreement with respect to such country, and Scynexis shall assume full responsibility for such Scynexis Regulatory Documentation and assigned Regulatory Approvals following a reasonable transition period, in each case, to be further detailed in the Termination and Wind-Down Plan; provided that, in the event that GSK is prohibited by Law from transferring and assigning to Scynexis (or its designee) such Scynexis Regulatory Documentation or GSK Regulatory Documentation, effective upon the effective date of termination, GSK, on behalf of itself and its Affiliates, hereby consents and grants to Scynexis an exclusive (even as to GSK and its Affiliates), fully paid-up, royalty-free, irrevocable, perpetual, sublicensable, worldwide license and right of reference under such Scynexis Regulatory Documentation and GSK Regulatory Documentation (with the right to sublicense and grant further rights of reference) as necessary or useful to Exploit any Compound and any Products subject to such termination in the Field (x) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (y) in the country that is terminated in the event of termination of this Agreement with respect to such country; and

(D) if this Agreement is terminated in its entirety, with respect to any Patents owned by Scynexis or any of its Affiliates in respect of which (1) GSK has engaged in the filing, prosecution or maintenance thereof, whether under its first right or step-in rights, or (2) GSK has engaged in the enforcement or defense of such Patent, as applicable whether under its first right or step-in rights, as applicable, then upon Scynexis’s request, and at Scynexis’s cost and expense, GSK will transfer to Scynexis or its designee copies of all filings, applications, correspondence and other related records received or generated by GSK in the course of filing, prosecuting, maintaining, enforcing or defending such Patent.

For purposes of Section 11.7(d)(iii), “GSK Excluded Know-How” shall mean any Know-How that (a) is discovered, developed, generated, invented, derived, created, conceived or reduced to practice during the Term solely by GSK or its Affiliates, licensees, sublicensees or subcontractors or any of their respective employees, agents, independent contractors or consultants; and (b) is not (i) actually used during the Term by or on behalf of GSK (or any of its Affiliates or Sublicensees) in the Exploitation of any Compound or any Product, or (ii) necessary for the Exploitation of any Compound or any Product by Scynexis in the GSK Territory (or, if such Reversion License relates to a particular Product and/or country, of such Product by Scynexis in such country).

(iv) Third Party Agreements. If Scynexis so requests in writing prior to or within [***] ([***]) following the effective date of the termination of this Agreement in its entirety, GSK will provide Scynexis with a copy of any Third Party agreements that solely relate to the Exploitation of the Compounds and Products in the GSK Territory to which GSK or its Affiliates are a party. At Scynexis’s request and to the extent permitted under Law and under GSK’s or any of its Affiliate’s obligations to Third Parties, as the case may be, effective as of the later of the effective date of such termination or the date of such request, GSK will assign, or cause such Affiliate to assign, to Scynexis and Scynexis will assume any and all such Third Party agreements identified in Scynexis’s assignment request; provided that, if the assignment of any such Third Party agreement requires the consent of any Third Party, such assignment of such Third Party agreement will not occur unless and until such consent is obtained (it being understood that if so requested by Scynexis in writing, GSK will, and will cause its Affiliates to, at Scynexis’s cost, use Commercially Reasonable Efforts to obtain any such consent as promptly as reasonably practicable under the circumstances).

(v) Reversion Trademarks. If as of the effective date of termination of this Agreement in its entirety or with respect to a particular Product or country, as the case may be, (A) GSK or any of its Affiliates owns any GSK Trademarks that are used or held for use exclusively for such Product in the GSK Territory or such country, as applicable (but, for clarity, excluding any house marks of GSK or any of its Affiliates or Sublicensees), and (B) such GSK Trademarks have been approved by a Regulatory Authority for use with such Product in a country or jurisdiction in the GSK Territory or in such country, as applicable (but only for such Trademarks for which regulatory naming approval is required) (all such GSK Trademarks, the “Reversion Trademarks”), then, at Scynexis’s written request, promptly following the effective date of such termination, GSK, in its discretion, will either (1) assign the Reversion Trademarks to Scynexis or (2) grant an exclusive (even as to GSK and its Affiliates), fully paid-up, royalty-free, irrevocable, perpetual, sublicensable (through multiple tiers) license to Scynexis to use such Reversion Trademarks, with respect to such Product in such country or jurisdiction (x) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (y) in the country that is terminated in the event of termination of this Agreement with respect to such country, in either case, pursuant to an agreement that the Parties will negotiate and enter into after such effective date of termination, which agreement will contain, to the extent applicable, quality control and indemnification obligations customary of such agreements applying to Scynexis’s use of such transferred Reversion Trademarks following such assignment or license, as applicable. Scynexis shall bear all costs and fees to record such assignment or license with the relevant trademark offices.

(vi) Inventory and Manufacturing. At Scynexis’s request, following the effective date of any termination of this Agreement, the Parties shall discuss in good faith (A) the potential transfer to Scynexis or its designee of any of GSK’s and its Affiliates’ inventory of Compounds and Products subject to such termination and existing documentation as to the quality and stability of such Compounds and Products existing as of the effective date of termination of this Agreement (1) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (2) in the country that is terminated in the event of termination of this Agreement with respect to such country and (B) the potential limited manufacture and supply of such Compounds and Products by GSK for Scynexis (1) anywhere in the GSK Territory in the event of termination of this Agreement in its entirety or (2) in the country that is terminated in the event of termination of this Agreement with respect to such country, provided that such country is a Major Market or if such country is not a Major Market, that GSK Commercialized the Compound or Product in such country within the [***] ([***]) period prior to the effective date of termination. Commencing promptly after agreement being reached in relation to any transfer or supply of any Compounds or Products (as applicable), GSK shall transfer or supply to Scynexis quantities of Compounds and Products in quantities and for a period of time mutually agreed by the Parties in good faith in writing to the extent necessary, to enable Scynexis to Commercialize such Compounds and Products until Scynexis is able to obtain an alternative supply of Compounds and Products and Scynexis shall reimburse GSK’s costs for all quantities of Compounds and Products so transferred or supplied. Scynexis shall use reasonable efforts to obtain an alternative supply of Compounds and Products as soon as possible following the effective date of any termination of this Agreement.

(e) Further Assurances. Each Party will execute all reasonable documents and take all such further actions as may be reasonably requested by the other Party, at such other Party’s cost, in order to give effect to the foregoing clauses of this Section 11.7.

11.8 Certain Additional Remedies of GSK in Lieu of Termination. [***].

11.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of section 365(n) of the Bankruptcy Code, licenses or rights to “intellectual property” as defined under section 101(35A) of the Bankruptcy Code (or analogous foreign provisions) and this Agreement is an executory contract governed by section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving either Party. The Parties agree that upon (a) commencement of a bankruptcy proceeding by or (b) entry of an order for relief in connection with an involuntary bankruptcy proceeding against a Party (the “Bankrupt Party”) under the Bankruptcy Code (collectively, the “Bankruptcy Commencement Date”), the other Party (the “Non‑Bankrupt Party”), in addition to its rights under Section 11.4 or otherwise under this Agreement, will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property licensed to it hereunder. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) following any such Bankruptcy Commencement Date, within [***] ([***]) of receiving written request by the Non-Bankrupt Party, unless the Bankrupt Party has assumed this Agreement prior to receipt of such written request by the Non-Bankrupt Party; or (b) if not delivered under clause (a) above, on or before entry of an order by a competent court having jurisdiction over the matter authorizing the rejection of this Agreement. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement. In addition, the Bankrupt Party waives to the fullest extent permitted by Law any and all rights to sell its intellectual property assets (including any Patents) free and clear of the Non-Bankrupt Party’s rights and licenses in and to such intellectual property whether pursuant to section 363 of the Bankruptcy Code or pursuant to a chapter 11 plan. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Laws.

Article 12
EFFECTIVENESS

12.1 Effective Date. If (a) any applicable waiting periods and approvals are required under Antitrust Laws with respect to the transactions contemplated under this Agreement, as identified in Schedule 1.9, then except for the Parties’ obligations under Article 8 and this Article

12, which will be effective as of the Execution Date, this Agreement will not become effective until the first Business Day after the Antitrust Clearance Date; or (b) any applicable waiting periods and approvals are not required under Antitrust Laws with respect to the transactions contemplated under this Agreement, then this Agreement will become effective on the Execution Date (such date, the “Effective Date”). On the Effective Date, Scynexis will provide to GSK an updated version of Schedule 9.2 as a result of Scynexis making anew as of the Effective Date the representations and warranties of Section 9.2; provided that, in the event of any material changes with respect to any such representation or warranty during the period between the Execution Date and the Effective Date, Scynexis shall, promptly following the occurrence of such changes, notify GSK in writing thereof. Notwithstanding the foregoing clause (a), the Effective Date will not occur if and for so long as there is in force any Law or order from a Governmental Body enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, or a Proceeding brought by a Governmental Body is pending that would reasonably be expected to enjoin or prohibit the transactions contemplated by this Agreement.

12.2 Filings. If any applicable waiting periods and approvals are required under Antitrust Laws with respect to the transactions contemplated under this Agreement, as identified in Schedule 1.9, then the following shall apply:

(a) each Party will, within [***] ([***]) following the Execution Date, (i) make an appropriate filing of any Notification and reports forms required by the HSR Act and (ii) promptly, and in any event within [***] ([***]) following the Execution Date, make any other Antitrust Filings;

(b) each Party shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper and advisable under Law to consummate and make effective the transactions contemplated under this Agreement as promptly as reasonably practicable, including using reasonable best efforts to (i) obtain all consents, approvals, authorizations, nonactions, qualifications and orders from, and to make all registrations, declarations, notices and filings with, Governmental Bodies and other Persons (including Third Parties) as are required, proper or advisable to be obtained or made by such Party and are necessary for the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and (ii) as promptly as reasonably practicable but no later than [***] ([***]) after the Execution Date, make all necessary initial filings and request early termination of the waiting period under the HSR Act, if available, and thereafter as promptly as reasonably practicable make any other required submissions with respect to this Agreement required under the HSR Act;

(c) notwithstanding Section 12.2(b), in no event shall either Party be obligated to (i) pay any fee (other than the HSR filing fee or any other filing fee required by an Antitrust Filing), (ii) commit to or grant any concession, consent decree or similar undertaking, or enter into any divestiture, license (in whole or in part) or hold separate agreement or other behavioral remedy or arrangement, that would affect either Party’s pre-existing business prior to the transactions subject to this Agreement or that would materially impair the benefits and advantages such Party expects to receive from the transactions that are the subject of this Agreement, in connection with obtaining any such consents, approvals, authorizations, qualifications or orders, or (iii) litigate or otherwise participate in any litigation with any Governmental Body in connection with obtaining any consent pursuant to this Agreement, or (iv) commit to any consent decree or similar undertaking, or any divestiture, license (in whole or in part), or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets, that would materially impair the benefits and advantages such Party expects to receive from the transactions that are the subject of this Agreement; provided that Scynexis will not do any of the foregoing without GSK’s prior written consent;

(d) the Parties shall coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Body in connection with the transactions contemplated hereby; and each Party shall consult in good faith with the other with respect to the matters referred to in the foregoing clause and jointly agree with one another prior to either Party agreeing to extend any waiting period under the HSR Act, withdrawing any filing under the HSR Act, or entering into any agreement with any Governmental Body to delay, or otherwise not to consummate as soon as practicable the transactions that are the subject of this Agreement, which agreement shall not be unreasonably withheld or delayed;

(e) each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Body relating to the transactions that are the subject of this Agreement;

(f) neither Party shall agree to participate, and shall cause its Affiliates not to participate, in any meeting with any Governmental Body in respect of any Antitrust Filing or Proceedings relating to the transactions that are the subject of this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party (or their counsel) prior notice and the opportunity to attend and participate at such meeting;

(g) Subject to Article 8 and applicable Law, the Parties will coordinate and cooperate fully with each other (or their outside counsel) in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking termination or expiration of any applicable waiting periods including under the HSR Act, at the earliest possible date after the date of filing;

(h) to the extent practicable, each Party will, and will cause its Affiliates to, give the other Party reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications with any Governmental Body relating to the transactions that are the subject of this Agreement (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto or any of its Affiliates relating to Proceedings under any Antitrust Laws);

(i) to the extent permitted under Law, each Party will promptly provide, and cause its respective Affiliates to provide, to the other Party (or such other Party’s outside counsel in the case of information deemed by the providing Party’s antitrust counsel to be sensitive) with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; and

(j) except as expressly provided herein, each Party will be responsible for its own costs and expenses associated with any such Antitrust Filing, including premerger filing fees incurred by each Party associated with any such Antitrust Filing (for the avoidance of doubt, GSK shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but Scynexis shall bear its own costs for the preparation of any such filings and for responding to any review or investigation by the antitrust agencies).

Notwithstanding any provision to the contrary set forth in this Agreement, information provided pursuant to this Section 12.2 may be redacted or withheld (A) as necessary to comply with contractual arrangements, including with respect to obligations of confidentiality or non-use owed to Third Parties, (B) to avoid waiver of attorney-client or other legal privileges or (C) to remove references concerning valuation.

12.3 Outside Date. If any applicable waiting periods and approvals are required under Antitrust Laws with respect to the transactions contemplated under this Agreement, as identified in Schedule 1.9, this Agreement will terminate, at the election of either Party, immediately upon written notice to the other Party, in the event that: (a) the U.S. Federal Trade Commission or the U.S. Department of Justice, or an equivalent authority in the European Union (including, for the avoidance of doubt, the United Kingdom despite it leaving the European Union), seeks a permanent injunction under applicable antitrust and non-competition Laws against Scynexis and GSK to enjoin the transactions contemplated by this Agreement; or (b) the Antitrust Clearance Date has not occurred on or prior to [***] ([***]) after the effective date of any Antitrust Filing (or such later date as may be mutually agreed by the Parties). In the event of such termination, without any further action on the part of either Party, this Agreement will be of no further force and effect and no Party shall have any further obligations under this Agreement, except for the Parties’ obligations under Article 8 which survive.

Article 13
DISPUTE RESOLUTION

13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise out of or relate to this Agreement. Except as provided in Section 6.8, the Parties agree that any and all other disputes arising out of or relating to this Agreement (each, a “Dispute”) shall be resolved solely by means of the dispute resolution procedures set forth in this Article 13; provided that the foregoing shall not affect a Party’s right to terminate this Agreement under Section 11.2, Section 11.3 (except as expressly set forth in Section 11.3), Section 11.4 or Section 11.5, as applicable, or seek interim equitable relief in a court of competent jurisdiction as otherwise provided under this Agreement. It is the objective of the Parties to establish under this Article 13 procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation. In the event that the Parties are unable to resolve any Dispute through diligent review and deliberation within [***] ([***]) from the day that one Party has designated the issue as a Dispute in written notice to the Alliance Manager of the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 13.2.

13.2 Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that any Dispute that remains unresolved for a period of [***] ([***]) as set forth in Section 13.1 be resolved by the Executive Officers, within [***] ([***]) after referral of such

Dispute to them. If the Executive Officers do not resolve such Dispute within [***] ([***]) after referral of such dispute to them, then, at any time after such [***] ([***]) period has expired, either Party shall have the right to refer such Dispute to arbitration in accordance with Section 13.3, unless such Dispute constitutes an Excluded Claim, in which case, such Dispute shall be addressed in accordance with Section 13.5. Any Dispute concerning the propriety of commencing arbitration shall be finally settled by the arbitrator(s).

13.3 Arbitration. If the Parties are unable to resolve a Dispute (other than Excluded Claims) through the escalation procedures set forth in Section 13.2 within the time frames set forth therein, the Parties agree that they shall submit such Dispute to final and binding arbitration conducted in the English language, seated in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration will be conducted by an arbitrator mutually selected by the Parties within thirty (30) days after the arbitration is commenced; provided, however, in the event that the Parties are unable to mutually agree upon the selection of an arbitrator or with respect to any Dispute for which a Party is seeking an injunction or other equitable relief or the aggregate damages sought (claims and counterclaims included) exceed [***] Dollars ($[***]), the arbitration will be conducted by a panel of three (3) arbitrators, with each Party appointing one (1) arbitrator within thirty (30) days after the thirty (30)-day period for agreeing on a sole arbitrator has expired or the trigger for three (3) arbitrators has otherwise been met, and these two (2) arbitrators so selected by the Parties will then select the third arbitrator within fifteen (15) days after the second arbitrator’s appointment. If any of the three (3) arbitrators are not selected within the time period prescribed above, the arbitrator(s) shall be appointed by the American Arbitration Association. Disputes about arbitration procedure shall be resolved by the arbitrator(s). The arbitrator(s) shall not be current or former employees, consultants, officers or directors, or current stockholders, of either Party or any of their respective Affiliates, licensees or sublicensees and each arbitrator shall have at least fifteen (15) years of pharmaceutical industry experience (provided, however, that if such arbitration is being conducted by a panel of three (3) arbitrators, each arbitrator shall have at least ten (10) years of pharmaceutical industry experience). The arbitrator(s) shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the Dispute, protect trade secrets and provide for security for a prospective monetary award. Any Dispute concerning the scope or applicability of this Agreement to arbitrate shall be determined by the arbitrator(s). Within ten (10) Business Days after the composition of the arbitral panel or as soon as practicable thereafter, the arbitrator(s) shall conduct the preliminary conference. In addressing any of the subjects within the scope of the preliminary conference, the arbitrator(s) shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. In addition, each Party shall have the right to take up to twenty (20) hours of deposition testimony, including expert deposition testimony. The hearing shall commence within one hundred and twenty (120) days after the preliminary conference. The arbitrator(s) shall, in their discretion, allow each Party to submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrator(s). The hearing shall be no longer than three (3) Business Days in duration, provided that the arbitrator(s) shall have the power to add additional hearing days if required. The arbitrator(s) shall also permit the submission of expert reports. The arbitrator(s) shall render their decision and a reasoned award within twenty (20) Business Days after the arbitrator(s)

declare the record closed, and the decision and reasoned award shall include a written statement describing the essential findings and conclusions on which the decision and award are based, including the calculation of any damages awarded. The arbitrator(s) will, in rendering their decision, apply the substantive Law of the State of Delaware, without reference to its conflict of laws principles. The arbitrators’ authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 10.5. The decision and award rendered by the arbitrator(s) shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator(s). The Parties acknowledge and agree that this Agreement and any award rendered pursuant hereto shall be governed by the Federal Arbitration Act and the UN Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13.4 Injunctive Relief. Nothing in this Agreement shall be construed as precluding a Party from bringing an action for preliminary injunctive relief or other interim equitable relief, including prior to the initiation or completion of the above procedure.

13.5 Excluded Claims. Notwithstanding any provision to the contrary set forth in this Agreement, if a dispute arises under this Agreement with respect to an Excluded Claim, and such Excluded Claim is not resolved in accordance with Section 13.2, then such Excluded Claim will be submitted to a court of competent jurisdiction.

Article 14
MISCELLANEOUS PROVISIONS

14.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.2 Assignment.

(a) Except as expressly provided herein, neither this Agreement nor any right or obligation hereunder shall be assignable or transferable, whether voluntarily or by operation of law, by either Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding Section 14.2(a), each Party may assign or transfer this Agreement or any of its rights and obligations hereunder without the consent of the other Party (i) to any Affiliate, (ii) to a Third Party in connection with a Change of Control, or (iii)(A) in the case of GSK as the assigning Party, to a Third Party that acquires all or substantially all of GSK’s assets or business relating to any Compound or any Product to which this Agreement relates or, (B) in the case of Scynexis as the assigning Party, to a Third Party that acquires all or substantially all of Scynexis’s assets or business relating to this Agreement (in each case of (A) and (B), whether by sale of assets or stock, merger, consolidation, reorganization or otherwise). Each assigning Party shall give written notice to the other Party promptly following any such assignment or transfer.

Upon any such assignment by Scynexis, as part of its written notice to GSK, Scynexis’s assignee shall repeat the warranty give in Section 6.9(b) with any necessary amendments to confirm such assignee’s tax residency and treaty eligibility.

(c) No assignment under this Section 14.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall expressly agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the Parties and the successors and permitted assigns of the Parties.

(d) Any assignment or other transfer not in accordance with this Section 14.2 shall be null and void.

14.3 Performance and Exercise by Affiliates. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, the foregoing means that each Party may designate or subcontract to an Affiliate to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.

14.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.5 Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with such Party’s then-current Accounting Standards, consistently applied. All terms of an accounting or financial nature in this Agreement shall be construed in accordance with the foregoing Accounting Standard.

14.6 Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from events beyond the reasonable control of the affected Party, including (a) fire, floods, earthquakes or other acts of nature; (b) epidemics, pandemics, the spread of infectious diseases, quarantines or disease outbreaks in the United States or elsewhere in the world; (c) embargoes; (d) war or acts of war, including terrorism, insurrections, riots or civil unrest; (e) strikes, lockouts or other labor disputes; (f) acts, omissions or delays in acting by a Governmental Body, including acts of any agency thereof, judicial orders or decrees; (g) receipt of warning letters, or failure or delay of transportation (in each case, due to reasons other than the affected Party’s negligence, willful misconduct or any other cause within the reasonable control of the affected Party); (h) failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence or prudence that would be reasonably and ordinarily expected from a skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances or restrictions); or (i) any other reason or circumstance that is beyond the reasonable control of the affected Party (“Force Majeure Events”). The Party affected by a Force Majeure Event shall (i) provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and (ii) use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

14.7 No Trademark Rights. Except as set forth in Section 2.1 and Section 11.7(d)(v), no right, express or implied, is granted by this Agreement to either Party to use in any manner the name or any other trade name or Trademark of the other Party in connection with the performance of this Agreement or otherwise.

14.8 Entire Agreement; Amendments. This Agreement and the Schedules hereto, the Technology Transfer Plan, the Pharmacovigilance Agreement, the Commercialization Transition Plan, the Manufacturing and Supply Agreement and the Termination and Wind-Down Plan (if any) shall constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including the Existing Confidentiality Agreement. Except as specified herein, no waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and (a) with respect to any amendment or modification, signed by a duly authorized officer of each Party and (b) with respect to any waiver, signed by a duly authorized officer of the Party against whom the waiver is to be effective.

14.9 Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and interpreted in accordance with the internal Laws of the State of Delaware, including its statutes of limitations but excluding application of any conflict of Laws principles that would require application of the Law of a jurisdiction outside of the State of Delaware. In the event of any conflict between U.S. and foreign Laws, regulations and rules, U.S. Laws, regulations and rules shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.11 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, or by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.

If to Scynexis, addressed to:

Scynexis, Inc.
1 Evertrust Plaza, 13th Floor
Jersey City, NJ 07302, USA
Attn: Legal Department

With copies, which shall not constitute notice, to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304, USA
Attn: [***]

If to GSK, addressed to:

GlaxoSmithKline Intellectual Property (No. 3) Limited
980 Great West Road
Brentford, Middlesex TW8 9GS
England
Attn: [***]

With copies, which shall not constitute notice, to:

GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS
England
Attn: [***]

14.12 Language; Waiver of Rule of Construction. The official language of this Agreement and between the Parties for all correspondence shall be the English language and the English language shall control its interpretation. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

14.13 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.14 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

14.15 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

14.16 Interpretation. All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, (a) the singular shall include the plural and the plural shall include the singular; (b) the use of any gender shall be applicable to all genders; (c) the word “or” is used in the inclusive sense (and/or); (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, “but not limited to” or words of similar import; (e) the word “will” will be construed to have the same meaning and effect as the word “shall”; (f) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (g) any reference herein to any Person will be construed to include the Person’s successors and assigns; (h) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) the word “notice” will mean notice in writing (whether or not specifically stated), and shall include any written instrument or communication delivered in accordance with Section 14.11, unless otherwise specified herein; (j) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or words of similar import will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (k) any reference to a “sublicensee” of GSK under this Agreement shall be construed to include Sublicensees; and (l) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context otherwise requires, countries shall include territories.

14.17 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party incurring such fees, costs and expenses.

14.18 Binding Effect; No Third Party Beneficiaries. As of the Execution Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.19 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. An electronic, digital or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Execution Date.

GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 3) LIMITED
Signature:	/s/ Marcus Dowding
Printed Name:	Marcus Dowding
Title:	Authorized Signatory

Scynexis, inc.
Signature:	/s/ David Angulo
Printed Name:	David Angulo, M.D.
Title:	President & CEO

Schedule 1.9

Antitrust Clearance Waiting Periods and Approvals

Waiting period for HSR filing under HSR Act.

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Schedule 1.38

Scynexis Compound

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Schedule 1.63

Excluded Territory

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Schedule 4.2(a)

Manufacturing and Supply Agreement

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Schedule 4.3

Technology Transfer Plan and Delivery Schedule

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Schedule 4.4(a)

Commercialization Transition Plan

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Schedule 4.7(b)

Approved Subcontractors

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Schedule 4.10(b)

Additional Data Integrity and Handling of Human Biological Samples Terms

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Schedule 6.7

Invoicing and Bank Details Format

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Schedule 8.5

Press Release

Corporate press release

For media and investors only

Issued: [DAY + MONTH] 2023, London UK

GSK and SCYNEXIS announce an exclusive agreement to commercialise and further develop Brexafemme (ibrexafungerp), a novel, first-in-class medicine to treat fungal infection

• Brexafemme complements GSK’s industry-leading infectious disease portfolio with an FDA approved treatment for vulvovaginal candidiasis

• SCYNEXIS will receive an upfront payment of $90 million with future performance-based milestone payments and tiered royalties

• SCYNEXIS retains rights to all other assets derived from enfumafungin, with GSK having a right of first negotiation to these pre-clinical and discovery stage assets

GSK plc (LSE/NYSE: GSK) and SCYNEXIS, Inc. (NASDAQ: SCYX), today announced they have entered into an exclusive licence agreement for Brexafemme (ibrexafungerp tablets), a US FDA approved, first-in-class antifungal for the treatment of vulvovaginal candidiasis (VVC) and for reduction in the incidence of recurrent VVC (RVVC). This exclusive licence agreement gives GSK rights to commercialise Brexafemme for VVC and RVVC while continuing to develop ibrexafungerp, which is in phase III clinical trials for the potential treatment of invasive candidiasis (IC), a life-threatening fungal infection.

Infectious diseases and HIV represent around two-thirds of GSK’s pipeline. Brexafemme complements GSK’s first or best-in-class portfolio alongside late-stage antibiotics gepotidacin, potentially the first novel antibiotic for uncomplicated urinary tract infections (uUTI) in over 20 years, and tebipenem, a potential new treatment of complicated urinary tract infections (cUTI).

Luke Miels, Chief Commercial Officer, GSK said: “The challenge of antimicrobial resistance includes increasing rates of multi-drug resistant fungal infections. Brexafemme is a novel, approved antifungal medicine with a broad spectrum of activity against existing and emerging resistant strains of fungi. In addition, the transaction consolidates GSK’s synergistic portfolio of innovative late-stage antibiotics.”

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VVC affects up to 75% of women at least once, with 40-45% having two or more episodes. Brexafemme has a distinct mechanism of action whereby it kills the fungus, as opposed to some antifungals which inhibit fungal growth. It is the only oral antifungal US FDA-approved treatment for VVC and reduction of RVVC. With rates of resistance to other antifungal treatments rising, Brexafemme addresses a clear unmet need for new oral treatments.

David Angulo, M.D., President and Chief Executive Officer of SCYNEXIS said: “This agreement represents a major milestone for SCYNEXIS, maximising Brexafemme’s commercial potential in VVC and further validating our vision of the critical role for this first-in-class antifungal in invasive infections. We are thrilled to partner with GSK on this high-potential asset and will continue progressing ibrexafungerp’s phase III programme in invasive candidiasis (IC).”

IC is a life-threatening infection that affects the blood or internal organs. There are around 750,000 cases of IC every year worldwide. In the US, it is one of the most common causes of bloodstream infections in hospitalised patients and can lead to more extended hospital stays and higher associated costs.

Financial terms
Under the terms of the agreement, GSK will make an upfront payment to SCYNEXIS of $90 million, plus additional potential milestone-based payments totalling $503 million.

GSK will pay up to $245.5 million if specific development, regulatory, and commercial milestones associated with the IC indication are successfully completed. A further $15 million milestone will be paid upon successful US FDA approval of an additional indication.

GSK will pay sales-related milestone payments based on achieving a certain commercial performance of up to $242.5 million, and mid-single digit to mid-teen digit tiered royalties on the totality of sales across all indications (in both cases with the top tier based on achieving net sales greater than $1 billion).

GSK will also receive an exclusive licence to develop ibrexafungerp and commercialise Brexafemme in all countries except the greater China region and certain other countries already out-licensed by SCYNEXIS to third parties. Under the licence agreement, SCYNEXIS will continue executing the phase III programme for IC and other ongoing trials.

SCYNEXIS retains rights to all other assets derived from enfumafungin. As part of this exclusive licence agreement, GSK has been granted a right of first negotiation to these compounds.

This agreement is conditional upon customary conditions including review by the appropriate regulatory agencies under the Hart-Scott-Rodino Act.

About Brexafemme (ibrexafungerp tablets)

Brexafemme (ibrexafungerp tablets) is a novel oral glucan synthase inhibitor with a broad spectrum of activity including against emerging resistant threats. Its mechanism of action is similar to echinocandins, with fungicidal action against yeast (meaning it kills the fungus), versus fluconazole which is fungistatic (meaning it inhibits fungal growth). It was first approved in the US in 2021 for the treatment of VVC and is the first and only oral antifungal approved for both the treatment of VVC and the reduction of the incidence of RVVC. Brexafemme has proven activity against WHO-designated priority fungal pathogens such as Candida albicans. In addition, ibrexafungerp has shown activity against Candida auris, another WHO-designated priority fungal pathogen.

Prescribing information is available here.

About VVC and RVVC

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VVC is a widespread vaginal infection primarily caused by a fungus called Candida albicans. Surveys suggest that VVC affects up to 75% of women once in their life, and 40%–45% have two or more episodesi. RVVC is a debilitating, long-term condition that can severely affect the quality of life of affected women.

Although not life-threatening, VVC does cause severe itching, soreness, and vaginal irritation, interfering with normal sexual relations. These symptoms and manifestations are considerably magnified when attacks are frequent and recurrent and when the disease is refractory to conventional therapy.iii

For the c.30% of patients with complicated VVC, which includes recurrent, azole-resistant or refractory VVC, there are limited treatment options, with current guidelines limited to using the same treatment for a longer duration.

About IC
IC is a life-threatening fungal infection caused by Candida that affects the blood or internal organs. In the US, it is one of the most common causes of bloodstream infections in hospitalised patients, leading to longer hospital stays, higher associated costs, and death. People at risk include patients with a prolonged stay in an Intensive Care Unit and those with a weakened immune system, e.g., chemotherapy or organ transplant.iv

About SCYNEXIS

SCYNEXIS, Inc. (NASDAQ: SCYX) is a biotechnology company pioneering innovative medicines to help millions of patients worldwide overcome and prevent difficult-to-treat infections that are becoming increasingly drug-resistant. SCYNEXIS scientists are developing the company’s lead asset, ibrexafungerp (formerly known as SCY-078), as a broad-spectrum, systemic antifungal for multiple fungal indications in both the community and hospital settings. The U.S. Food and Drug Administration (FDA) approved BREXAFEMME® (ibrexafungerp tablets) on June 1, 2021, for its first indication in vulvovaginal candidiasis (VVC), followed by a second indication on November 30, 2022, for reduction in the incidence of recurrent VVC. Late-stage clinical investigation of ibrexafungerp for the treatment of life-threatening invasive fungal infections in hospitalized patients is ongoing. Additional assets derived from enfumafungin are currently in pre-clinical and discovery phase. For more information, visit www.scynexis.com.

GSK in infectious diseases

Infectious diseases and HIV represent around two-thirds of GSK’s pipeline and its primary focus for R&D. In antibiotics, gepotidacin is a late-stage potential treatment for uncomplicated urinary tract infections (uUTI) and could be the first novel oral antibiotic for uUTI in more than 20 years. In addition, in September 2022, GSK entered into an exclusive licence agreement with Spero Therapeutics, Inc. to add tebipenem HBr, another late-stage antibiotic and potential treatment for complicated urinary tract infections (cUTI), to its pipeline.

About GSK

GSK is a global biopharma company with a purpose to unite science, technology, and talent to get ahead of disease together. Find out more at gsk.com/company.

GSK enquiries
Media:	Tim Foley	+44 (0) 20 8047 5502	(London)
	Dan Smith	+44 (0) 20 8047 5502	(London)
	Kathleen Quinn	+1 202 603 5003	(Washington DC)

Schedule 8.5-3

	Lyndsay Meyer	+1 202 302 4595	(Washington DC)

Investor Relations:	Nick Stone	+44 (0) 7717 618834	(London)
	James Dodwell	+44 (0) 20 8047 2406	(London)
	Mick Readey	+44 (0) 7990 339653	(London)
	Josh Williams	+44 (0) 7385 415719	(London)
	Camilla Campbell	+44 (0) 7803 050238	(London)
	Steph Mountifield	+44 (0) 7796 707505	(London)
	Jeff McLaughlin	+1 215 751 7002	(Philadelphia)
	Frannie DeFranco	+1 215 751 4855	(Philadelphia)

SCYNEXIS enquiries
Media:	Debbie Etchison	debbie.etchison@scynexis.com

Investor Relations:	Irina Koffler (LifeSci Advisors)	+1 646-970-4681 ikoffler@lifesciadvisors.com	(New York)

GSK cautionary statement regarding forward-looking statements

GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, those described under Item 3.D 'Risk factors” in the company's Annual Report on Form 20-F for 2022, GSK’s Q4 Results for 2022 and any impacts of the COVID-19 pandemic.

SCYNEXIS Forward-Looking Statements

Statements contained in this press release regarding expected future events or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These and other risks are described more fully in SCYNEXIS' filings with the Securities and Exchange Commission, including without limitation, its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including in each case under the caption "Risk Factors," and in other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. SCYNEXIS undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Registered in England & Wales:

No. 3888792

Registered Office:

980 Great West Road

Brentford, Middlesex

TW8 9GS

Vulvovaginal Candidiasis - STI Treatment Guidelines (cdc.gov) Accessed March 2023

Bongomin F, et al. J Fungi (Basel) 3(4):57. Published: 18 October 2017

i Willems HME, et al. J Fungi (Basel). 2020;6(1):27. Published 2020 Feb 25

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iv www.cdc.gov/fungal/diseases/candidiasis/invasive/definition.html

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Scynexis Disclosure Schedules

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Scynexis Patents

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Product Trademarks

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ROFN Programs

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Research and Development Commitments

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